    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   ETOYS INC.

             (Exact Name of Registrant as Specified in Its Charter)
                         ------------------------------

              DELAWARE                                 5945                                95-4633006
   (State or Other Jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   Incorporation or Organization)           Classification Code Number)              Identification Number)

                        3100 OCEAN PARK BLVD., SUITE 300
                             SANTA MONICA, CA 90405
                                 (310) 664-8100

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                         ------------------------------

                              PETER JUZWIAK, ESQ.
                                GENERAL COUNSEL
                                   ETOYS INC.
                        3100 OCEAN PARK BLVD., SUITE 300
                             SANTA MONICA, CA 90405
                                 (310) 664-8100
 (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

                              GREGG A. NOEL, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                             LOS ANGELES, CA 90071
                                 (213) 687-5000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________
      If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO            OFFERING             AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED       PRICE PER UNIT       OFFERING PRICE      REGISTRATION FEE
6.25% Convertible Subordinated Notes due
  December 1, 2004..........................     $150,000,000          55.438%(3)           $83,157,000            $21,954
Common Stock, par value $0.0001.............       2,029,845              --(2)                --(2)                --(2)

(1) This number represents the number of shares of Common Stock that are initially issuable upon conversion of the 6.25% Convertible Subordinated Notes due December 1, 2004 (the "Notes") registered hereby. For purposes of estimating the number of shares of Common Stock to be included in the Registration Statement upon conversion of the Notes, the Company calculated the number of shares issuable upon conversion of the Notes based on a conversion rate of 13.5323 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon conversion of the Notes, as this amount may be adjusted in certain circumstances outlined in the prospectus. For more details, see "Description of the Notes" under the heading "Conversion Rights."

(2) No additional consideration will be received for the Common Stock, and, therefore, no registration fee is required pursuant to Rule 457(i).

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based on the average of the high and low prices, on February 3, 2000, for the 6.25% Convertible Subordinated Notes due December 1, 2004, as traded on the PORTAL system.
                         ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL
THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO
SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2000

PROSPECTUS

                                     [LOGO]

                                  $150,000,000

                                   ETOYS INC.

           6.25% Convertible Subordinated Notes due December 1, 2004
                               ------------------

    The Selling Securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

    You may convert the notes into shares of common stock of eToys at any time before their maturity unless we have previously redeemed or repurchased them. The notes will mature on December 1, 2004. The conversion rate is
13.5323 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $73.90 per share. On February 3, 2000, the last reported sale price for the common stock on The Nasdaq National Market was $19.125 per share. The common stock is quoted under the symbol "ETYS".

    eToys will pay interest on the notes on December 1 and June 1 of each year. The first interest payment will be made on June 1, 2000. The notes are subordinated in right of payment to all Senior Debt (as that term is defined in this prospectus) of eToys. The notes are issued only in denominations of $1,000 and integral multiples of $1,000.

    On or after December 1, 2002, eToys has the option to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this offering circular. In the event of a Change in Control, as that term is defined in this prospectus, you may require eToys to repurchase any notes held by you.

    The notes are evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described herein, beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

    Our corporate offices are located at 3100 Ocean Park Boulevard, at Suite 300, Santa Monica, CA 90405. Our telephone number at that location is
(310) 664-8100.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES.

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is           , 2000.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN THE NOTES OR SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF THE NOTES AND OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING DIFFICULT.

    We were incorporated in November 1996. We began selling products on our Web site in October 1997. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW.

    We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

- brand development, marketing and other promotional activities;

- the expansion of our inventory management and distribution operations;

- the continued development of our Web site and consumer-driven technology, transaction processing systems and our computer network;

- the expansion of our product offerings and Web site content;

- development of relationships with strategic business partners; and

- international expansion of our operations.

    As of September 30, 1999, we had an accumulated deficit of $96.6 million. We incurred net losses of $44.9 million for the quarter ended September 30, 1999 and $20.8 million for the quarter ended June 30, 1999.

    In addition, because of our acquisition of BabyCenter, we expect that our losses will increase even more significantly because of additional costs and expenses related to:

- an increase in the number of employees;

- an increase in sales and marketing activities;

- an increase in Web site development activities and associated content;

- additional facilities and infrastructure; and

- assimilation of operations and personnel.

    Also, as a result of our acquisition of BabyCenter, we have recorded a significant amount of goodwill, the amortization of which will significantly reduce our earnings and profitability for the foreseeable future. The recorded goodwill of approximately $189.0 million is being amortized over a five-year period. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to earlier write-off. In such event, our net loss in any given period could be greater than anticipated and the market price of the notes and our stock could decline.

    Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. For more details, see the sections "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and below under the heading "As a Result of This Offering, We Will Have a Significant Amount of Debt and May Have Insufficient Cash Flow to Satisfy Our Debt Service Obligations. In Addition, the Amount of Our Debt Could Impede Our Operations and Flexibility".

ANY FAILURE BY US TO SUCCESSFULLY EXPAND OUR DISTRIBUTION OPERATIONS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    Any failure by us to successfully expand our distribution operations to accommodate increases in demand and customer orders would have a material adverse effect on our business prospects, financial condition and operating results. Under such circumstances, the material adverse effects may include, among other things, an inability to increase net sales in accordance with the expectations of securities analysts and investors; increases in costs that we may incur to meet customer expectations; increases in fulfillment expenses if we are required to rely on more expensive fulfillment systems than anticipated or incur additional costs for balancing merchandise inventories among multiple distribution facilities; loss of customer loyalty and repeat business from customers if they become dissatisfied with our delivery services; and damage to our reputation and brand image arising from uncertainty with respect to our distribution operations. These risks are greatest during the fourth calendar quarter of each year, when our sales increase substantially relative to other quarters and the demand on our distribution operations increases proportionately. In addition, consistent with industry practice for online retailers, we notify our customers via our Web site that we cannot guarantee all products ordered after a specified date in December will be delivered by Christmas day, which may deter potential customers from purchasing from us following that date. Since our limited operating history makes it difficult to accurately estimate the number of orders that may be received during the fourth calendar quarter, we may experience either inadequate or excess fulfillment capacity during this quarter, either of which could have a material adverse impact on us. The occurrence of one or more of these events would be likely to cause the market price of the notes and our common stock to decline.

    We currently operate our own distribution facilities in Commerce, California and Swindon, England, and we use the services of third-party distribution facilities located in Provo, Utah and St. Cloud, Minnesota operated by Fingerhut. We intend to reduce our use of such third-party distribution facilities during the first half of 2000 and to increase our use of company-run distribution facilities as our primary means of order fulfillment. Our BabyCenter subsidiary also operates a distribution facility located in San Francisco, California. We have in the past and continue to devote substantial resources to the expansion of our distribution operations among these facilities. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations or with certain of the automation and technological features of the distribution operations at the Provo, Utah facility, which continue to be developed and refined to meet our needs. This may result in increased costs as we seek to meet customers' expectations, balance merchandise inventories among our distribution facilities and take other steps that may be necessary to meet the demands placed on our distribution operations, particularly during the fourth calendar quarter of the year. In addition, the distribution facilities operated by Fingerhut also rely on the service of unionized employees, exposing us to risks related to labor strikes or similar activities. We have also leased a distribution facility located in Virginia, which we are devoting substantial resources in order to begin operations at that facility in 2000. Despite the fact that we devote substantial resources to the expansion and refinement of our distribution operations, there can be no assurance that our existing or future distribution operations will be sufficient to accommodate increases in demand and customer orders.

IF WE EXPERIENCE PROBLEMS IN OUR DISTRIBUTION OPERATIONS, WE COULD LOSE
CUSTOMERS.

    We rely upon third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely and accurate manner would damage our reputation and brand. We also depend upon temporary employees to adequately staff our distribution facilities, particularly during the holiday shopping season. If we do not have sufficient sources of temporary employees, we could lose customers.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF THE NOTES AND OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

    Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of the notes and our common stock may decline significantly.

    Factors that may harm our business or cause our operating results to fluctuate include the following:

- our inability to obtain new customers at reasonable cost, retain existing customers, or encourage repeat purchases;

- decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

- the mix of children's products, including toys, video games, books, software, videos, music and baby-oriented products sold by us;

- seasonality;

- our inability to manage inventory levels or control inventory shrinkage;

- our inability to manage our distribution operations;

- our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customers' orders and payments or our computer network;

- the ability of our competitors to offer new or enhanced Web sites, services or products;

- price competition;

- an increase in the level of our product returns;

- fluctuations in the demand for children's and baby products associated with movies, television and other entertainment events;

- our inability to obtain popular children's products, including toys, video games, books, software, videos, music and baby-oriented products from our vendors;

- fluctuations in the amount of consumer spending on children's products, including toys, video games, books, software, videos, music and baby-oriented products;

- the termination of existing or failure to develop new marketing relationships with key business partners;

- the extent to which we are not able to participate in cooperative advertising campaigns with major brand names as we have done in the past;

- increases in the cost of online or offline advertising;

- the amount and timing of operating costs and capital expenditures relating to expansion of our operations, including international expansion;

- unexpected increases in shipping costs or delivery times, particularly during the holiday season;

- technical difficulties, system downtime or Internet brownouts;

- government regulations related to use of the Internet for commerce or for sales and distribution of children's products, including toys, video games, books, software, videos, music and baby-oriented products; and

- economic conditions specific to the Internet, online commerce and the children's and baby products industries.

    A number of factors will cause our gross margins to fluctuate in future periods, including the mix of children's products, including toys, video games, books, software, videos, music and baby-oriented products sold by us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods. For more details, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Quarterly Results of Operations".

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES, OUR QUARTERLY RESULTS WILL FLUCTUATE AND OUR ANNUAL RESULTS COULD BE BELOW EXPECTATIONS.

    We have historically experienced and expect to continue to experience seasonal fluctuations in our net sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our net sales have been realized during the fourth calendar quarter and we expect this trend to continue in the future.

    In anticipation of increased sales activity during the fourth calendar quarter, we hire a significant number of temporary employees to bolster our permanent staff and we significantly increase our inventory levels. For this reason, if our net sales were below seasonal expectations during this quarter, our annual operating results could be below the expectations of securities analysts and investors.

    Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales and the impact of such seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period. For more details, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE FACE SIGNIFICANT INVENTORY RISK BECAUSE CONSUMER DEMAND CAN CHANGE FOR PRODUCTS BETWEEN THE TIME THAT WE ORDER PRODUCTS AND THE TIME THAT WE RECEIVE THEM.

    We carry a significant level of inventory. As a result, the rapidly changing trends in consumer tastes in the market for children's products, including toys, video games, books, software, videos, music and baby-oriented products, subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular toys and other products in advance of such fourth calendar quarter would harm our operating results for the entire fiscal year.

    In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks. For more details, see the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

BECAUSE WE DO NOT HAVE LONG-TERM OR EXCLUSIVE VENDOR CONTRACTS, WE MAY NOT BE ABLE TO GET SUFFICIENT QUANTITIES OF POPULAR CHILDREN'S PRODUCTS IN A TIMELY MANNER. AS A RESULT, WE COULD LOSE CUSTOMERS.

    If we are not able to offer our customers sufficient quantities of toys or other products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we do not have long-term or exclusive arrangements with any vendor or distributor that guarantee the availability of toys or other children's products for resale. Therefore, we do not have a predictable or guaranteed supply of toys or other products.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, OUR RESULTS OF OPERATIONS WILL BE IMPAIRED.

    Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In addition, with the acquisition of BabyCenter, we added over 160 new employees, including managerial, technical and operations personnel, and have been required to assimilate substantially all of BabyCenter's operations into our operations. Further, during 1999, we continued to expand our distribution operations, which now include our own distribution facilities in Commerce, California, San Francisco, California and Swindon, England, as well as the use of services of third-party distribution facilities located in Provo, Utah and St. Cloud, Minnesota operated by Fingerhut. During 2000 we intend to increase the use of our company-run distribution facilities and to decrease our reliance on third-party distribution facilities. Beginning in the fourth calendar quarter of 2000, we will also operate a distribution facility located in Virginia. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations or with certain of the automation and technological features of the distribution operations at the Provo, Utah facility. The integration of information systems operated by us and Fingerhut may negatively affect our ability to obtain financial information and other data on a timely and reliable basis.

    In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. If we continue to experience a significant increase in the number of our personnel and expansion of our distribution operations, our existing management team may not be able to effectively train, supervise and manage all of our personnel or effectively oversee all of our distribution operations. In addition, our existing information systems may not be able to handle adequately the increased volume of information and transactions that would result from increased growth. Our failure to successfully implement, improve and integrate these systems and procedures would cause our results of operations to be below expectations.

RISK OF INTERNATIONAL EXPANSION

    In October 1999, we launched eToys.co.uk, which serves customers in the United Kingdom, and in November 1999, we began serving all provinces of Canada through our eToys.com store. We plan to continue to expand our presence in foreign markets. We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized Web sites and stores and other systems. We may not succeed in our efforts in these countries. If net sales from international activities do not offset the expense of establishing and maintaining foreign operations, our business prospects, financial condition and operating results will suffer.

    As the international online commerce market continues to grow, competition in this market will likely intensify. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

    The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the children's products industries, including toy, video game, books, software, video, music and baby-oriented products, are intensely competitive.

    We currently or potentially compete with a variety of other companies, including:

- other online companies that include toys and children's and baby products as part of their product offerings, such as Amazon.com, Barnesandnoble.com, CDnow, Beyond.com, Reel.com, iBaby, BabyCatalog.com, iVillage and Women.com;

- traditional store-based toy and children's and baby products retailers such as Toys R Us, FAO Schwarz, Zany Brainy, Noodle Kidoodle, babyGap, GapKids, Gymboree, KB Toys, The Right Start and Babies R Us;

- major discount retailers such as Wal-Mart, Kmart and Target;

- online efforts of these traditional retailers, including the online stores operated by Toys R Us, Wal-Mart, FAO Schwarz, babyGap, GapKids, KB Toys (i.e., KB Kids) and Gymboree;

- physical and online stores of entertainment entities that sell and license children and baby products, such as The Walt Disney Company and Warner Bros.;

- catalog retailers of children's and baby products as well as products for toddlers and expectant mothers;

- vendors or manufacturers of children's and baby products that currently sell some of their products directly online, such as Mattel and Hasbro;

- Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, Excite and Lycos; and

- various smaller online retailers of children's and baby products, such as BrainPlay.com, Red Rocket and ToySmart.com.

    Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or suppliers of children's products, including toys, video games, books, software, video, music and baby-oriented products as the use of the Internet and other online services increases.

    Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. For more details, see the section "Business" under the heading "Competition".

IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD FAIL TO ATTRACT NEW CUSTOMERS.

    Any new department or product category that is launched or acquired by us, such as BabyCenter, which is not favorably received by consumers could damage our brand or reputation. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. The expansion of our business to include BabyCenter or any other new department or product category will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of other new or complementary businesses, products or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments.

IF WE DO NOT SUCCESSFULLY EXPAND OUR WEB SITE AND THE SYSTEMS THAT PROCESS CUSTOMERS' ORDERS, WE COULD LOSE CUSTOMERS AND OUR NET SALES COULD BE REDUCED.

    If we fail to rapidly upgrade our Web site in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully distribute customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our Web site or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS. THE OCCURRENCE OF A NATURAL DISASTER OR OTHER UNEXPECTED PROBLEM COULD DAMAGE OUR REPUTATION AND BRAND AND REDUCE OUR NET SALES.

    We are vulnerable to natural disasters and other unanticipated problems that are beyond our control. Our office facilities in Southern California, Northern California and London, England, house substantially all of our product development and information systems. Our third-party Web site hosting facilities located in Sunnyvale, California and Herndon, Virginia, house substantially all of our computer and communications hardware systems. Our distribution facilities located in California, Virginia, Utah, Minnesota and England house substantially all of our product inventory. A natural disaster, such as an earthquake, or harsh weather or other comparable problems that are beyond our control could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders. Any such interruptions or delays at these facilities would reduce our net sales. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facilities to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

OUR NET SALES COULD DECREASE IF OUR ONLINE SECURITY MEASURES FAIL.

    Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

    Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.

    A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed technology to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

WE FACE THE RISK OF INVENTORY SHRINKAGE.

    If the security measures we use at our distribution facilities do not reduce or prevent inventory shrinkage, our gross profit margin may decrease. We have undertaken a number of measures designed to address inventory shrinkage, including the installation of enhanced security measures at our distribution facilities. These measures may not successfully reduce or prevent inventory shrinkage in future periods. Our failure to successfully improve the security measures we use at our distribution facilities may cause our gross profit margins and results of operations to be significantly below expectations in future periods.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

    If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete.

    To develop our Web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web site, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.

    Other parties may assert infringement or unfair competition claims against us. In the past, a toy distributor using a name similar to ours sent us notice of a claim of infringement of proprietary rights, which claim was subsequently withdrawn. We have also received a claim from the holders of a home shopping video catalog patent and a remote query communication system patent that our Internet marketing program and Web site operations, respectively, infringe such patents. In addition, we have filed a lawsuit against the holders of the "etoy.com" domain name (that is, "etoy" in the singular as opposed to "etoys" in the plural), asserting claims of trademark infringement and dilution and unfair competition, and the holders of such domain name have filed a cross-complaint against us, seeking declaratory relief regarding the superiority of their mark, an injunction against our use of the "eToys" name in specified jurisdictions and a cancellation of our "eToys" registered trademark. If etoy were successful in enjoining our use of the "eToys" name, our business and future prospects would be materially and adversely affected. We expect to receive other notices from other third parties in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

    The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently hold registered trademarks for "eToys" and "BabyCenter". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND RESULT IN A REDUCTION IN NET SALES.

    The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly Edward C. Lenk, our President, Chief Executive Officer and Uncle of the Board. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. The majority of our senior management joined us in the last twelve months, including our Chief Financial Officer, Chief Information Officer, Senior Vice President of Operations and Senior Vice President of Marketing. Our future success depends on these officers effectively working together with our original management team. Our success will also depend on a successful integration of BabyCenter's management with our senior management team. None of our officers or key employees is bound by an employment agreement for any specific term other than the Chief Executive Officer and President of BabyCenter. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.

    Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. Such consequences would include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We have assessed the year 2000 readiness of the software, computer technology and other services that we use which may not be year 2000 compliant. We have not developed a contingency plan to address situations that may result if we or our vendors are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material. Our material systems did not experience disruption or failure upon the date change to January 1, 2000.

    We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us. For more information regarding our year 2000 readiness, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations".

THERE ARE RISKS ASSOCIATED WITH THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS. AS A RESULT, WE MAY NOT ACHIEVE THE EXPECTED BENEFITS OF THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS.

    We may not realize the anticipated benefits from the BabyCenter merger. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. The merger may further strain our existing financial and managerial controls and reporting systems and procedures. In addition, key BabyCenter personnel may decide not to work for us. These difficulties could disrupt our ongoing business, distract management and employees or increase our expenses. Further, the physical expansion in facilities that has occurred as a result of this merger may result in disruptions that seriously impair our business. In particular, we now have operations in multiple facilities in geographically distant areas. We are not experienced in managing facilities or operations in geographically distant areas.

    If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we buy another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the BabyCenter merger. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which would be dilutive to us or our existing securityholders and could affect the price of the notes and our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SECURITYHOLDERS.

    Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our securityholders.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

- the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

- upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

    A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our Amended and Restated Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our Amended and Restated Certificate of Incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Commencing at our first annual meeting of stockholders following the date on which we have at least 800 stockholders, which is expected to be our annual meeting held in 2000, our Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

                         RISKS RELATED TO OUR INDUSTRY

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

    We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our Web site. We currently hold various relevant domain names, including the "eToys.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

    The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material, and the Federal Trade Commission recently published the new Children's Online Privacy Protection Rule to become effective April 21, 2000. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

    The FTC has promulgated a variety of laws related to consumer protection, a number of which apply to our business and operations. In January 2000 we received two request letters from the FTC. The first letter relates to an FTC study of the marketing of video games and software to children, particularly those that have a rating of "mature" or higher under the Entertainment Software Rating Board interactive rating system. The second letter relates to an FTC inquiry to determine compliance with the FTC's Mail or Telephone Order Merchandise Rule, which regulates the timeliness of the shipment of orders placed by customers. We are in the process of replying to the FTC's requests and inquiries. Any failure by us to comply with the rules and regulations promulgated by the FTC or other governmental authorities could result in action being taken against us that could have a material adverse effect on our business and results of operations.

    In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we fulfill customers' orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws. We may also need to modify our software to further protect our customers' personal information.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

    As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In particular, our BabyCenter Web site offers a variety of content for new and expectant parents, including content relating to pregnancy, fertility and infertility, nutrition, child rearing and related subjects. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we carry general liability insurance to cover claims of these types, there can be no assurance that such insurance will be adequate to indemnify us for all liability that may be imposed on us.

OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES AND OTHER TAXES.

    If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside California could subject our shipments in such states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

                      RISKS RELATED TO SECURITIES MARKETS

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

    We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock or the notes and our stockholders will experience additional dilution. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. Although we believe that the net proceeds of this offering, together with current cash, cash equivalents and cash that may be generated from operations, will be sufficient to meet our anticipated cash needs through December 31, 2000, there can be no assurance to that effect.

THE MARKET PRICES OF THE NOTES AND OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SECURITYHOLDERS.

    The market prices for the notes and our common stock are likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

- actual or anticipated variations in our quarterly operating results;

- announcements of technological innovations, increased cost of operations or new products or services by us or our competitors;

- changes in financial estimates by securities analysts;

- conditions or trends in the Internet and/or online commerce industries;

- changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

- additions or departures of key personnel;

- release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

- potential litigation.

    In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the prices of the notes and our common stock to fall.

                       RISKS RELATED TO THE NOTE OFFERING

AS A RESULT OF THE NOTE OFFERING, WE HAVE A SIGNIFICANT AMOUNT OF DEBT AND MAY HAVE INSUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS. IN ADDITION, THE AMOUNT OF OUR DEBT COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

    As a result of the note offering, we have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, including from cash and cash equivalents on hand, we will be in default under the terms of the indenture which could, in turn, cause defaults under our other existing and future debt obligations. For more details regarding our ability to make payments on the notes, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Liquidity and Capital Resources."

    Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

- limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

- limiting our flexibility in planning for, or reacting to, changes in our business;

- placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

- making us more vulnerable to a downturn in our business or the economy generally;

- requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures; and

- requiring us to maintain specific financial ratios and comply with other restrictive covenants in our existing and future agreements governing our debt obligations.

    To be able to meet our debt service requirements we must successfully implement our business strategy. We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

    If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain such financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our debt under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including without limitation, the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations, including our obligations under the notes.

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON THE OCCURRENCE OF A CHANGE OF CONTROL.

    Upon the occurrence of a change of control of eToys, we are required to offer to repurchase all outstanding notes. Although the indenture allows us, subject to satisfaction of certain conditions, to repurchase the notes using shares of our common stock, if a change of control were to occur, our ability to repurchase the notes with cash will depend on the availability of sufficient funds and compliance with the terms of any debt ranking senior to the notes. Our failure to repurchase tendered notes upon a change of control would constitute an event of default under the indenture, which could result in the acceleration of the maturity of the notes and all of our other outstanding debt. These repurchase requirements may also delay or make it harder for others to obtain control of us.

CLAIMS BY HOLDERS OF THE NOTES WILL BE SUBORDINATED TO CLAIMS BY HOLDERS OF OUR SENIOR DEBT.

    The notes rank behind all of our existing and future senior debt and effectively behind all existing and future liabilities (including trade payables) of our subsidiaries. As a result, if we declare bankruptcy, liquidate, reorganize, dissolve or otherwise wind up our affairs or are subjected to similar proceedings, we must repay all senior debt before we will be able to make any payments on the notes. Likewise, upon a default in payment with respect to any of our debt or an event of default with respect to this debt resulting in its acceleration, our assets will be available to pay the amounts due on the notes only after all senior debt has been paid in full. In addition, we are currently reorganizing certain of our operations functions by relocating all of our inventory purchasing, distribution fulfillment functions, customer service functions and other related activities into our distribution subsidiary, eToys Distribution, LLC. The effect of this will be to increase the amount of our subsidiary liabilities, especially during the third and fourth calendar quarters. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture does not prohibit us or our subsidiaries from incurring additional senior debt, other debt or other liabilities. Our ability to pay our obligations on the notes could be adversely affected if we or our subsidiaries incur more debt.

    As of September 30, 1999, we had outstanding $9.5 million of senior debt and $9.8 million of subsidiary liabilities to which the notes are subordinated. Both we and our subsidiaries expect that from time to time we will incur additional debt to which the notes will be subordinated.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    There is no public market for the notes. The initial purchasers made a market in the notes, but it may cease its market-making at any time.

    We do not intend to apply for a listing of any of the notes on any securities exchange. We do not know if an active public market will develop for the notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

    In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry. As a result, you cannot be sure that an active trading market will develop for these notes.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE AND THE PRICE OF THE NOTES TO FALL.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market prices of the notes and our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of September 30, 1999, we had outstanding 119,643,088 shares of common stock and 20,099,513 options to acquire common stock, of which 1,210,894 options were vested and exercisable. Of the shares that are currently outstanding, 14,476,743 are freely tradeable in the public market, 103,166,347 are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act, and 1,999,998 are tradeable in the public market beginning on May 19, 2000 subject to the restrictions, if any, applicable under Rule 144 of the Securities Act. All shares acquired upon exercise of options will be freely tradeable in the public market.

    In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for eToys was 1,196,431 shares as of September 30, 1999) or
(b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale (which for eToys was 16,662,325 shares assuming a sale date of December 1, 1999). Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Although the holders of a substantial amount of our common stock are subject to selling restrictions contained in Rule 144, sales by such stockholders of a substantial amount of our common stock could adversely affect the market price of the notes and our common stock.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS DISCLOSED IN THIS PROSPECTUS, INCLUDING THOSE BEGINNING ON PAGE 2, IN EVALUATING AN INVESTMENT IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES. THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS, INCLUDING ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL ITEMS, ANY STATEMENTS OF THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS OR SERVICES, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, AND ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECTS", "PLANS", "ANTICIPATES", "ESTIMATES", "POTENTIAL", OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH ETOYS BELIEVES THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS OR ANY OF THE FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR ASSUMED IN THE FORWARD-LOOKING STATEMENTS. ETOYS' FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO THE RISK FACTORS SET FORTH BELOW AND FOR THE REASONS DESCRIBED ELSEWHERE IN THIS PROSPECTUS. ALL FORWARD-LOOKING STATEMENTS AND REASONS WHY RESULTS MAY DIFFER INCLUDED IN THIS PROSPECTUS ARE MADE AS OF THE DATE HEREOF, AND ETOYS ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENT OR REASON WHY ACTUAL RESULTS MIGHT DIFFER.

                                USE OF PROCEEDS

    The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                          PRICE RANGE OF COMMON STOCK

    Our common stock trades on The Nasdaq National Market under the symbol "ETYS". The following table sets forth high and low bid information for our common stock for the periods indicated, as reported by The Nasdaq National Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year ended March 31, 2000
  First Quarter (from May 20(1))............................   $77.00     $37.50
  Second Quarter............................................   $66.50     $30.00
  Third Quarter.............................................   $84.50     $25.56
  Fourth Quarter (through February 4, 2000).................   $25.63     $14.50

------------------------

(1) The date of our initial public offering of our common stock.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

     You should read the selected financial and operating data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes included elsewhere in this prospectus. You should review Note 1 to the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the determination of the number of shares and share equivalents used in computing the pro forma per share amounts set forth below. The pro forma share amounts reflect the conversion of preferred stock into common stock in May 1999 upon consummation of our initial public offering of common stock.

     The statement of operations data set forth below for the fiscal years ended March 31, 1998 and 1999, and the selected balance sheet data as of March 31, 1998 and 1999 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The statement of operations data for the six months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are unaudited and include normal recurring adjustments necessary to present fairly our consolidated results of operations and financial position for the respective periods. The consolidated results of operations for the six months ended September 30, 1998 and 1999 are not necessarily indicative of results that may occur for a full fiscal year.

                                                         FISCAL YEAR ENDED         SIX MONTHS ENDED
                                                             MARCH 31,               SEPTEMBER 30,
                                                      -----------------------   -----------------------
                                                         1998         1999         1998         1999
                                                      ----------   ----------   ----------   ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................  $      687   $   29,959   $      989   $   21,281
Cost of sales.......................................         568       24,246          807       17,209
                                                      ----------   ----------   ----------   ----------
Gross profit........................................         119        5,713          182        4,072
Operating expenses:
  Marketing and sales...............................       1,290       20,719        3,742       31,585
  Product development...............................         421        3,608        1,101       17,023
  General and administrative........................         676        4,352          893        7,254
  Goodwill amortization.............................          --          319          159        9,626
  Deferred compensation amortization................           2        5,814          113        7,096
                                                      ----------   ----------   ----------   ----------
        Total operating expenses....................       2,389       34,812        6,008       72,584
                                                      ----------   ----------   ----------   ----------
Operating loss......................................      (2,270)     (29,099)      (5,826)     (68,512)
Interest income, net................................           3          542          272        2,786
                                                      ----------   ----------   ----------   ----------
Loss before taxes...................................      (2,267)     (28,557)      (5,554)     (65,726)
Provision for taxes.................................          (1)          (1)          --           (1)
                                                      ----------   ----------   ----------   ----------
Net loss............................................  $   (2,268)  $  (28,558)  $   (5,554)  $  (65,727)
                                                      ==========   ==========   ==========   ==========
Basic net loss per share............................  $    (0.09)  $    (0.85)  $    (0.17)  $    (0.71)
                                                      ==========   ==========   ==========   ==========
Pro forma for conversion of preferred stock basic
  net loss per share................................  $    (0.08)  $    (0.35)  $    (0.07)  $    (0.60)
                                                      ==========   ==========   ==========   ==========
Shares used to compute basic net loss per share.....      25,130       33,428       32,866       92,960
                                                      ==========   ==========   ==========   ==========
Shares used to compute pro forma for conversion of
  preferred stock basic net loss per share..........      30,233       81,923       74,645      108,784
                                                      ==========   ==========   ==========   ==========

                                                                   MARCH 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,552    $ 20,173     $140,601
Working capital.............................................    1,456      21,821      134,312
Total assets................................................    2,927      30,666      414,177
Total debt..................................................       --         707        9,454
Total stockholders' equity (deficit)........................   (1,345)    (24,098)     331,454

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    EXCEPT FOR HISTORICAL INFORMATION, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS REFER TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS", "ANTICIPATES", "INTENDS", "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DISCUSSED IN THE SECTION "RISK FACTORS" IN THIS PROSPECTUS.

OVERVIEW

    We are a leading Web-based retailer focused exclusively on children's products, including toys, video games, books, software, videos, music and baby-oriented products. Through our wholly-owned subsidiary, BabyCenter, we offer Webby-award winning content and community for new and expectant parents and an online store with an extensive selection of baby-oriented products and supplies. We currently offer an extensive selection of competitively priced children's products consisting of over 100,000 SKUs.

    We were incorporated in November 1996 and began offering products for sale on our Web site and entered into a marketing agreement with AOL on October 1, 1997. For the period from inception through October 1, 1997, we had no sales and our operating activities related primarily to the development of the necessary computer infrastructure and initial planning and development of our Web site and operations. Since launching our online store, we have continued these operating activities and have also focused on building sales momentum, expanding our product offerings, establishing vendor relationships, promoting our brand name and establishing distribution and customer service operations. Our cost of sales and operating expenses have increased significantly since inception. This trend reflects the costs associated with our formation as well as increased efforts to promote our brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure and develop our Web site and associated systems that we use to process customers' orders and payments.

    We have grown rapidly since launching our online store in October 1997. During the fall of 1998, we launched our redesigned Web site and added video game, software, video and music departments to our online store. In June 1999, we began selling baby-oriented products through our baby department and in July 1999 we launched our children's book department which offers more than 80,000 children's book titles. In addition, we have added numerous specialty boutiques designed to appeal to specific consumer interests, such as hobbies, dolls and trains. We have also added a series of seasonal boutiques to enable consumers to easily locate seasonal specific items, such as Halloween costumes and school supplies.

    On July 1, 1999, we completed the acquisition of BabyCenter. BabyCenter is a Web-based business that offers a wide variety of content, community and products focused on and serving expectant mothers and new parents. Visitors to the BabyCenter Web site can read health articles and parenting news, interact online with other families and purchase a wide selection of baby-oriented products and supplies. BabyCenter derives its net sales principally from product sales and sales of advertisement space as well as sponsorships with various companies. In connection with the acquisition of BabyCenter, we recorded goodwill of approximately $189.0 million, which is being amortized over a five-year period. In January 2000, we completed the sale of substantially all of the assets and related liabilities of BabyCenter's Consumer Health Interactive division for approximately $20 million in a combination of cash and registrable securities. CHI is a resource for health plans looking to use the Internet to attract and retain members.

    In October 1999, we launched eToys.co.uk, which incorporates our technology and online store design and offers consumers in the United Kingdom over 5,000 SKUs of children's toys, software, videos and video games. In addition, in November 1999, we began offering services to all provinces of Canada through our eToys.com store.

    The markets in which we compete are highly seasonal. A disproportionate amount of our net sales have been realized during the fourth calendar quarter and we expect this trend to continue in future periods. In addition, since a disproportionate amount of our net sales are realized during the fourth calendar quarter, we significantly increase our purchases of inventory during the third and fourth calendar quarters. Accordingly, our accounts payable are at their highest levels during the fourth calendar quarter. Our gross margin will fluctuate in future periods based on factors such as product mix, inventory management, inbound and outbound shipping costs, the level of product returns, and the level of discount pricing and promotional coupon usage.

    Since inception, we have incurred significant losses and, as of September 30, 1999, had an accumulated deficit of $96.6 million. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to brand development, marketing and other promotional activities; the expansion of our inventory management and distribution operations; the continued development of our Web site, systems that we use to process customers' orders and payments and our computer network; the expansion of our product offerings and Web site content; and development of relationships with strategic business partners.

    We have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, we must, among other things, maintain and expand our customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to process customers' orders and payments, improve our Web site, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure you that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

    In connection with our initial public offering, options granted in the fiscal years ended March 31, 1997, 1998 and 1999 have been considered to be compensatory. Deferred compensation associated with such options for the fiscal year ended March 31, 1999 amounted to $44.7 million. Of this amount, $5.8 million was charged to operations for the fiscal year ended March 31, 1999 and $38.9 million will be amortized over the vesting periods of the applicable options through the fiscal year ending March 31, 2003. In April and May 1999, we granted options to purchase an aggregate of 2,122,302 shares of our common stock at an exercise price of $11.00 per share. We granted most of these options to 67 new employees. The options granted in May 1999 have been considered to be compensatory. Deferred compensation associated with such options is $13.8 million. This amount will be amortized to expense on a straight-line basis over the four-year vesting periods of the applicable options through the fiscal year ending March 31, 2004.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data as a percentage of net sales for the periods indicated:

                                                                  FISCAL YEAR           SIX MONTHS
                                                                     ENDED                 ENDED
                                                                   MARCH 31,           SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1998       1999       1998       1999
                                                              --------   --------   --------   --------
Net sales...................................................     100%       100%       100%       100%
Cost of sales...............................................      83         81         82         81
                                                               -----      -----      -----      -----
Gross profit................................................      17         19         18         19

Operating expenses:
  Marketing and sales.......................................     188         69        378        148
  Product development.......................................      61         12        111         80
  General and administrative................................      99         15         90         34
  Goodwill amortization.....................................      --          1         16         45
  Deferred compensation amortization........................      --         19         12         34
                                                               -----      -----      -----      -----
      Total operating expenses..............................     348        116        607        341
                                                               -----      -----      -----      -----
Operating loss..............................................    (330)       (97)      (589)      (322)
Interest income, net........................................      --          2         27         13
Provision for taxes.........................................      --         --         --         --
                                                               -----      -----      -----      -----
Net loss....................................................    (330)%      (95)%     (562)%     (309)%
                                                               =====      =====      =====      =====

SIX MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

NET SALES

    Net sales consist of product sales to customers and charges to customers for outbound shipping and handling and gift wrapping and are net of product returns, promotional discounts and coupons. Net sales increased to $21.3 million for the six months ended September 30, 1999 from $1.0 million for the six months ended September 30, 1998, reflecting a significant increase in units sold due to the growth of our customer base, repeat purchases from our existing customers, and the addition of BabyCenter's operations and growing customer base. Cumulative customer accounts increased during the period to 611,000 at September 30, 1999, an increase of 1,697% over September 30, 1998.

GROSS PROFIT

    Gross profit is net sales less the cost of sales, which consists of the cost of products sold to customers, outbound and inbound shipping and handling costs, and gift wrapping costs. Gross profit increased in absolute dollars to $4.1 million for the six months ended September 30, 1999 versus $0.2 million for the six months ended September 30, 1998, reflecting our increased sales volume. Additionally, our gross profit increased as a percentage of net sales by approximately 1% for the six months ended September 30, 1999 as compared to the six months ended September 30, 1998. The increase of gross profit as a percentage of sales is primarily attributable to better purchasing efficiencies, partially offset by a shift in product mix towards lower margin video game products. We believe that providing our customers with superior customer service is an essential component of our business strategy. Accordingly, we may incur additional costs in order to meet customer expectations, which would impact gross profit. Over time, we intend to expand our operations by adding new product categories and by expanding the breadth and depth of our product or service offerings. Our gross margins attributable to new business areas may be lower than those associated with our existing business activities.

MARKETING AND SALES

    Marketing and sales expenses consist primarily of advertising and promotional expenditures, distribution facility expenses, including equipment and supplies, and payroll and related expenses for personnel engaged in marketing, customer service and distribution activities. Marketing and sales expenses increased to $31.6 million for the six months ended September 30, 1999 from $3.7 million for the six months ended September 30, 1998. This
$27.9 million increase was primarily attributable to increases in our advertising and promotional expenditures in anticipation of the upcoming peak holiday shopping season, increased payroll and related costs for fulfilling the higher level of customer demand, and additional costs incurred in the expansion of our distribution facilities. Marketing and sales expenses as a percentage of net sales decreased to 148% for the six months ended September 30, 1999 from 378% for the six months ended September 30, 1998. Such expenses decreased significantly as a percentage of net sales during the six months ended September 30, 1999 due to the significant increase in net sales during such period. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, expect marketing and sales expenses to increase significantly in absolute dollars in future periods. In addition, we expect marketing and sales expenses to increase in absolute dollars as we expand and refine our distribution facilities and operations to accommodate increases in our sales volume and we may incur additional costs in order to meet customer expectations.

PRODUCT DEVELOPMENT

    Product development expenses consist primarily of payroll and related expenses for merchandising, Web site development and information technology personnel, Internet access and hosting charges and Web content and design expenses. Product development expenses increased to $17.0 million for the six months ended September 30, 1999 from $1.1 million for the six months ended September 30, 1998. This $15.9 million increase was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of our Web site and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure. Product development expenses as a percentage of net sales decreased to 80% for the six months ended September 30, 1999 from 111% for the six months ended September 30, 1998. Such expenses decreased significantly as a percentage of net sales during the six months ended September 30, 1999 due to the significant increase in net sales during such period. We believe that continued investment in product development is critical to attaining our strategic objectives. In addition to ongoing investments in our online stores and infrastructure, we intend to increase investments in product, service and international expansion. As a result, we expect product development expenses to increase significantly in absolute dollars.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. General and administrative expenses increased to $7.3 million for the six months ended September 30, 1999 from $0.9 million for the six months ended September 30, 1998. This $6.4 million increase was primarily due to increased headcount and associated costs, legal and professional fees, facilities and other related costs. General and administrative expenses as a percentage of net sales decreased to 34% for the six months ended September 30, 1999 from 90% for the six months ended September 30, 1998. Such expenses decreased significantly as a percentage of net sales during the six months ended September 30, 1999 due to the significant increase in net sales during such period. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the growth of our business and international expansion.

GOODWILL AND INTANGIBLE ASSETS

    Goodwill represents the excess of the purchase price over the fair value of the net tangible assets acquired in a business combination. As a result of the acquisition of BabyCenter on July 1, 1999, we recorded goodwill of approximately $189.0 million, which is to be amortized over five years. As such, goodwill amortization for the six months ended September 30, 1999 of $9.6 million, reflects a full quarter of goodwill amortization from the BabyCenter purchase, in addition to amortization of goodwill recorded from a previous acquisition. To the extent the amount of this recorded goodwill is increased or we do not generate additional sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired or be subject to earlier write-off. In such event, our net loss in any given period could be greater than anticipated and the market price of our stock could decline.

DEFERRED COMPENSATION

    In the six months ended September 30, 1999, we recorded total deferred stock compensation of $13.8 million in connection with stock options granted during the period. Deferred stock compensation is amortized to expense over the vesting periods of the applicable options, resulting in $7.1 million for the six months ended September 30, 1999. We expect to record $7.0 million of amortization over the remaining six months ended March 31, 2000. These amounts represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants.

    Amortization of deferred compensation for each of the next four fiscal years is expected to be as follows:

                                                               AMOUNTS
                                                                 IN
YEAR ENDED                                                    THOUSANDS
----------                                                    ---------
March 31, 2001..............................................   $13,974
March 31, 2002..............................................    13,970
March 31, 2003..............................................     9,791
March 31, 2004..............................................       276

INTEREST INCOME AND EXPENSE

    Interest income consists of earnings on our cash and cash equivalents. Interest income increased to $3.0 million for the six months ended
September 30, 1999 from $0.3 million for the six months ended September 30, 1998. This $2.7 million increase was due to higher cash balances resulting from the proceeds of our initial public offering of our common stock. Interest expense consists primarily of interest on asset acquisitions financed through notes payable and capital leases. Interest expense increased to $0.2 million for the six months ended September 30, 1999 from $44,000 for the six months ended September 30, 1998. This increase was due to additional asset acquisitions financed through notes payable and capital lease obligations.

INCOME TAXES

    We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. Utilization of our operating loss carryforwards, which begin to expire in 2012, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. Changes in the ownership of our common stock, as defined in the Internal Revenue Code of 1986, as amended, may restrict the utilization of such carryforwards. See Note 3 of Notes to Consolidated Financial Statements.

FISCAL YEARS ENDED MARCH 31, 1998 AND 1999

    We commenced offering products for sale on our Web site on October 1, 1997, and, accordingly, the fiscal year ended March 31, 1998 only includes a period of six months during which we were generating net sales and incurring expenses. Consequently, our net sales and expenses for the fiscal year ended March 31, 1999 have increased due to a full year of net sales generated and expenses incurred during such period as compared to six months of net sales and expenses incurred during the fiscal year ended March 31, 1998.

NET SALES

    Net sales increased to $30.0 million for the fiscal year ended March 31, 1999 from $0.7 million for the fiscal year ended March 31, 1998 as a result of the significant growth of our customer base and an increase in repeat purchases from our existing customers, reflecting the relaunch of our Web site and the addition of new departments to our online store during the fall of 1998.

GROSS PROFIT

    Gross profit increased to $5.7 million for the fiscal year ended March 31, 1999 versus $0.1 million for the fiscal year ended March 31, 1998. Our gross profit increased to 19% of net sales for the fiscal year ended March 31, 1999 from 17% of net sales for the fiscal year ended March 31, 1998. This increase was primarily due to greater sales of higher margin products as a percentage of our overall net sales and improved purchasing.

MARKETING AND SALES

    Marketing and sales expenses increased to $20.7 million for the fiscal year ended March 31, 1999 from $1.3 million for the fiscal year ended March 31, 1998. This $19.4 million increase was primarily attributable to the expansion of our online and offline advertising, including a comprehensive print and television advertising campaign, as well as increased personnel and related expenses required to implement our marketing strategy. In addition, due to a significant increase in our sales volume, we experienced higher distribution and customer service expenses, including an increased level of temporary staffing during the holiday season. Marketing and sales expenses as a percentage of net sales decreased to 69% for the fiscal year ended March 31, 1999 from 188% for the fiscal year ended March 31, 1998. Such expenses decreased significantly as a percentage of net sales during the fiscal year ended March 31, 1999 due to the significant increase in net sales during such period.

PRODUCT DEVELOPMENT

    Product development expenses increased to $3.6 million for the fiscal year ended March 31, 1999 from $0.4 million for the fiscal year ended March 31, 1998. This $3.2 million increase was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of our online store and increasing the capacity of our systems that we use to process customers' orders and payments. Product development expenses as a percentage of net sales decreased to 12% for the fiscal year ended March 31, 1999 from 61% for the fiscal year ended March 31, 1998. Such expenses decreased significantly as a percentage of net sales during the fiscal year ended
March 31, 1999 due to the significant increase in net sales during such period.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased to $4.4 million for the fiscal year ended March 31, 1999 from $0.7 million for the fiscal year ended March 31, 1998. This $3.7 million increase was primarily attributable to increased headcount and related expenses associated with the hiring of additional personnel, and increased professional services expenses. General and administrative expenses as a percentage of net sales decreased to 15% for the fiscal year ended March 31, 1999 from 99% for the fiscal year ended March 31, 1998. Such expenses decreased significantly as a percentage of net sales during the fiscal year ended March 31, 1999 due to the significant increase in net sales during such period.

GOODWILL AND INTANGIBLE ASSETS

    As of March 31, 1998 and 1999, goodwill resulting from an acquisition was $956,000 and is being amortized on a straight-line basis over three years. The acquisition was completed in March 1998 and therefore goodwill amortization for the fiscal year ended March 31, 1999 reflects a full year of goodwill amortization.

DEFERRED COMPENSATION

    In the fiscal year ended March 31, 1999, we recorded total deferred stock compensation of $44.7 million in connection with stock options granted during the period, including approximately $0.3 million which represents the fair value of options granted to non-employees during this period. Such amount is amortized to expense over the vesting periods of the applicable options, resulting in $5.8 million for the fiscal year ended March 31, 1999. These amounts represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants.

INTEREST INCOME AND EXPENSE

    Interest income increased to $0.6 million for the fiscal year ended
March 31, 1999 from $18,000 for the fiscal year ended March 31, 1998. This
$0.6 million increase was primarily attributable to earnings on higher average cash and cash equivalent balances during the fiscal year ended March 31, 1999. Interest expense increased to $47,000 for the fiscal year ended March 31, 1999 as compared to $15,000 for the fiscal year ended March 31, 1998. The increase in interest expense is attributable to interest paid on bridge loan financing obtained, and subsequently repaid through a combination of preferred stock issuance and cash payments, during the fiscal year ended March 31, 1999.

INCOME TAXES

    As of March 31, 1999, we had $24.4 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2012.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly statement of operations data for the eight quarters ended September 30, 1999. This unaudited quarterly information has been derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our consolidated financial statements and related notes. The consolidated operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                        QUARTER ENDED
                                        -----------------------------------------------------------------------------
                                         DEC. 31,     MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,     MARCH 31,
                                           1997         1998          1998         1998         1998         1999
                                        ----------   -----------   ----------   ----------   ----------   -----------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $   530       $   157      $   381      $   608      $22,910      $  6,059
Cost of sales.........................      438           130          311          496       18,201         5,238
                                        -------       -------      -------      -------      -------      --------
Gross profit..........................       92            27           70          112        4,709           821

Operating expenses:
  Marketing and sales.................      444           658        1,370        2,372       10,611         6,365
  Product development.................      145           215          404          697          905         1,602
  General and administrative..........      234           310          339          554        1,590         1,869
  Goodwill amortization...............       --            --           79           80           80            80
  Deferred compensation amortization..       --             2           44           69        1,510         4,191
                                        -------       -------      -------      -------      -------      --------
      Total operating expenses........      823         1,185        2,236        3,772       14,696        14,107
                                        -------       -------      -------      -------      -------      --------
Operating loss........................     (731)       (1,158)      (2,166)      (3,660)      (9,987)      (13,286)
Interest income (expense), net........      (15)           18           (5)         277          166           104
Provision for taxes...................       --            (1)          --           --           (1)           --
                                        -------       -------      -------      -------      -------      --------
Net loss..............................  $  (746)      $(1,141)     $(2,171)     $(3,383)     $(9,822)     $(13,182)
                                        =======       =======      =======      =======      =======      ========

AS A PERCENTAGE OF NET SALES:
Net sales.............................      100 %         100 %        100 %        100 %        100 %         100 %
Cost of sales.........................       83            83           82           82           79            86
                                        -------       -------      -------      -------      -------      --------
Gross profit..........................       17            17           18           18           21            14

Operating expenses:
  Marketing and sales.................       84           419          360          390           46           105
  Product development.................       27           137          106          115            4            26
  General and administrative..........       44           198           89           91            7            31
  Goodwill amortization...............       --            --           21           13           --             1
  Deferred compensation amortization..       --             1           11           12            7            69
                                        -------       -------      -------      -------      -------      --------
    Total operating expenses..........      155           755          587          620           64           233
                                        -------       -------      -------      -------      -------      --------
Operating loss........................     (138)         (738)        (569)        (602)         (44)         (219)
Interest income (expense), net........       (3)           12           (1)          46            1             2
Provision for taxes...................       --            (1)          --           --           --            --
                                        -------       -------      -------      -------      -------      --------
Net loss..............................     (141)%        (727)%       (570)%       (556)%        (43)%        (218)%
                                        =======       =======      =======      =======      =======      ========

                                              QUARTER ENDED
                                        -------------------------
                                         JUNE 30,      SEPT. 30,
                                           1999          1999
                                        -----------   -----------
                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $  7,975      $ 13,306
Cost of sales.........................     6,457        10,752
                                        --------      --------
Gross profit..........................     1,518         2,554
Operating expenses:
  Marketing and sales.................    11,573        20,012
  Product development.................     4,835        12,188
  General and administrative..........     2,956         4,298
  Goodwill amortization...............        80         9,546
  Deferred compensation amortization..     3,782         3,314
                                        --------      --------
      Total operating expenses........    23,226        49,358
                                        --------      --------
Operating loss........................   (21,708)      (46,804)
Interest income (expense), net........       926         1,860
Provision for taxes...................        (1)           --
                                        --------      --------
Net loss..............................  $(20,783)     $(44,944)
                                        ========      ========
AS A PERCENTAGE OF NET SALES:
Net sales.............................       100 %         100 %
Cost of sales.........................        81            81
                                        --------      --------
Gross profit..........................        19            19
Operating expenses:
  Marketing and sales.................       145           150
  Product development.................        61            92
  General and administrative..........        37            32
  Goodwill amortization...............         1            72
  Deferred compensation amortization..        47            25
                                        --------      --------
    Total operating expenses..........       291           371
                                        --------      --------
Operating loss........................      (272)         (352)
Interest income (expense), net........        11            14
Provision for taxes...................        --            --
                                        --------      --------
Net loss..............................      (261)%        (338)%
                                        ========      ========

    Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors. For example, during the quarter ended March 31, 1999, we experienced approximately $270,000 of inventory theft, which resulted in a 4% decrease in our gross profit margin for the quarter ended March 31, 1999 and a 1% decrease in our gross profit margin for fiscal 1998. We have undertaken a number of measures designed to address inventory theft, including the installation of enhanced security measures at our distribution facility. These measures may not successfully reduce or prevent inventory theft in future periods. If these measures are not successful, our gross profit margins and results of operations may be significantly below expectations in future periods.

    Other factors that may harm our business or cause our operating results to fluctuate include the following, many of which are outside of our control:

- our inability to obtain new customers at reasonable cost, retain existing customers, or encourage repeat purchases;

- decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

- the mix of children's products, including toys, video games, books, software, videos and music and baby-oriented products sold by us;

- seasonality;

- our inability to manage inventory levels or control inventory shrinkage;

- our inability to manage our distribution operations;

- our inability to adequately maintain, upgrade and develop our Web site, systems that we use to process customers' orders and payments or our computer network;

- the ability of our competitors to offer new or enhanced Web sites, services or products;

- price competition;

- an increase in the level of our product returns;

- fluctuations in the demand for children and baby products associated with movies, television and other entertainment events;

- our inability to obtain popular children's products, including toys, video games, books, software, videos and music and baby-oriented products from our vendors;

- fluctuations in the amount of consumer spending on children's products, including toys, video games, books, software, videos, music and baby-oriented products;

- the termination of existing or failure to develop new marketing relationships with key business partners;

- the extent to which we are not able to participate in advertising campaigns such as those conducted by Visa and Intel;

- increases in the cost of online or offline advertising;

- the amount and timing of operating costs and capital expenditures relating to expansion of our operations, including international expansion;

- unexpected increases in shipping costs or delivery times, particularly during the holiday season;

- technical difficulties, system downtime or Internet brownouts;

- government regulations related to use of the Internet for commerce or for sales and distribution of children's products, including toys, video games, books, software, videos, music and baby-oriented products; and

- economic conditions specific to the Internet, online commerce and the children's and baby products industries.

    Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of the notes and our common stock may fall significantly.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1999, our principal source of liquidity consisted of $140.6 million of cash and cash equivalents compared to $20.2 million of cash and cash equivalents at March 31, 1999.

    Net cash used in operating activities was $46.0 million and $7.7 million for the six months ended September 30, 1999 and 1998, respectively, and $23.9 million and $2.1 million for the fiscal year ended March 31, 1999 and 1998, respectively. Net operating cash flows were primarily attributable to net losses, reduced by noncash charges of depreciation and amortization, as well as increases in inventories, prepaid expenses and other, which were offset by increases in accounts payable and accrued expenses. The significant increase in working capital during the six months ended September 30, 1999 and the fiscal year ended March 31, 1999 from the corresponding prior year periods was primarily due to significant growth in our operations.

    Net cash used in investing activities was $8.8 million for the six months ended September 30, 1999 and consisted of purchases of fixed assets and other assets, offset by cash received from the acquisition of BabyCenter. Cash available for investment purposes increased substantially in 1999 as a result of the proceeds from the issuance of common stock in the initial public offering of our common stock. Net cash used in investing activities for the six months ended September 30, 1998 was $2.3 million and consisted of purchases of fixed assets and other assets. For the fiscal years ended March 31, 1999 and 1998, net cash used in investing activities was $2.7 million and $0.4 million, respectively. Net cash used in investing activities for each of these periods primarily consisted of leasehold improvements and purchases of equipment and systems, including computer equipment and fixtures and furniture.

    Net cash provided by financing activities of $175.2 million for the six months ended September 30, 1999 resulted from our initial public offering, offset by payments on notes payable and capital leases. Net cash provided by financing activities of $24.8 million for the six months ended September 30, 1998 resulted from the issuance of redeemable convertible preferred stock and proceeds from bridge loan financing, offset by payments on the bridge loan. For the fiscal years ended March 31, 1999 and 1998, net cash provided by financing activities was $45.3 million and $4.1 million, respectively. Net cash provided by financing activities during the fiscal year ended March 31, 1999 primarily consisted of $44.8 million of net proceeds from the issuance of preferred stock. This stock was converted into our common stock on May 20, 1999, the date of our initial public offering.

    We believe that current cash, cash equivalents and cash that may be generated from operations, together with the net proceeds of the note offering, will be sufficient to meet our anticipated cash needs through December 31, 2000. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. If the net proceeds of the note offering, together with current cash, cash equivalents and cash that may be generated from operations are insufficient to satisfy our liquidity requirements, we will likely seek to sell additional equity or debt securities or to obtain a line of credit. The sale of additional equity or equity-related securities could result in additional dilution to our stockholders. In addition, we will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, which might impact our liquidity requirements or cause us to issue additional equity or debt securities. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

YEAR 2000 IMPLICATIONS

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service and other third-party carriers to deliver orders to customers.

    We have reviewed the year 2000 compliance of our internally developed proprietary software. Our review has included testing to determine how systems will function at and beyond the year 2000. Since inception, we have internally developed substantially all of the systems for the operation of our Web site. These systems include the software used to provide the Web site's search, customer interaction, and transaction-processing and distribution functions, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant, although there can be no assurance in this regard.

    We have assessed the year 2000 readiness of our third-party supplied software, computer technology and other services, which include software for use in our accounting, database and security systems. The failure of such software or systems to be year 2000 compliant could have a material negative impact on the accounting functions and the operation of the Web site. As part of our assessment of the year 2000 compliance of these systems, we sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. We have expensed amounts incurred in connection with year 2000 assessment since our formation. Such amounts have not been material. Based upon the results of our assessment, we believe that our third-party supplied software, computer technology and other services are year 2000 compliant. Accordingly, we have determined that it is not necessary to develop a remediation plan with respect to third-party software, third-party vendors and computer technology and services with respect to year 2000 compliance.

    The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

    Any failure of material systems, vendors' material systems or the Internet to be year 2000 compliant could have material adverse consequences. Such consequences could include difficulties in operating the Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. Our material systems did not experience disruption or failure upon the date change to January 1, 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are subject to market risk related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments.

    INTEREST RATE RISK. We maintain a portfolio of highly liquid cash equivalents maturing in three months or less as of the date of purchase. Given the short-term nature of these investments, we believe we are not subject to significant interest rate risk with respect to these investments. Additionally, we are subject to interest rate risk related to our notes payable and capital lease obligations. Our notes payable and capital lease obligations bear interest at fixed rates, and their carrying amount approximates fair value based on borrowing rates currently available to us. As such, we believe that market risk arising from our notes payable and capital lease obligations is not material.

    FOREIGN CURRENCY RISK. We currently have a wholly-owned subsidiary with operations in the United Kingdom. All sales and expenses incurred by the foreign subsidiary are denominated in the British pound, which is considered the functional currency. As such, we are exposed to foreign currency risk which arises in part from funding denominated in British pounds provided to the foreign subsidiary and from the translation of the foreign subsidiary's financial results into U.S. dollars during consolidation. As exchange rates vary, our results from operations and profitability may be adversely impacted. As of September 30, 1999, the effect of the foreign currency exchange rate fluctuations has not been material.

                                    BUSINESS

ETOYS

    We are a leading Web-based retailer focused exclusively on children's products, including toys, video games, books, software, videos, music and baby-oriented products. Through our wholly-owned subsidiary, BabyCenter, we offer Webby-award winning content and community for new and expectant parents and an online store with an extensive selection of baby-oriented products and supplies. By combining our expertise in children's products and our commitment to excellent customer service with the benefits of Internet retailing, we are able to deliver a unique shopping experience to consumers. Our online store offers an extensive selection of competitively priced children's products, with over 100,000 SKUs. Our Web site features detailed product information, helpful and useful shopping services and innovative merchandising through easy-to-use Web pages. In addition, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week, with reliable and timely product delivery and excellent customer service.

    In October 1999, we launched eToys.co.uk, which incorporates our technology and online store design and offers consumers in the United Kingdom over 5,000 SKUs of children's toys, software, videos and video games tailored to this market. In addition, in November 1999, we began offering services to all provinces of Canada through our eToys.com store.

    As of September 30, 1999, we have sold children's products to approximately 611,000 customers, of which approximately 144,000 were added during the quarter ended September 30, 1999. Our net sales for the fiscal year ended March 31, 1999 totaled $30.0 million as compared to $0.7 million for the fiscal year ended March 31, 1998. Our net sales for the six months ended September 30, 1999 totaled $21.3 million as compared to $1.0 million for the six months ended September 30, 1998.

INDUSTRY OVERVIEW

ELECTRONIC COMMERCE

    The Internet is an increasingly significant medium for communication, information and commerce. International Data Corporation estimates that there were 97 million Web users worldwide at the end of 1998 and anticipates this number will grow to approximately 500 million users by the end of 2003. We believe that growth in Internet usage and online commerce is being fueled by a number of factors including:

- a large and growing installed base of personal computers in the workplace and home;

- advances in the performance and speed of personal computers and modems;

- improvements in network security, infrastructure and bandwidth;

- easier and cheaper access to the Internet; and

- the rapidly expanding availability of online content and commerce sites.

    The unique characteristics of the Internet provide a number of advantages for online retailers. Online retailers are able to "display" a larger number of products than traditional store-based or catalog retailers at a lower cost. In addition, online retailers are able to frequently adjust their featured selections, editorial content and pricing, providing significant merchandising flexibility. Online retailers also benefit from the minimal cost to publish on the Web, the ability to reach a large group of customers from a central location, and the potential for low-cost customer interaction. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs.

Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

TRADITIONAL CHILDREN'S PRODUCTS RETAIL INDUSTRY

    The market for children's products includes many categories, from traditional toys and books to video games and educational software. Toy Manufacturers of America, Inc. estimates that the domestic toy category alone had retail sales of approximately $21 billion in 1998. We believe that product categories such as children's video games, books, software, videos, music and baby-oriented products also represent significant market opportunities.

    Traditional store-based toy retailers include mass market retailers such as Toys R Us, Wal-Mart, Kmart and Target, as well as specialty chains such as Zany Brainy, KB Toys and Noodle Kidoodle. Mass market retailers tend to carry a deep selection of well-known brand name toys from leading vendors such as Mattel, Hasbro and LEGO. Specialty retailers generally carry a broader selection of specialty toy brands such as BRIO and Learning Curve. However, they do not typically have a significant selection of well-known brand name toys. As a result, we believe that no traditional store-based retailer currently offers as extensive a product selection of both popular, well-known brand name toys and diverse, harder-to-find, specialty toys as we offer.

    We believe that traditional store-based retailers face a number of challenges in providing a satisfying shopping experience for consumers of children's products:

- The number of SKUs and the amount of product inventory that a traditional store-based retailer can carry in any one store is constrained by the physical space available in the store, thereby limiting selection for consumers.

- Limited shelf space and store layout constraints limit the merchandising flexibility of traditional store-based retailers. As a result, traditional retailers generally display products by brand, category or packaging. They cannot easily adjust or blend these merchandising strategies.

- Due to the significant cost of carrying inventory in multiple store locations, traditional store-based retailers focus their product selection on the most popular products that produce the highest inventory turns, thereby further limiting consumer selection.

- Traditional store-based retailers can only serve those customers who have convenient access to their stores. Traditional store-based retailers must open new stores to serve additional geographic areas, resulting in significant investments in inventory, leasehold improvements and the hiring and training of store personnel.

- Traditional store-based retailers face challenges in hiring, training and maintaining knowledgeable sales staff. This limits the level of customer service available to consumers.

    In addition, we believe that many consumers find the toy shopping experience, especially at traditional mass market retail outlets, to be time-consuming, inconvenient and unpleasant due to factors such as location, store layout, product selection, level of customer service and the challenges of shopping with children.

THE ETOYS SOLUTION

    We are a leading Web-based retailer focused exclusively on children's products. Our online store is designed to provide consumers with a convenient and enjoyable shopping experience in a Web-based retail environment. Our exclusive focus on children's products and commitment to excellent customer service enable us to uniquely address the needs and desires of our customers. The key components of our solution include:

    CONVENIENT SHOPPING EXPERIENCE. Our online store provides customers with an easy-to-use Web site. It is available 24 hours a day, seven days a week and may be reached from the shopper's home or office. Our online store enables us to deliver a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. We also make the shopping experience convenient by categorizing our products into easy-to-shop departments. These include toys, video games, books, software, videos, music and baby. Our advanced search technology makes it easy for consumers to locate products efficiently based on pre-selected criteria depending upon the department. For example, by using a quick keyword search or a sophisticated product search in our toy department, a customer can search by any combination of age, category, keyword or price. We also make it easy to find age appropriate products through our shop by age feature.

    EXTENSIVE PRODUCT SELECTION AND INNOVATIVE MERCHANDISING. We offer a broad selection of children's products that would be economically or physically impractical to stock in a traditional store. We believe that we offer the largest selection of toys available on the Internet. We provide consumers with a comprehensive selection of both traditional, well-known brands, such as Mattel, Hasbro and LEGO, and specialty toy brands, such as BRIO, Discovery Toys and Learning Curve. In addition, we offer a broad selection of children's video games, books, software, videos, music and baby-oriented products. We strive to merchandise our store in a way that makes it as easy as possible for consumers to locate products. As a result, we have added numerous specialty boutiques designed to appeal to specific consumer interests such as hobbies, dolls and trains. We have also added a series of seasonal boutiques to enable consumers to easily locate seasonal specific items such as Halloween costumes and school supplies. In addition, the unique environment of the Internet enables us to dynamically adjust our merchandising strategy and product mix to respond to changing customer demand.

    HELPFUL AND USEFUL SHOPPING SERVICES. Through our online store, we offer helpful and useful services to assist our customers, who are generally adults purchasing for children. Many of these services are also designed to inform and involve children in the shopping experience. Our services include:

- PRODUCT REVIEWS AND RECOMMENDATIONS. To assist customers in selecting appropriate products, we provide regularly updated product recommendations through our FAVORITES BY AGE, FANTASTIC FINDS and our 200 UNDER $20 recommended list of affordable toys. In addition, we feature product reviews and lists of award-winning products from prominent parenting and family publications as well as from organizations solely dedicated to children's products, including the OPPENHEIM TOY PORTFOLIO, PARENTS CHOICE FOUNDATION, FAMILY FUN magazine, PARENTING magazine and DR. TOY. For example, we have also joined with EXCEPTIONAL PARENT magazine to provide consumers with age appropriate product recommendations for children with special needs.

- GIFT CENTER. We simplify gift shopping through our Gift Center. Here, consumers can obtain gift recommendations by age and get information on a variety of child-appropriate gift wrap styles and personalized message cards to accompany the gift. We also sell electronic gift certificates through our Gift Center.

- MY ETOYS. Through My eToys, we personalize the customer's shopping experience by offering the following services:

    - BIRTHDAY REMINDERS, in which we notify shoppers of a child's birthday three weeks in advance via e-mail and proactively offer age-appropriate gift recommendations;

    - WISH LISTS, in which parents and children can e-mail friends and family a list of a child's most desired toys, video games, books, software, videos, music and baby-oriented products;

    - GIFT REGISTRY, like a wedding registry, in which customers can purchase gifts without duplicating the purchases of other friends and family; and

    - ADDRESS BOOK, in which we record the addresses of people to whom our customers send gifts so they do not need to re-enter the same addresses multiple times.

- IN-STOCK NOTIFICATION. If a product is out of stock, our customers can request that we e-mail them when the product is back in stock. We believe this service helps customers avoid extended store-to-store searches for hard-to-find products.

- PRE-ORDER SERVICE. Our pre-order service gives consumers the opportunity to be one of the first to receive newly released video games, children's videos and music. Pre-order allows customers to place orders for new and highly sought after items on a first-come, first-served basis.

- PRODUCT NEWS. Our free monthly e-mail newsletters deliver updates about new products and services and special offers to our customers.

    EXCELLENT CUSTOMER SERVICE. We provide free pre- and post-sales support via both e-mail and toll-free telephone service during extended business hours. Once an order is made, customers can view order-tracking information on our Web site or contact our customer service department to obtain the status of their orders and, when necessary, resolve order and product questions. Furthermore, the customer service area of our Web site contains extensive information for first-time and repeat visitors. These include helpful hints in searching for, shopping for, ordering and returning our products.

BUSINESS STRATEGY

    Our objective is to be one of the world's leading retailers of children's products. Key elements of our strategy include:

    FOCUS ON ONLINE RETAILING OF CHILDREN'S PRODUCTS. We intend to become the primary place for consumers to purchase children's products. Our online store is exclusively focused on children's products and offers an extensive selection of toys, video games, books, software, videos, music and baby-oriented products. We intend to enhance our product offerings by expanding into additional children's product categories, which will enable us to take advantage of our customer base, brand name, merchandising expertise and distribution capabilities.

    BUILD STRONG BRAND RECOGNITION. Through our advertising and promotional activities, we target purchasers of children's products, with a primary focus on mothers. We believe that mothers are the principal decision-makers for purchases of children's products and strongly influence the purchasing decisions of family and friends. We use offline and online marketing strategies and promotional activities to maximize customer awareness and enhance our brand recognition:

- OFFLINE ADVERTISING. We use offline advertising to promote both our brand name and specific merchandising opportunities. Our traditional advertising efforts have included television advertising, print advertising in FAMILY FUN, FAMILY PC, PARENTING, PARENTS and CHILD publications, and billboard advertising in major markets. In September 1999, we initiated a new national television, print and billboard advertising campaign under the slogan, "eToys. Where Great Ideas Come to You," which is intended to communicate our role as a parents' ally and to underscore the ease and convenience of online shopping. We plan to continue our use of traditional offline advertising in order to continue building our brand recognition.

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- ONLINE ADVERTISING. We have marketing arrangements with major online portals and Internet service providers, parenting-related Web sites and children-oriented companies. Accordingly, we have entered into relationships with AOL, Children's Television Workshop and Moms Online. In addition, we advertise on the sites of major online portals, including Excite, Infoseek, Microsoft Network, Yahoo! and Lycos.

- DIRECT ONLINE MARKETING. As our customer base grows, we continue to collect significant data about our customers' buying preferences and habits in an effort to increase repeat purchases by existing customers. We intend to maximize the value of this information by delivering meaningful information and special offers to our customers via e-mail and other means. In addition, we use our in-house newsletters to alert customers to important developments and merchandising initiatives.

- PROMOTIONAL ACTIVITIES. We seek to enter into strategic promotional initiatives with the highly recognized family-oriented brand names as a way to build brand recognition. During 1999, we have entered into such relationships with Rosie O'Donnell, McDonald's and LEGO, GapKids and babyGap, and Visa U.S.A. and the Marine Corps' Toys for Tots program. We plan to continue our use of selective partnering initiatives to further build our brand recognition.

    PURSUE WAYS TO INCREASE OUR NET SALES. We intend to pursue new opportunities to increase our net sales by:

- opening new departments on our Web site to expand into new children's product categories;

- increasing product selection in our existing departments;

- adding more services to My eToys to further personalize the customer experience; and

- acquiring complementary businesses, products or technologies.

    PROMOTE REPEAT PURCHASES. We are focused on promoting customer loyalty and building repeat purchase relationships with our customers. To accomplish this strategy, we intend to effectively use direct marketing techniques targeted at existing customers, build features unique to each individual customer and continually strive to enhance our customer service.

    EXPAND INTO ADDITIONAL INTERNATIONAL MARKETS. We currently offer children's products in the United States and Canada through our eToys.com online store and in the United Kingdom through our eToys.co.uk online store. We intend to continue expanding internationally and to pursue additional market opportunities by leveraging our technology, our brand and our online retail expertise.

    MAINTAIN OUR TECHNOLOGY FOCUS AND EXPERTISE. We intend to use our commerce platform to enhance our service offerings and take advantage of the unique characteristics of online retailing. To date, we have developed technologies and implemented systems to support secure and reliable online retailing. Among other technology objectives, we intend to develop features unique to each individual customer and to enhance the look-and-feel of our Web site. We also seek to continuously increase the efficiency of our relationships with product vendors and manufacturers and our distribution operations.

THE ETOYS ONLINE RETAIL STORE

    We designed our online retail store to be the primary place for consumers to purchase children's products. We believe our attractive, easy-to-use, online store offers consumers a unique and enjoyable shopping experience as compared to traditional store-based retailers. The look-and-feel of our Web site is playful and entertaining, and navigation is consistent throughout. A consumer shopping on our Web site can, in addition to ordering products, browse the different

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departments of our store, conduct targeted searches, view recommended products, visit our Gift Center, participate in promotions and check order status. In contrast to a traditional retail store, the consumer can shop in the comfort and convenience of his or her home or office.

OUR STORE DEPARTMENTS

    We categorize products into different departments, including toys, video games, books, software, videos, music and baby. Within each department, products are organized by brand, such as Mattel and Hasbro, by category, such as games, plush toys and dolls, and by our recommendations, such as bestsellers and favorites. The following is a summary of each of these departments:

    TOYS. Since inception, we have focused on becoming the leading online retailer of quality children's toys. We believe that we offer the largest selection of toys available on the Internet. We provide a comprehensive selection of both traditional, well-known brands, such as Mattel, Hasbro and LEGO, and specialty toy brands, such as BRIO, Discovery Toys and Learning Curve. We individually select and test many of our toys before adding them to our online store collection to ensure quality.

    VIDEO GAMES. Through our video game department, we offer an extensive selection of game titles, including bestsellers and new releases, for the popular Sega Dreamcast, Sony PlayStation, Nintendo 64 and Game Boy platforms. We provide our own ratings for each video game with respect to content, language and level of violence. In addition, we sell video game hardware and recommended accessories.

    BOOKS. Through our children's book department, we offer more than 80,000 titles at competitive prices. We categorize books by age, favorite character, series, subject, author and our recommendations. We attempt to bring the books to life by providing thorough content descriptions and in many instances actual sample pages. Additionally, just like the neighborhood book store, we offer author interviews and autographed books from some of the most popular children's authors.

    SOFTWARE. Through our children's software department, we offer a wide selection of software with an emphasis on educational titles. We organize our software into easy-to-use and understandable categories. We feature a variety of well-known classic and currently popular brands including Broderbund, Disney Interactive, Microsoft's Magic School Bus and Jumpstart.

    VIDEOS. Through our children's video department, we offer videos for children that are organized into easy-to-shop categories. We feature a variety of well-known titles from popular television series, including Barney, Blue's Clues, Dr. Seuss, Magic School Bus, Muppets, Peanuts, Rugrats, Teletubbies and Winnie the Pooh. We also feature award-winning independent releases.

    MUSIC. Through our children's music department, we offer an extensive assortment of children's music in both cassette and CD format. Unlike most retailers, we organize our children's music into different categories by subject. We feature a variety of popular children's music categories, including books on tape, Disney, educational, holiday, lullabies and bedtime, rock for kids, soundtracks, storytelling and Sesame Street. We also carry music from artists associated with independent labels. We listen to many of our music products in order to create helpful product descriptions and recommendations.

    BABY. Through our baby department, we offer a broad assortment of products, including car seats, baby carriers, clothes, bottles, nursery decor and maternity gear. We provide expectant mothers and mothers both traditional, well-known and specialty brands, point-by-point product comparison guides and unique areas dedicated to preemies, twins and triplets.

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SHOPPING AT OUR STORE

    We believe that the sale of children's products over the Web can offer attractive benefits to consumers. These include enhanced selection, convenience, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store include:

    BROWSING. Our Web site offers visitors a variety of highlighted subject areas and special features arranged in a simple, easy-to-use format intended to enhance product search, selection and discovery. By clicking on the permanently displayed department names, the consumer moves directly to the home page of the desired department and can quickly view promotions and featured products. Customers can use a quick keyword search in order to locate a specific product. They can also execute more sophisticated searches based on pre-selected criteria depending upon the department. In addition, customers can browse our online store by hot-linking to specially designed pages dedicated to products from key national and specialty brands. Customers can also hot-link to pages featuring key product categories such as construction toys, just-for-girls software and movie soundtrack music.

    GETTING PRODUCT ANSWERS. One of the unique advantages of an Internet retail store is the ability to provide product information and editorial content. On our Web site customers can find detailed product information, including product descriptions, manufacturers' and merchants' age recommendations, product packaging, battery requirements, a list of accessories and related products that are available, product awards and customer reviews. We also provide editorial content for our customers through regularly updated product recommendations, including FAVORITES BY AGE, FANTASTIC FINDS and 200 UNDER $20. Furthermore, on our Web site we highlight award-winning products from prominent parenting and family publications as well as from organizations solely dedicated to children's products.

    FINDING IDEAS AND ACTIVITIES. Through the ideas and activities section of our Web site, we are striving to improve the consumer Internet experience by combining content from world-renowned organizations, expert individuals and organizations solely dedicated to children's products with Internet commerce. For example, in September 1999, we launched Idea Center, which is designed to help parents and children actively explore their interests and aspirations in an online environment. By featuring content centered on nine major themes, such as "when I grow up I want to be" and "the wonders of science", with more than 1,000 specially selected products to match these themes, parents and children are able to find informative and valuable content and products which are tied directly to a child's interests. The thematic content includes:

(1) Q&A, which is an exclusive kid-focused interview with each content provider (for instance, for children interested in weather, there is an interview with Al Roker of the Today Show);

(2) Fun for Kids, which are fun facts and trivia for use by parents and children;

(3) Parent's Helper, which are helpful tips and links to other Web sites for parents to enable them to find more information over the Internet on each topic; and

(4) A Kid Inspired Idea, which is a community-building feature of customer ideas shared via e-mail.

In addition, through our ideas and activities section, we highlight all the latest trends in order to keep parents up-to-date on the most popular toys. We have also partnered with the OPPENHEIM TOY PORTFOLIO to provide our consumers with information on activities and playtips for simple and entertaining projects to teach children basic skills.

    FINDING A GIFT. Through our gift services, consumers can obtain gift recommendations by age and obtain information on a variety of child-appropriate gift wrap styles and personalized message cards to accompany the gift. In addition, we offer a birthday reminder service, in which we

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notify shoppers of a child's birthday three weeks in advance via e-mail and proactively offer age-appropriate recommendations to help our busy shoppers. We also provide a children's wish list service, in which parents and children can e-mail friends and family a list of a child's most desired gifts, and a gift registry service, which is similar to our wish list service but helps friends and families avoid duplicate purchases. We also sell electronic gift certificates, which typically arrive within 24 hours of placing an order.

    SELECTING A PRODUCT AND CHECKING OUT. To purchase products, customers simply click on the "add to cart" button to add products to their virtual shopping cart. Customers can add and subtract products from their shopping cart as they browse around our store, prior to making a final purchase decision, just as in a physical store. Because we maintain a fully-integrated inventory system and stock each item we sell, we are able to notify customers in real-time whether a selected product is currently in stock. To execute orders, customers click on the "checkout" button and, depending upon whether the customer has previously shopped with us, are prompted to supply shipping details online. We also offer customers a variety of gift wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, customers are shown their total charges along with the various options chosen at which point customers still have the ability to change their order or cancel it entirely.

    PAYING. To pay for orders, a customer must use a credit card, which is authorized during the checkout process, but which is charged when we ship the customer's items from our distribution facility. Our Web site uses a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our customers. Our system automatically confirms receipt of each order via e-mail within minutes and notifies the customer when we ship the order. We also offer our customers a money-back return policy.

    GETTING HELP. From every page of our Web site, a customer can click on a "help" button to go to our customer service area. The customer service area of our Web site contains extensive information for first-time and repeat visitors. In this area, we assist customers in searching for, shopping for, ordering and returning our products as well as provide information on our low price guarantee, shipping charges and other policies. We also offer our customers a guided tour of our site to help them learn how to shop our store. In addition, we provide customers with answers to the most frequently asked questions and encourage our visitors to send us feedback and suggestions via e-mail. Furthermore, customer service agents are available to answer questions about products and the shopping process during extended business hours via our toll-free number, which is displayed in the customer service area of our Web site.

OTHER WEB SITES OPERATED BY ETOYS

    BABYCENTER.COM. BabyCenter, which was founded in 1997 and acquired by us on July 1, 1999, is a Web-based business that offers a wide variety of information, products and interactive forums focused on and serving expectant mothers and new parents. Visitors to the BabyCenter Web site can read health articles and parenting news, interact online with other families and purchase a wide selection of baby-oriented products and supplies. BabyCenter is one of the Web's most complete resources on preconception, pregnancy, babies and toddlers. BabyCenter begins to develop relationships with expectant parents at least one year before the baby is born by providing informative and valuable content from world-renowned organizations and expert individuals on one of life's most important decisions. During pregnancy and once the child is born, BabyCenter deepens its relationship with expectant parents and parents by providing weekly e-mail newsletters that highlight articles dealing with issues and questions that are relevant to the mother's stage of pregnancy or the age of her baby. In order to ensure the reliability of all content produced on the

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BabyCenter Web site, BabyCenter has set up a medical advisory board to review all content prior to its usage.

    In January 2000, we completed the sale of substantially all of the assets and related liabilities of BabyCenter's Consumer Health Interactive division for approximately $20 million in a combination of cash and registrable securities. CHI is a resource for health plans looking to use the Internet to attract and retain members.

    INTERNATIONAL. In October 1999, we launched eToys.co.uk, which incorporates our technology and online store design and offers consumers in the United Kingdom over 5,000 SKUs of toys, software, videos and video games. In addition, in November 1999, we began serving all provinces of Canada through our eToys.com store.

MERCHANDISING

    We believe that the breadth and depth of our product selection, together with the flexibility of our online store and our range of helpful and useful shopping services, enable us to pursue a unique merchandising strategy. We provide an extensive selection of children's products. These include traditional mass market toys, specialty toys and a broad selection of related children's products, including video games, books, software, videos, music and baby-oriented products, that would be economically impractical to stock in a traditional store. We focus exclusively on children's products and we individually select and test many of the products in our online store to ensure quality. This level of product evaluation enables us to deliver valuable additional product information to our shoppers. For example, we are able to develop detailed and helpful descriptions and our own recommendations by age for many of the products in our online store.

    Unlike store-based retail formats, our online store provides us significant flexibility with regard to the organization and presentation of our product selection. Our easy-to-use Web site allows customers to browse our product selection by brand, age, product category and price, as well as by combinations of these attributes. For example, a customer can easily search for science-oriented toys designed for eight-year-old children or view all Barbie dolls and related accessories without consulting store personnel or walking multiple aisles within one or more traditional stores. Our online store enables us to dynamically adjust our product mix to respond to changing customer demand. In addition, our online store gives us flexibility in featuring or promoting specific toys without having to alter the physical layout of a store.

    We strive to merchandise our store in a way that makes it as easy as possible for consumers to locate products. As a result, we have added numerous specialty boutiques designed to appeal to specific consumer interests such as hobbies, dolls and trains. We have also added a series of seasonal boutiques to enable consumers to easily locate seasonal specific items such as Halloween costumes and school supplies. In addition, we recently entered into an agreement with Discovery Toys, a premier direct seller of children's developmental products, to become the exclusive online distributor of their educational toys. Through our Discovery Toys boutique, parents can easily find products by age, developmental benefits, bestsellers and award winners.

    To encourage purchases, we feature various promotions on a rotating basis throughout the store and continually update our online recommendations. We also actively create and maintain pages that are artistically designed to highlight the most prominent product brands we sell in our different departments. We believe this strategy provides us with an excellent opportunity to cross-sell a brand across our departments and promote impulse purchases by customers. Finally, our range of helpful and useful shopping services such as our Gift Center, our recommendations and our 200 UNDER $20 feature enable us to display and promote our product selection in a flexible and targeted manner.

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    We believe that our merchandising strategy provides a unique selling opportunity for our vendors. We are able to offer all our vendors access to purchasers of children's products regardless of the size or influence of the individual vendor.

MARKETING AND PROMOTION

    Our marketing and promotion strategy is designed to:

- build brand recognition;

- increase consumer traffic to our store;

- add new customers;

- build strong customer loyalty;

- maximize repeat purchases; and

- develop additional ways to increase our net sales.

    Through our advertising and promotions, we target adult purchasers of children's products, with a focus on mothers. We believe that mothers are the principal decision-makers in purchases of children's products and strongly influence children's products purchases by family and friends. We use offline and online marketing strategies to maximize customer awareness and enhance brand recognition. To accomplish this strategy, we have entered into relationships with AOL, Children's Television Workshop and Moms Online. Our marketing agreements generally provide for us to be the preferred online toy retailer on the sites of these providers specified in the agreements. We also generally have the right to place banner advertisements and integrated links to our store on specified children-related or other particular pages or through keyword searches. In addition, we advertise on the sites of major online portals, including Excite, Infoseek, Microsoft Network, Yahoo! and Lycos.

    We entered into a marketing agreement with AOL, the leading Internet online service provider, in August 1999. This agreement replaced our initial agreement with AOL that we entered into in October 1997. This agreement established us as a premiere AOL provider of children's products featured on the AOL Network, with "anchor" positions in such shopping areas as toys, educational toys, kid and infant gear and electronic games. Furthermore, under the agreement, AOL has committed that AOL users will access the online areas promoting eToys a specified number of times. Over the 3-year term of the agreement, we are obligated to make quarterly payments of $1.5 million to AOL, or a total of $18 million during the term of the agreement. In addition, to the extent new customers arriving from AOL exceed 1,800,000, we are required to pay $10 for each new customer arriving from AOL. We have also agreed to offer for sale a substantial selection of children's products, to offer special deals to AOL users through the AOL online area, and to manage, operate and support such children's toy products. The agreement with AOL expires in August 2002; however, AOL may terminate the agreement earlier in the event we materially breach the agreement, if we are acquired by a competitor of AOL or in the event of bankruptcy or insolvency or similar adverse financial events specified in the agreement. BabyCenter has also entered into a marketing agreement with AOL in June 1999. The agreement provides BabyCenter with "anchor" positions in AOL's Health, Families and Shop @ AOL; guaranteed visits from AOL customers; a term of 14 months expiring August 2000, and termination provisions similar to AOL's agreement with eToys. Under the BabyCenter agreement, BabyCenter is required to make aggregate payments of approximately $1.3 million to AOL.

    We use traditional offline advertising, including television advertising, print advertising in FAMILY FUN, FAMILY PC, PARENTING, PARENTS and CHILD publications, and billboard advertising in major markets. In September 1999, we initiated a new national television, print and billboard advertising

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campaign under the slogan, "eToys. Where Great Ideas Come to You," which is intended to communicate our role as a parents' ally and to underscore the ease and convenience of online shopping. It also demonstrates to consumers our focus on kids and the Internet. The campaign captures the small but significant moments that help form the bond between parents and children and explains to consumers that we understand this dynamic and can play a role in building on the magic of the moment.

    We seek to enter into strategic promotional initiatives with highly recognized family-oriented brand names as a way to build brand recognition. During the second half of calendar 1999, we have entered into such relationships with Rosie O'Donnell, McDonald's, Lego, GapKids and babyGap, and Visa U.S.A. and the Marine Corps' Toys for Tots program. Through our relationship with Rosie O'Donnell, we created Rosie's Readers, a literacy initiative that is intended to promote kids' interests in books and serve as a fundraising platform for Ms. O'Donnell's "For All Kids Foundation," a children's-oriented charity. In connection with the program, Ms. O'Donnell makes four book selections each month, which are regularly featured on "The Rosie O'Donnell Show" and the eToys Web site, and we donate 10% of the revenue generated from Rosie's selections to her charity. We also entered into an in-store and online cross-promotion with GapKids and babyGap for the 1999 holiday season, which offers customers of GapKids and babyGap stores and Web sites a $10 eToys gift certificate with any purchase of $75 or more. Similarly, customers who spend $75 or more at our store receive a $10 gift certificate for GapKids and babyGap stores and Web sites.

    We use our in-house newsletters to alert customers to important developments at our store. We currently produce three newsletters each month. Our main newsletter is "Now Playing at eToys", which notifies customers about new helpful and useful shopping services, new products and special offers. We offer our customers the option of choosing a child's age and gender for this e-mail so that we can make appropriate product recommendations. Our second newsletter is "Reading Adventures", which delivers recommendations for children's books based on age and reading level. Our final newsletter, "The Gamer's Bulletin", keeps our video game customers up-to-date on new video games by platform.

    To direct traffic to our Web site, we have created inbound links that connect directly to our Web site from other sites. Potential customers can simply click on these links to become connected to our Web site from search engines and community and affinity sites. In addition, in order to increase exposure on the Internet and directly generate sales, we have an affiliates program. Under this program, we pay one of our registered affiliates a referral fee for any sale generated via their link to our Web site.

OPERATIONS

    We obtain products from a network of large and small vendors, manufacturers and distributors. We carry inventory of the products available for sale on our Web site. We currently conduct our distribution operations through three facilities operated by us, consisting of an approximately 105,000 square-foot facility located in Commerce, California, an approximately 75,000 square foot facility located in San Francisco, California, and an approximately 25,000 square foot facility located in Swindon, England, as well as two facilities operated by a third-party service provider, Fingerhut Business Services, Inc., consisting of a 1,000,000 square foot facility located in Provo, Utah, and a facility located in St. Cloud, Minnesota, of which we use approximately 100,000 square feet. We intend to reduce our use of such third-party distribution facilities during the first half of 2000 and to increase our use of company-run distribution facilities as our primary means of order fulfillment. We send orders from our Web sites to our distribution facilities over secure connections and warehouse management systems that optimize the pick, pack and ship process. The warehouse management system provides the Web site with data on inventory receiving, shipping, inventory quantities and inventory location, which enables us to display information about the

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availability of the products on our Web site. The management system also enables us to offer a variety of gift wrap choices, custom gift cards and custom to/from labels for each individual gift. In addition, we offer an order tracking service for our customers on our Web site. See the section "Risk Factors" under the heading "Any Failure by Us to Successfully Expand Our Distribution Operations Would Have a Material Adverse Effect on Us" for more information regarding the risks associated with our distribution operations.

    We offer three levels of shipping service: next day delivery, three-day delivery, and ground delivery. We have developed relationships with both United Parcel Service and the United States Postal Service to maximize our overall service level to all 50 states. Priority orders are flagged and expedited through our distribution processes. These capabilities are required due to the time-sensitive nature of the gifts that we deliver to our customers.

    Our agreement with Fingerhut has an initial term of three years ending in April 2002 and can be renewed by us for three additional one-year terms. Pursuant to this agreement, Fingerhut will provide us warehouse and distribution services on a mutually agreed upon basis.

    On May 10, 1999, we entered into an agreement with East Bowles, L.L.C. to lease an approximately 438,500 square-foot warehouse in Virginia. The lease has an initial term of approximately five years and can be renewed by us for two additional five-year terms. We plan to begin warehouse operations in this facility in the fourth calendar quarter of 2000.

    We are currently reorganizing certain of our operations functions by relocating all of our inventory purchasing, distribution fulfillment functions, customer service functions and other related activities into our distribution subsidiary, eToys Distribution, LLC.

CUSTOMER SERVICE

    We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Our customer service representatives are available 24 hours a day, seven days a week to provide assistance via e-mail or telephone. We strive to answer all customer inquiries within 24 hours. Our customer service representatives handle questions about orders, assist customers in finding desired products and register customers' credit card information over the telephone. Our customer service representatives are a valuable source of feedback regarding user satisfaction. Our customer service operations consist of both our internal, self-operated customer service department and certain third-party service providers such as Envisionet. We also use BizRate, an online market research company, to obtain monthly customer feedback. Our Web site also contains a customer service page that outlines store policies and provides answers to frequently asked questions.

OPERATIONS AND TECHNOLOGY

    We have implemented a broad array of scaleable site management, search, customer interaction, distribution services and systems that we use to process customers' orders and payments. These services and systems use a combination of our own technologies and commercially available, licensed technologies. The systems that we use to process customers' orders and payments are integrated with our accounting and financial systems. We focus our internal development efforts on creating and enhancing specialized software that is unique to our business. We use a set of applications for:

- accepting and validating customer orders;

- organizing, placing and managing orders with suppliers;

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- receiving product and assigning it to customer orders; and

- managing shipment of products to customers based on various ordering criteria.

    Our systems have been designed based on industry standard architectures and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Our systems provide 24-hour-a-day, seven-day-a-week availability. Our system hardware is hosted at third-party facilities in Sunnyvale, California, and Herndon, Virginia, which provide redundant communications lines and emergency power backup. We have implemented load balancing systems and our own redundant servers to provide for fault tolerance. We have also created a Network Operations Center through which we continually test and monitor the operation of our Web site in order to promptly identify any deficiency or failure in our systems.

    We incurred product development expenses of $0.4 million in the fiscal year ended March 31, 1998, $3.6 million in the fiscal year ended March 31, 1999 and $17.0 million in the six months ended September 30, 1999. We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our Web site. The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements and enhancements and changing customer demands. Accordingly, our future success will depend on our ability to:

- adapt to rapidly changing technologies;

- adapt our services to evolving industry standards; and

- continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace.

    Our failure to adapt to such changes would have a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. This could have a material adverse effect on our business, results of operations and financial condition.

GOVERNMENT REGULATION

    We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

    The FTC has promulgated a variety of laws related to consumer protection, a number of which apply to our business and operations. In January 2000 we received two request letters from the FTC. The first letter relates to an FTC study of the marketing of video games and software to children, particularly those that have a rating of "mature" or higher under the Entertainment Software Rating Board interactive rating system. The second letter relates to an FTC inquiry to determine compliance with the FTC's Mail or Telephone Order Merchandise Rule, which regulates the timeliness of the shipment of orders placed by customers. We are in the process of replying to the FTC's requests and inquiries. Any failure by us to comply with the rules and regulations promulgated by the FTC or other governmental authorities could result in action being taken against us that could have a material adverse effect on our business and results of operations.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

    In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in California. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. Current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the children's products industries, including toys, video games, software, video, books, music and baby-oriented products, are intensely competitive.

    We currently or potentially compete with a variety of other companies, including:

- other online companies that include children's and baby products as part of their product offerings, such as Amazon.com, Barnesandnoble.com, CDnow, Beyond.com, Reel.com, iBaby, BabyCatalog.com, iVillage and Women.com;

- traditional store-based toy and children's and baby product retailers such as Toys R Us, FAO Schwarz, Zany Brainy, Noodle Kidoodle, babyGap, GapKids, Gymboree, KB Toys, The Right Start and Babies R Us;

- major discount retailers such as Wal-Mart, Kmart and Target;

- online efforts of these traditional retailers, including the online stores operated by Toys R Us, Wal-Mart, FAO Schwarz, babyGap, GapKids, KB Toys (i.e., KB Kids) and Gymboree;

- physical and online stores of entertainment entities that sell and license children's and baby products, such as The Walt Disney Company and Warner Bros.;

- catalog retailers of children's and baby products and products for toddlers and expectant mothers;

- vendors or manufacturers of children's and baby products that currently sell some of their products directly online, such as Mattel and Hasbro;

- Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, Excite and Lycos; and

- various smaller online retailers of children's and baby products, such as BrainPlay.com, Red Rocket and Toysmart.com.

    We believe that the following are principal competitive factors in our market:

- brand recognition;

- selection;

- convenience;

- price;

- speed and accessibility;

- customer service;

- quality of site content; and

- reliability and speed of order shipment.

    Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or publishers or suppliers of children's products, including toys, video games, software, videos, books, music and baby-oriented products, as the use of the Internet and other online services increases.

    Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Some of our competitors such as Toys R Us and Wal-Mart have significantly greater experience in selling children's toys, video games, software, videos and music products.

    Our online competitors are particularly able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. For instance, we have filed a lawsuit against the holders of the "etoy.com" domain name (that is, "etoy" in the singular as opposed to "etoys" in the plural), asserting claims of trademark infringement and dilution and unfair competition, and the holders of such domain name have filed a cross-complaint against us, seeking declaratory relief regarding the superiority of their mark, an injunction against our use of the "eToys" name in specified jurisdictions and a cancellation of our "eToys" registered trademark. However, we believe that there are no claims or actions pending or threatened against us, including the "etoy" lawsuit, the ultimate disposition of which would have a materially adverse effect on us.

INTELLECTUAL PROPERTY

    We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, suppliers and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available online.

    We have licensed various proprietary rights to third parties. We attempt to ensure that these licensees maintain the quality of our brand. However, these licensees may nevertheless take actions that materially adversely affect the value of our proprietary rights or reputation. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

    We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim of infringement against us could have a material adverse effect upon our business, results of operations and financial condition.

EMPLOYEES

    As of September 30, 1999, we had 628 full-time employees. None of our employees are represented by a labor union, although certain employees of Fingerhut, the third-party supplier of some of our distribution operations, are members of labor unions. We have not experienced any work stoppages and consider our employee relations to be good.

    Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, none of whom are bound by an employment agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical, sales and managerial personnel. Competition of such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

FACILITIES

    Our corporate offices are located in Santa Monica, California, where we lease approximately 60,000 square feet under a lease that expires in July 2003. In October 2000 we intend to relocate our corporate offices to a new location in Santa Monica pursuant to a 10 year lease that we signed in December 1999. Under the lease agreement we have leased a 151,000 square foot building which is currently being developed. In addition we have an option to lease a second 151,000 square foot building at the same location which is expected to be completed in the third quarter of 2000. In addition, BabyCenter's corporate offices consist of approximately 28,400 square feet located in San Francisco, California under a lease that expires as to 24,000 square feet on September 1, 2004 and as to 4,400 square feet on December 31, 2004. In connection with our distribution operations, we also lease approximately 105,000 square feet in Commerce, California under a lease that expires in August 2003; approximately 438,500 square feet in Pittsylvania County, Virginia under a lease that expires in July 2004; approximately 75,000 square feet in San Francisco, California under a lease that expires as to 23,000 square feet on August 31, 2000 and as to 52,000 square feet on December 31, 2000; and approximately 25,000 square feet in Swindon, England under a lease that expires September 27, 2008.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth specific information regarding our executive officers and directors as of September 30, 1999:

NAME                                  AGE                               POSITION(S)
----                                --------       -----------------------------------------------------
Edward C. Lenk....................     38          President, Chief Executive Officer and Uncle of the
                                                   Board
Steven J. Schoch..................     41          Senior Vice President and Chief Financial Officer
John R. Hnanicek..................     35          Senior Vice President and Chief Information Officer
Frank C. Han......................     35          Senior Vice President of Product Development
Janine Bousquette.................     39          Senior Vice President of Marketing
Louis V. Zambello III.............     41          Senior Vice President of Operations
Matthew N. Glickman...............     33          Director
Peter C.M. Hart...................     48          Director
Tony A. Hung......................     32          Director
Michael Moritz....................     44          Director
Daniel J. Nova....................     37          Director

    EDWARD C. LENK founded eToys and has served as our President, Chief Executive Officer and a Director since June 1997. In December 1998, he was appointed Uncle of the Board. Prior to founding eToys, from May 1994 to July 1996, Mr. Lenk was employed as Vice President of Strategic Planning at The Walt Disney Company, where he was responsible for strategic planning and new business development of Worldwide Attractions and Resorts. From May 1991 to May 1994, he was a Director of Strategic Planning at The Walt Disney Company. Mr. Lenk received a Bachelor of Arts SUMMA CUM LAUDE from Bowdoin College and a Masters in Business Administration, with distinction, from Harvard Business School.

    STEVEN J. SCHOCH has served as our Chief Financial Officer since
January 1999. Prior to joining us, from December 1995 to January 1999,
Mr. Schoch was Vice President and Treasurer of Times Mirror Company, a newspaper and magazine publishing company. He also served as Chief Executive Officer and President of a wholly owned subsidiary of Times Mirror Company dedicated to the reduction and containment of costs of the parent company. From March 1991 to October 1995, Mr. Schoch worked at The Walt Disney Company, most recently as Vice President, Treasurer--Euro Disney S.C.A. Mr. Schoch received a Bachelor of Science from Tufts University and a Masters in Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

    JOHN R. HNANICEK has served as our Chief Information Officer since
December 1998. Prior to joining us, from October 1996 to December 1998, he was employed as Senior Vice President of Information Systems for Hollywood Entertainment, Inc., a nationwide retail video chain. From January 1996 to October 1996, Mr. Hnanicek served as Chief Information Officer for
Homeplace, Inc., a home furnishings chain. From 1990 to 1995, he served as Senior Vice President of Information Systems and Logistics at OfficeMax, Inc., a retail office supply outlet. Mr. Hnanicek holds a Bachelor of Science in Computer Science and Accounting from Cleveland State University.

    FRANK C. HAN has served as our Senior Vice President of Product Development since January 1999. From February 1997 to January 1999, Mr. Han was our Chief Operating Officer and Vice President of Finance. Prior to joining us, Mr. Han worked at Union Bank of California, serving as Vice President of Interactive Markets from January 1995 to February 1997 and as Director of Strategic Planning from 1993 to 1995. Mr. Han received a Bachelor of Science CUM LAUDE from Yale University and a Masters in Business Administration from the Stanford Graduate School of Business.

    JANINE BOUSQUETTE has served as our Senior Vice President of Marketing since May 1999. Prior to joining us, from 1995 to May 1999, Ms. Bousquette worked at PepsiCo Inc., a manufacturer of soft drinks, juices and snackfoods, serving most recently as Vice President of Marketing and also serving as Vice President of Marketing for the Flavor Brands. From 1982 to 1995, Ms. Bousquette worked in brand management at The Procter & Gamble Company, a manufacturer of consumer products, serving most recently as Senior Marketing Director. Ms. Bousquette received a Bachelor of Arts PHI BETA KAPPA from the University of Michigan.

    LOUIS V. ZAMBELLO III has served as our Senior Vice President of Operations since December 1998. Prior to joining us, from 1984 to 1998, he held a variety of positions at L.L. Bean, Inc., an outdoor retailer. Most recently, Mr. Zambello served as Senior Vice President of Operations and Creative from June 1998 to December 1998, as Senior Vice President of Operations from December 1993 to June 1998, as Vice President of Merchandise Services and Manufacturing from December 1991 to August 1993 and in a variety of other positions since 1984. Mr. Zambello received a Bachelor of Arts MAGNA CUM LAUDE from Cornell University and a Masters in Business Administration from Harvard Business School.

    MATTHEW N. GLICKMAN has served as a Director of eToys since July 1999.
Mr. Glickman co-founded BabyCenter and has served as its Chief Executive Officer since October 1996. Prior to founding BabyCenter, he served as Product Manager for Intuit Inc.'s Quicken personal finance software product and in other product management roles at Intuit from July 1993 to October 1996. He previously served as a consultant at Bain and Company. Mr. Glickman received a Bachelor of Arts, Phi Beta Kappa, from Amherst College, a Master of Arts in Educational Policy from the Stanford School of Education, and a Masters in Business Administration from the Stanford Graduate School of Business.

    PETER C.M. HART has served as a Director of eToys since October 1997. Since January 1999, Mr. Hart has been a Managing Partner of Wildkin LLC, a distributor of toys. Since November 1997, he has served as a business advisor to EdUsa, a company that provides language instruction over the Internet. From 1983 to 1997, he held a variety of positions at Ross Stores, Inc., an apparel retailer, most recently as a Senior Vice President managing warehousing, distribution and MIS operations. Previously, Mr. Hart was a Business Systems Analyst at Joseph Magnin Department Store in San Francisco and at Rediffusion in Buckinghamshire, England. Mr. Hart is a member of the Audit Committee of the Board of Directors.

    TONY A. HUNG has served as a Director of eToys since December 1997. Since 1997, he has been a Vice President of DynaFund Ventures, a venture capital partnership. Previously, Mr. Hung held a variety of positions at The Walt Disney Company, serving as Manager of Corporate Strategic Planning from 1996 to 1997, as Manager of Television and Telecommunications from 1995 to 1996, and as Senior Analyst in the Corporate Treasury department from 1992 to 1995. Mr. Hung serves on the boards of directors of a number of private companies. Mr. Hung holds a Bachelor of Arts from Harvard University and a Masters in Business Administration from The Anderson School at University of California at Los Angeles. Mr. Hung is a member of the Audit Committee of the Board of Directors.

    MICHAEL MORITZ has served as a Director of eToys since June 1998. He has been a general partner of Sequoia Capital, a venture capital firm, since 1986. Mr. Moritz serves as a director of Yahoo! Inc. and Flextronics International Ltd., as well as several private companies. Mr. Moritz received a Master of Arts degree from Oxford University and a Masters in Business Administration from the Wharton School at the University of Pennsylvania. Mr. Moritz is a member of the Compensation Committee of the Board of Directors.

    DANIEL J. NOVA has served as a Director of eToys since June 1998. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm.

Previously, he was a general partner of CMG@Ventures from January 1995 to August 1996 and a Senior Associate at Summit Partners from June 1991 to
January 1995. Mr. Nova is a director of Lycos, Inc., an online portal, and several private companies. Mr. Nova received a Bachelor of Science in Computer Science and Marketing with honors from Boston College and a Masters in Business Administration from Harvard Business School. Mr. Nova is a member of the Audit and Compensation Committees of the Board of Directors.

    Our Board of Directors currently consists of six members with one vacancy. Currently, each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. Commencing at our first annual meeting of stockholders following the date on which we have at least 800 stockholders, which is expected to be the annual meeting held in 2000, our Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, following that time, directors will serve for three-year terms and only one class of directors will be elected at each annual meeting of stockholders.

    Our executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

    Our Board of Directors established the Compensation Committee in
December 1998 and the Audit Committee in February 1999. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our Compensation Committee of the Board of Directors are currently Mr. Moritz and Mr. Nova, neither of whom has ever been an officer or employee of eToys. Prior to establishing the Compensation Committee in December 1998, the Board of Directors as a whole performed the functions delegated to the Compensation Committee.

DIRECTOR COMPENSATION

    Our directors do not currently receive any cash compensation from us for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. Under our 1997 Stock Plan, nonemployee directors are eligible to receive stock option grants and stock purchase rights at the discretion of the Board of Directors or other administrator of the plan. Under our 1999 Directors' Stock Option Plan, non-employee directors are eligible to receive automatic stock option grants upon their initial appointment and at each of our annual stockholders meetings. As described more fully below under the heading "Stock Plans." In September 1997 the Board of Directors granted
Mr. Hart an option to purchase 300,000 shares of common stock at $0.005 per share in connection with his appointment as a member of the Board of Directors. 1/4th of the shares vested upon June 15, 1998 and 1/48th of the total number of shares vest monthly from and after June 15, 1998. From January 1998 to June 1998, Mr. Hart provided us consulting services. In connection with these services, Mr. Hart received aggregate payments of $39,000, reimbursement of his expenses and an option to purchase 63,000 shares of common stock at $0.033 per share. This option, which vested at the rate of 1/6th per month commencing upon February 1, 1998, is fully vested.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation received for services rendered to eToys during the fiscal years ended March 31, 1998 and March 31, 1999 by our (i) Chief Executive Officer, (ii) our four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 1999, and (iii) one additional executive officer that joined eToys after the end of fiscal 1998. These individuals are referred to in this Offering Circular collectively as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                  ANNUAL COMPENSATION                --------------
                                      --------------------------------------------     SECURITIES
NAME AND PRINCIPAL          FISCAL                                 OTHER ANNUAL        UNDERLYING         ALL OTHER
POSITION                     YEAR     SALARY($)     BONUS($)     COMPENSATION($)       OPTIONS(#)      COMPENSATION($)
------------------         --------   ----------   ----------   ------------------   --------------   -----------------
Edward C. Lenk ..........    1998       105,000       --             --                3,000,000           --
  President and Chief
  Executive Officer
Louis V. Zambello            1998        50,000       28,750         --                  825,000           --
  III(1) ................
  Senior Vice President
  of Operations
John R. Hnanicek(2) .....    1998        37,500       15,000         --                  600,000           --
  Senior Vice President
  and Chief Information
  Officer
Steven J. Schoch(3) .....    1998        20,833        4,167         --                  750,000           --
  Senior Vice President
  and Chief Financial
  Officer
Frank C. Han ............    1998        93,750       10,000         --                  825,750           --
  Senior Vice President
  of Product Development

------------------------------

(1) Louis V. Zambello III became Senior Vice President of Operations in December 1998. On an annual basis, Mr. Zambello's salary would have been $200,000. Mr. Zambello is entitled to a bonus of $115,000 which vests monthly over the first year of his employment; the amount in the table reflects the portion of his bonus that vested in fiscal 1998.

(2) John R. Hnanicek became Senior Vice President and Chief Information Officer in December 1998. On an annual basis, Mr. Hnanicek's salary would have been $150,000. Mr. Hnanicek was paid a bonus of $60,000 which vests monthly over the first year of his employment; the amount in the table reflects the portion of his bonus that vested in fiscal 1998.

(3) Steven J. Schoch became Senior Vice President and Chief Financial Officer in January 1999. On an annual basis, Mr. Schoch's salary would have been $125,000. Mr. Schoch is entitled to a bonus of $25,000 which vests monthly over the first year of his employment; the amount in the table reflects the portion of his bonus that vested in fiscal 1998.

    We did not pay to our Chief Executive Officer or any named executive officer any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan in the fiscal year ended March 31, 1999. We do not have any defined benefit or actuarial plan with respect to our Chief Executive Officer or any named executive officer under which benefits are determined primarily by final compensation and years of service.

OPTION GRANTS

    The following table provides summary information regarding stock options granted to our named executive officers during the fiscal year ended March 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------
                                            PERCENT OF                                   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF           TOTAL                                        ASSUMED ANNUAL RATES OF
                          SECURITIES          OPTIONS                                    STOCK PRICE APPRECIATION FOR
                          UNDERLYING        GRANTED IN                                          OPTION TERM(3)
                            OPTIONS         FISCAL 1998   EXERCISE PRICE   EXPIRATION   -------------------------------
NAME                      GRANTED(#)          (%)(1)       ($/SHARE)(2)       DATE            5%              10%
----                      -----------       -----------   --------------   ----------   --------------   --------------
Edward C. Lenk..........   3,000,000(4)        21.25%         $0.143        10/21/08    $   43,279,730   $   68,915,737
Louis V. Zambello III...     825,000(5)(8)      5.84           1.667        12/31/08         9,854,812       15,692,141
John R. Hnanicek........     600,000(5)         4.25           1.667        12/31/08         7,167,136       11,412,466
Steven J. Schoch........     750,000(6)(9)      5.31           3.333         1/31/09         6,922,802       11,023,405
Frank C. Han............     825,000(4)         5.84           0.143        10/21/08        11,901,925       18,951,827
                                 750(7)         0.01           2.833         1/31/09             7,533           11,996

------------------------------

(1) We granted options for an aggregate of 14,116,650 shares to our employees and consultants under the 1997 Stock Plan and the 1999 Stock Plan during the fiscal year ended March 31, 1999. See "Stock Plans".

(2) Options were granted at an exercise price equal to the fair market value of the common stock, as determined by the Board of Directors on the date of grant.

(3) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(4) The options become exercisable at the rate of 1/4th of the total number of shares on October 21, 1999 and 1/48th of the total number of shares monthly from and after October 21, 1999.

(5) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4th of the total number of shares on December 31, 1999 and 1/48th of the total number of shares monthly from and after December 31, 1999.

(6) The option is immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4th of the total number of shares on January 31, 2000 and 1/48th of the total number of shares monthly from and after January 31, 2000.

(7) The option is immediately exercisable.

(8) The option provides that in the event we undergo a change in control within two years following the optionee's commencement of employment, a total of 412,500 shares subject to the option will be released from our repurchase option.

(9) The option provides that in the event we undergo a change in control within eighteen months following the optionee's commencement of employment, a total of 281,250 shares subject to the option will be released from our repurchase option.

OPTION EXERCISES AND HOLDINGS

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our named executive officers as of March 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                                                OPTIONS AT                   MONEY OPTIONS AT
                                                             MARCH 31, 1999(1)             MARCH 31, 1999(1)(2)
                                                       -----------------------------   -----------------------------
NAME                                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                                   ------------   --------------   ------------   --------------
Edward C. Lenk(3)....................................         --        3,000,000               --     $26,570,000
Louis V. Zambello III(4).............................    825,000               --       $6,050,000              --
John R. Hnanicek(4)..................................    600,000               --        4,400,000              --
Steven J. Schoch(5)..................................    750,000               --        4,250,000              --
Frank C. Han(6)......................................        750          825,000            4,625       7,306,750

------------------------------

(1) No options were exercised as of the completion of the fiscal year ended March 31, 1999.

(2) Based on the estimated fair market value of $9.00 for our common stock on March 31, 1999.

(3) The option becomes exercisable at the rate of 1/4th of the total number of shares on October 21, 1999 and 1/48th of the total number of shares monthly from and after October 21, 1999.

(4) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4th of the total number of shares on December 31, 1999 and 1/48th of the total number of shares monthly from and after December 31, 1999.

(5) The option is immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4th of the total number of shares on January 31, 2000 and 1/48th of the total number of shares monthly from and after January 31, 2000.

(6) Mr. Han holds an immediately exercisable option to purchase 750 shares. Mr. Han holds a second option to purchase 825,000 shares which becomes exercisable at the rate of 1/4th of the total number of shares on October 21, 1999 and 1/48th of the total number of shares monthly from and after October 21, 1999.

STOCK PLANS

    1999 STOCK PLAN. The Board of Directors adopted our 1999 Stock Plan in February 1999 and our stockholders approved it in March 1999. We have reserved a total of 24,800,000 shares of common stock for issuance under the 1999 Stock Plan, plus an automatic annual increase on the first day of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 5,200,000 shares, 3.0% of our outstanding common stock on the last day of the immediately preceding fiscal year or such lesser number of shares as the Board of Directors determines. As of September 30, 1999, options to purchase 5,567,576 shares of common stock with a weighted average exercise price equal to $18.34 have been granted, 688 options of which have been exercised.

    The 1999 Stock Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants, of stock purchase rights and nonstatutory stock options. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (under all of our plans and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. Unless terminated earlier, the 1999 Stock Plan will terminate in February 2009.

    The 1999 Stock Plan may be administered by the Board of Directors or a committee of the Board, each known as the "administrator". The Board of Directors currently administers the 1999 Stock Plan. The administrator determines the terms of options and stock purchase rights granted under the 1999 Stock Plan, including the number of shares subject to an option or stock purchase right, the exercise or purchase price, and the term and exercisability of options. The administrator may grant an individual employee options or stock purchase rights under the 1999 Stock Plan during any one fiscal year to purchase a maximum of 9,000,000 shares. The exercise price of all incentive stock options granted under the 1999 Stock Plan generally must be at least equal to the fair market value of our common stock on the date of grant. The administrator has the authority to grant nonstatutory stock options and stock purchase rights at prices below fair market value, although the exercise price of such awards granted to our Chief Executive Officer or our four other most highly compensated officers will generally equal at least 100% of the fair market value of the common stock on the date of grant. Payment of the purchase price of options and stock purchase rights may be made in cash or other consideration as determined by the administrator.

    Generally, options granted under the plan have a term of ten years and are nontransferable. The administrator may grant nonstatutory stock options with limited transferability rights in circumstances specified in the 1999 Stock Plan. The administrator determines the vesting terms of options and stock issued pursuant to stock purchase rights. We expect that options and stock purchase rights granted under the 1999 Stock Plan generally will vest at the rate of 1/4th of the total number of shares subject to the options or stock purchase rights 12 months after the date of grant, and 1/48th of such total number of shares each month thereafter.

    If an optionee's continuous status as an employee or consultant terminates other than as a result of his or her death or disability, his or her option may be exercised to the extent provided for in the Notice of Stock Option Grant, following which the option will terminate. If an optionee's continuous status as an employee or consultant terminates as a result of his or her death or disability (or, in the case of the optionee's death, within 30 days following termination of the optionee's continuous status as an employee or consultant) his or her option may be exercised for twelve months following such date of death or disability to the extent such right to exercise had accrued through the date of his or her death or disability. In no event may an option be exercised following the option expiration date.

    In the event that we undergo a change in control as defined in our 1999 Stock Plan, we expect that awards outstanding under the 1999 Stock Plan will be assumed or equivalent awards substituted by our acquiror. If an acquiror did not agree to assume or substitute awards, the vesting of outstanding options and stock issued pursuant to stock purchase rights will accelerate in full prior to consummation of the transaction. If we are acquired pursuant to a transaction in which outstanding awards are assumed or substituted by our acquiror and a participant holding an assumed or substituted award is involuntarily terminated within 24 months following the acquisition, the vesting of any award held by such person would accelerate in full immediately prior to the date of his or her termination. Notwithstanding anything to the contrary, no vesting acceleration or lapse of a repurchase right will occur if such vesting acceleration or lapse of a repurchase right will cause a transaction intended to qualify as a "pooling of interests" to be ineligible for such treatment. Moreover, in the event the vesting acceleration or lapse of a repurchase right constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, such vesting acceleration or lapse of a repurchase right may be limited such that no portion of any benefits will be subject to excise tax under Section 4999 of the Code.

    The Board has the authority to amend or terminate the 1999 Stock Plan as long as such action does not materially and adversely affect any outstanding option and provided that stockholder approval for any amendments to the 1999 Stock Plan shall be obtained to the extent required by applicable law.

    1997 STOCK PLAN. The Board of Directors adopted and our stockholders approved our 1997 Stock Plan in March 1997. We have reserved a total of 17,400,000 shares of common stock for issuance under the 1997 Stock Plan. As of September 30, 1999, options to purchase 2,452,716 shares of common stock with a weighted average exercise price of $0.15 had been exercised and options to purchase a total of 12,032,858 shares at a weighted average exercise price of $0.73 per share were outstanding. As of September 30, 1999, 1,013,150 shares remained available for future issuance under the 1997 Stock Plan. However, the Board has determined that all future grants to employees and consultants will take place under our 1999 Stock Plan and therefore any shares remaining available for issuance under the 1997 Stock Plan as of the date of this offering will be returned to our authorized but unissued capital stock and will not be available for future grant. Shares returning to the 1997 Stock Plan upon cancellation of outstanding options may be made subject to future grant after the date of this offering. Unless terminated earlier, the 1997 Stock Plan will terminate in March 2007.

    The terms of options and stock purchase rights issued under the 1997 Stock Plan are generally the same as those which may be issued under the 1999 Stock Plan, except with respect to the following features. The 1997 Stock Plan does not impose an annual limitation on the number of shares subject to options or stock purchase rights which may be issued to any individual employee. Nonstatutory stock options or stock purchase rights granted under the 1997 Stock Plan are nontransferable in all cases and must generally be granted with an exercise price or purchase price equal to at least 85% of the fair market value of the common stock on the date of grant.

    Awards issued prior to May 3, 1999 are governed by change in control provisions as in effect at the time of grant and as set forth in any applicable written agreements, including any amendments to such agreements.

    BABYCENTER, INC. 1997 STOCK PLAN. In connection with the BabyCenter merger, we assumed the outstanding options issued under the BabyCenter, Inc. 1997 Stock Plan. Upon closing of the merger, options outstanding under the BabyCenter plan became options to purchase an aggregate of 2,720,858 shares of our common stock. The terms of the BabyCenter options are similar to the terms of options issuable under our 1999 Stock Plan, except that if we were acquired, such options would terminate if not assumed, or equivalent options substituted, by our acquiror.

    1999 DIRECTORS' STOCK OPTION PLAN. The Board of Directors adopted our 1999 Directors' Stock Option Plan in February 1999 and our stockholders approved it in March 1999. We have reserved a total of 600,000 shares of common stock for issuance under the 1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan became effective May 19, 1999 and, unless terminated earlier, will continue in effect for ten years. As of the date hereof, no options to purchase shares of common stock have been issued under the 1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.

    The 1999 Directors' Stock Option Plan provides that each person who becomes a nonemployee director after the effective date of the plan will be granted a nonstatutory stock option to purchase 60,000 shares of common stock on the date on which the optionee first becomes a nonemployee director. In addition, on the date of each annual meeting of stockholders, each nonemployee director will automatically be granted an additional option to purchase 15,000 shares of common stock if, on such date, he or she has served on our Board of Directors for at least six months. All options granted under the 1999 Directors' Stock Option Plan shall have an exercise price equal to 100% of the fair market value of the common stock as of the date of grant and will be vested and exercisable in full immediately upon grant. Options granted under the 1999 Directors' Stock Option Plan are nontransferable.

    A nonemployee director who ceases to serve as a director for any reason other than death or disability has 90 days after the date he or she ceases to be a director to exercise options granted under the 1999 Directors' Stock Option Plan. To the extent that he or she does not exercise an option within such 90 day period, the option will terminate. If a director's service on our Board of Directors terminates as a result of his or her death or disability (or, in the case of a nonemployee director's death within the 90 day period following such director's termination date), the director or the director's estate will have the right to exercise an option for 12 months following such termination date. Options granted under the 1999 Directors' Stock Option Plan have a term of ten years.

    In the event that we are acquired by another company, we expect that awards outstanding under the 1999 Directors' Stock Option Plan will be assumed or equivalent awards substituted by our acquiror. If an acquiror did not agree to assume or substitute awards, all outstanding awards under the 1999 Directors' Stock Option Plan would terminate to the extent not previously exercised upon consummation of the acquisition. The Board of Directors may amend or terminate the 1999 Directors' Stock Option Plan at any time as long as such action does not adversely affect any outstanding option and stockholder approval for any amendments is obtained to the extent required by applicable law.

    1999 EMPLOYEE STOCK PURCHASE PLAN. The Board of Directors adopted our 1999 Employee Stock Purchase Plan in February 1999 and our stockholders approved it in March 1999. We have reserved a total of 1,000,000 shares of common stock for issuance under the 1999 Employee Stock Purchase Plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 620,000 shares, 0.5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the Board of Directors shall determine. The 1999 Employee Stock Purchase Plan became effective May 19, 1999 and, unless terminated earlier by the Board of Directors, it will continue in effect for twenty years.

    The 1999 Employee Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code. This plan consists of a series of overlapping offering periods of 24 months' duration. Offering periods begin on May 1 and November 1 of each year during the term of the plan (the first offering period began on May 20, 1999 and will terminate on April 30, 2001). The Board of Directors has the authority under the plan to set new offering or purchase periods.

    The Board of Directors or a committee appointed by the Board of Directors will administer the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period; provided, however, that for purposes of the first offering period, the purchase price will be equal to the lower of 85% of the price of our common stock to the public as set forth in our final prospectus for our initial public offering as filed with the SEC, and the value of the common stock at April 30, 2001. In circumstances specified in the 1999 Employee Stock Purchase Plan, the purchase price may be adjusted during an offering period to avoid our incurring adverse accounting charges. Our employees, including officers and employee directors, are eligible to participate in the 1999 Employee Stock Purchase Plan if they are employed by us for at least 20 hours per week and more than five months per year. Employees may end their participation in the 1999 Employee Stock Purchase Plan at any time, and participation ends automatically on termination of employment. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the 1999 Employee Stock Purchase Plan shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24-month offering period beginning on the first business day following the purchase date.

    The 1999 Employee Stock Purchase Plan limits the number of stock purchase rights that can be granted to any single employee. An employee cannot be granted rights to purchase stock under this plan if his or her rights accrue at a rate which exceeds $25,000 worth of stock in any calendar year. In addition, no employee may purchase more than 9,000 shares of common stock during any one purchase period (equivalent to a maximum of 36,000 shares over a 24-month offering period).

    In the event that we are acquired by another company, the 1999 Employee Stock Purchase Plan provides that each right to purchase stock will be assumed or equivalent rights substituted by our acquiror. If an acquiror did not agree to assume or substitute stock purchase rights, the offering period then in progress would be shortened and a new exercise date occurring prior to consummation of the acquisition would be set. The Board of Directors has the power to amend or terminate the 1999 Employee Stock Purchase Plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the Board of Directors may amend or terminate the 1999 Employee Stock Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

- any breach of their duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions;
  or

- any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of eToys, any subsidiary of eToys or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EMPLOYMENT AGREEMENTS

    In December 1998, we entered into an Offer Letter with John R. Hnanicek, our Chief Information Officer. The agreement entitles Mr. Hnanicek to a salary of $150,000 per year and a signing bonus of $60,000 which vests monthly over the first year of his employment. In December 1998, we granted Mr. Hnanicek an option to purchase 600,000 shares of common stock at $1.667 per share. The option is immediately exercisable and, if exercised, the underlying shares are subject to a right of repurchase in our favor. In the event of the termination of Mr. Hnanicek's employment, our repurchase option enables us to repurchase a specific number of his shares at $1.667 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of the shares will be released from our repurchase option on December 31, 1999 and 1/48th of the total number of shares will be released from our repurchase option monthly from and after December 31, 1999 until December 31, 2002. If Mr. Hnanicek is terminated without cause during his first six to 12 months of employment, an additional 1/48th of such shares shall be released from our repurchase option per each month of completed employment. This option expires on December 31, 2008.

    In December 1998, we entered into an Offer Letter with Louis V. Zambello III, our Senior Vice President of Operations. The agreement entitles
Mr. Zambello to a salary of $200,000 per year, a signing bonus of $115,000 which vests monthly over the first year of his employment and severance benefits equal to $100,000 if he is terminated without cause during the first 12 months of his employment with us. In December 1998, we granted Mr. Zambello an option to purchase 825,000 shares of common stock at $1.667 per share. The option is immediately exercisable and, if exercised, the underlying shares are subject to a right of repurchase in our favor. In the event of the termination of Mr. Zambello's employment, our repurchase option enables us to repurchase a specific number of his shares at $1.667 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of the shares will be released from our repurchase option on December 31, 1999 and 1/48th of the total number of shares will be released from our repurchase option monthly from and after December 31, 1999 until December 31, 2002. If Mr. Zambello is terminated without cause during his first six to 12 months of employment, an additional 1/48th of such shares shall be released from our repurchase option for each month of completed employment. Furthermore, if we experience a change of control within two years following his commencement of employment, a total of 412,500 of such shares shall immediately be released from our repurchase option. This offering will not constitute such a change of control. This option expires on December 31, 2008.

    In January 1999, we entered into an Offer Letter with Steven J. Schoch, our Chief Financial Officer. The agreement entitles Mr. Schoch to a salary of $125,000 per year, a signing bonus of $25,000 which vests monthly over the first year of his employment and severance benefits equal to $93,750 if he is terminated without cause during the first 12 months of his employment with us. In January 1999, we granted Mr. Schoch an option to purchase 750,000 shares of common stock at $3.333 per share. The option is immediately exercisable and, if exercised, the underlying shares are subject to a right of repurchase in our favor. In the event of the termination of Mr. Schoch's employment, our repurchase option enables us to repurchase a specific number of his shares at $3.333 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of the shares will be released from our repurchase option on January 31, 2000 and 1/48th of the total number of shares will be released from our repurchase option monthly from and after January 31, 2000 until January 31, 2003. If Mr. Schoch is terminated without cause during his first six to 12 months of employment, an additional 1/48th of such shares will be released from our repurchase option for each month of completed employment. Furthermore, if we experience a change of control within 18 months following his commencement of employment, a total of 281,250 of such shares shall immediately be released from our repurchase option. This offering will not constitute such a change of control. This option expires on January 31, 2009.

    In May 1999, we entered into an Offer Letter with Janine Bousquette, our Senior Vice President of Marketing. The agreement entitles Ms. Bousquette to a salary of $138,462 per year, a signing bonus of $75,000 which vests monthly over the first year of her employment and severance benefits equal to $100,000 if she is terminated without cause during the first 12 months of her employment with us. In May 1999, we granted to Ms. Bousquette an option to purchase 480,000 shares of common stock at $11.00 per share. The option is immediately exercisable and, if exercised, the underlying shares are subject to a right of repurchase in our favor. In the event of the termination of Ms. Bousquette's employment, our repurchase option enables us to repurchase a specific number of her shares at $11.00 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of the shares will be released from our repurchase option on May 17, 2000 and 1/48th of the total number of shares will be released from our repurchase option monthly from and after May 17, 2000 until May 17, 2003. If Ms. Bousquette is terminated without cause during the first six months of her employment, an additional 1/8th of such shares shall be released from our repurchase option. If Ms. Bousquette is terminated without cause during her first six to 12 months of employment, an additional 1/48th of such shares shall be released from our repurchase option for each month of completed employment. Furthermore, if we experience a change of control within 18 months following her commencement of employment, a total of 180,000 of such shares shall immediately be released from our repurchase option. This offering will not constitute such a change of control. This option expires on May 17, 2009.

    We have entered into indemnification agreements with our officers and directors which may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See the section "Management" under the heading "Limitation of Liability and Indemnification Matters".

                              CERTAIN TRANSACTIONS

    In June 1997, we sold 7,500,000 shares of common stock to Edward C. Lenk at $0.005 per share in exchange for $18,750 in cash and a promissory note in the principal amount of $18,750. The note is full recourse and secured by 3,750,000 of Mr. Lenk's shares. 3,750,000 of Mr. Lenk's shares are subject to a repurchase option in our favor. In the event of the termination of his employment, our repurchase option enables us to repurchase a specific number of Mr. Lenk's shares at $0.005 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of such shares were released from our repurchase option on December 1, 1997, and 1/48th of such total are released from our repurchase option monthly from and after December 1, 1997 until December 1, 2000. In addition, all shares are immediately released from our repurchase option upon a change of control. This offering will not constitute such a change of control.

    In October 1998, we issued Mr. Lenk an option to purchase 3,000,000 shares of common stock at $0.143 per share. The option vests over four years according to the following schedule: 1/4th of the shares vested on October 21, 1999 and 1/48th of the total number of shares vest monthly from and after October 21, 1999 until October 21, 2002. This option expires on October 21, 2008.

    In June 1997, we sold 2,500,002 shares of common stock to Frank C. Han at $0.005 per share in exchange for $6,250 in cash and a promissory note in the principal amount of $6,250. The note is full recourse and secured by 1,250,001 of Mr. Han's shares. 1,250,001 of Mr. Han's shares are subject to a repurchase option in our favor. In the event of the termination of his employment, our repurchase option enables us to repurchase a specific number of Mr. Han's shares at $0.005 per share. Our repurchase option lapses over four years according to the following schedule: 1/4th of such shares were released from our repurchase option on February 1, 1998, and 1/48th of such total are released from our repurchase option monthly from and after February 1, 1998 until February 1, 2001. In addition, all shares are immediately released from our repurchase option upon a change of control. This offering will not constitute such a change of control.

    In October 1998, we issued Mr. Han an option to purchase 825,000 shares of common stock at $0.143 per share. The option vests over four years according to the following schedule: 1/4th of the shares vested on October 21, 1999 and 1/48th of the total number of shares vest monthly from and after October 21, 1999 until October 21, 2002. This option expires on October 21, 2008. In January 1999, we issued Mr. Han a fully vested option to purchase 750 shares of common stock at $2.833 per share. This option expires on January 31, 2009.

    In September 1997 we issued Peter C.M. Hart a stock option to purchase 300,000 shares of common stock at $0.005 per share. The option vests over four years according to the following schedule: 1/4th of the shares subject to the option vested on June 15, 1998 and 1/48th of the total have vested monthly from and after June 15, 1998 until June 15, 2001. This option expires on
September 29, 2007. In September 1997, we sold Mr. Hart a promissory note in the amount of $20,000 and a warrant to purchase 48,387 shares of preferred stock at $0.207 per share. The note converted into 98,817 shares of preferred stock in December 1997 and Mr. Hart exercised the warrant in full in March 1999.
Mr. Hart was appointed a Director in October 1997. From January 1998 to June 1998, Mr. Hart provided us part-time consulting services. In connection with these services, in February 1998 we issued Mr. Hart a stock option to purchase 63,000 shares of common stock at $0.033 per share. This option vested over six months according to the following schedule: 1/6th of the shares subject to this option vested monthly from and after February 1, 1998 until July 1, 1998. This option expires on February 5, 2008.

    The following table summarizes the shares of common stock and preferred stock purchased by our directors and 5% stockholders and persons and entities associated with them in private placement transactions. Each share of preferred stock automatically converted into one share of common stock upon the closing of our initial public offering in May 1999. The shares of common stock were sold at $0.005 per share, the shares of Series A preferred stock were sold at $0.207 per share, the shares of Series B preferred stock were sold at $0.701 per share and the shares of Series C preferred stock were sold at $10.00 per share. For more details, see the section "Principal Stockholders".

                                                  COMMON     SERIES A     SERIES B    SERIES C
      ENTITIES AFFILIATED WITH DIRECTORS          STOCK      PREFERRED   PREFERRED    PREFERRED
      ----------------------------------        ----------   ---------   ----------   ---------
Entities affiliated with Highland Capital
  Partners (Daniel Nova)(1)...................      --          --       11,411,184    999,999
Entities affiliated with Sequoia Capital
  (Michael Moritz)(2).........................      --          --        7,131,990    999,999
Entities affiliated with DynaFund Ventures
  (Tony Hung)(3)..............................      --       4,838,709    2,852,796      --
Peter C.M. Hart...............................      --         147,204       --          --

            OTHER 5% STOCKHOLDERS
----------------------------------------------
idealab!......................................  18,320,001      --           --          --
Intel Corporation.............................      --       4,838,709    2,852,793      --
Entities affiliated with idealab! Capital
  Management I, LLC(4)........................      --       4,838,709    2,139,594      --

------------------------

(1) Includes shares held by Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs' Fund IV Limited Partnership. Daniel Nova is a general partner of the general partner of the Highland entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

(2) Includes shares held by Sequoia Capital VIII, Sequoia International Technology Partners VIII (Q), CMS Partners LLC, Sequoia International Technology Partners VIII, Sequoia 1997, and Sequoia Capital Franchise Fund. Michael Moritz is a general partner of the general partners of the Sequoia entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

(3) Includes shares held by DynaFund L.P. and DynaFund International L.P. Tony Hung is a vice president of the general partner of the DynaFund entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

(4) Includes shares held by idealab! Capital Partners I-A, LP and idealab! Capital Partners I-B, LP. idealab! Capital Management I, LLC is the general partner of idealab! Capital Partners I-A, LP and idealab! Capital
    Partners I-B, LP, and exercises voting and investment power over the shares held by these entities.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 30, 1999, by:

- each stockholder known by us to own beneficially more than 5% of the common stock,

- each director,

- our named executive officers, and

- all directors and named executive officers as a group.

                                                                SHARES BENEFICIALLY
                                                                      OWNED(1)
                                                              ------------------------
                                                                NUMBER     PERCENTAGE(2)
                                                              ----------      -----
idealab! ...................................................  18,320,001      15.31%
  130 West Union Street
  Pasadena, CA 91103
Entities affiliated with Highland Capital
  Partners(3) ..............................................  12,411,183      10.37
  Two International Place
  Boston, MA 02110
Entities affiliated with Sequoia Capital
  Partners(4) ..............................................   8,131,989       6.80
  3000 Sand Hill Road, Bldg. 4, Suite 280
  Menlo Park, CA 94025
Entities affiliated with DynaFund
  Ventures(5) ..............................................   7,691,505       6.43
  21311 Hawthorne Blvd., Suite 300
  Torrance, CA 90503
Intel Corporation ..........................................   7,691,502       6.43
  2200 Mission Blvd.
  Santa Clara, CA 95052
Entities affiliated with idealab! Capital ..................   6,978,303       5.83
  Management I, LLC(6)
  130 West Union Street
  Pasadena, CA 91103
Daniel J. Nova(7) ..........................................  12,411,183      10.37
Michael Moritz(8) ..........................................   8,131,989       6.80
Tony Hung(9) ...............................................   7,691,505       6.43
Edward C. Lenk(10) .........................................   8,303,500       6.89
Peter C.M. Hart(11) ........................................     391,454      *
Frank C. Han(12) ...........................................   2,712,940       2.26
Louis V. Zambello III(13) ..................................     825,000      *
Steven J. Schoch(14) .......................................     750,000      *
John R. Hnanicek(15) .......................................     600,000      *
Matthew N. Glickman ........................................   2,104,211       1.76
Janine Bousquette(16) ......................................     480,000      *
All directors and named executive officers as a group (11
  persons)(17) .                                              44,401,782      37.11%

------------------------

   * Less than 1% of the outstanding shares of common stock.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 30, 1999 are deemed outstanding, while such shares are not deemed outstanding for computing percentage ownership of any other person.

 (3) Includes 10,954,737 shares held by Highland Capital Partners III Limited Partnership, 456,447 shares held by Highland Entrepreneurs' Fund III Limited Partnership, 960,000 shares held by Highland Capital Partners IV Limited Partnership and 39,999 shares held by Highland Entrepreneurs' Fund IV Limited Partnership. Highland Management Partners III LLC is the general partner of Highland Capital Partners III Limited Partnership and exercises voting and investment power over the shares held by this entity. HEF III LLC is the general partner of Highland Entrepreneurs' Fund III Limited Partnership and exercises voting and investment power over the shares held by this entity. Highland Management Partners IV LLC is the general partner of Highland Capital Partners IV Limited Partnership and exercises voting and investment power over the shares held by this entity. Highland Entrepreneurs' Fund IV LLC is the general partner of Highland Entrepreneurs' Fund IV Limited Partnership and exercises voting and investment power over the shares held by this entity.

 (4) Includes 6,463,722 shares held by Sequoia Capital VIII, 427,920 shares held by Sequoia International Technology Partners VIII (Q), 142,641 shares held by CMS Partners LLC, 82,017 shares held by Sequoia International Technology Partners VIII, 15,690 shares held by Sequoia 1997, and 999,999 shares held by Sequoia Capital Franchise Fund. SC VIII Management, LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII and Sequoia International Technology Partners VIII (Q) and exercises investment and voting power over the shares held by these entities. SC VIII Management, LLC also exercises investment and voting power over the shares held by CMS Partners LLC and Sequoia 1997. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund and exercises investment and voting power over the shares held by this entity.

 (5) Includes 4,155,894 shares held by DynaFund International L.P. and 3,535,611 shares held by DynaFund L.P. DynaFund Ventures LLC is the general partner of DynaFund L.P. and DynaFund International L.P. and exercises investment and voting power over the shares held by these entities.

 (6) Includes 6,562,359 shares held by idealab! Capital Partners I-A, LP and 415,944 shares held by idealab! Capital Partners I-B, LP. idealab! Capital Management I, LLC is the general partner of idealab! Capital Partners I-A, LP and idealab! Capital Partners I-B, LP, and exercises voting and investment power over the shares held by these entities. William S. Elkus and William T. Gross exercise voting and investment power over idealab! Capital Management I, LLC.

 (7) Includes 10,954,737 shares held by Highland Capital Partners III Limited Partnership, 456,447 shares held by Highland Entrepreneurs' Fund III Limited Partnership, 960,000 shares held by Highland Capital Partners IV Limited Partnership and 39,999 shares held by Highland Entrepreneurs' Fund IV Limited Partnership. Highland Management Partners III LLC is the general partner of Highland Capital Partners III Limited Partnership and exercises voting and investment power over the shares held by this entity. HEF III LLC is the general partner of Highland Entrepreneurs' Fund III Limited Partnership and exercises voting and investment power over the shares held by this entity. Highland Management Partners IV LLC is the general partner of Highland Capital Partners IV Limited Partnership and exercises voting and investment power over the shares held by this entity. Highland Entrepreneurs' Fund IV LLC is the general partner of Highland Entrepreneurs' Fund IV Limited Partnership and exercises voting and investment power over the shares held by this entity. Daniel Nova is a general partner of the general partners of the Highland entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

 (8) Includes 6,463,722 shares held by Sequoia Capital VIII, 427,920 shares held by Sequoia International Technology Partners VIII (Q), 142,641 shares held by CMS Partners LLC, 82,017 shares held by Sequoia International Technology Partners VIII, 15,690 shares held by Sequoia 1997, and 999,999 shares held by Sequoia Capital Franchise Fund. SC VIII Management, LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII and Sequoia International Technology Partners VIII (Q) and exercises investment and voting power over the shares held by these entities.
     SC VIII Management, LLC also exercises investment and voting power over the shares held by CMS Partners LLC and Sequoia 1997. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund and exercises investment and voting power over the shares held by this entity. Michael Moritz is a general partner of the general partners of the Sequoia entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

 (9) Includes 4,155,894 shares held by DynaFund International L.P. and 3,535,611 shares held by DynaFund L.P. DynaFund Ventures LLC is the general partner of DynaFund L.P. and DynaFund International L.P. and exercises investment and voting power over the shares held by these entities. Tony Hung is a vice president of the general partner of the DynaFund entities and is a Director of eToys. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.

 (10) Includes 812,500 shares issuable upon exercise of options which will be vested within 60 days of September 30, 1999.

 (11) Includes 244,250 shares issuable upon exercise of options which will be vested within 60 days of September 30, 1999.

 (12) Includes 224,188 shares issuable upon exercise of an option which will be vested within 60 days of September 30, 1999.

 (13) Includes 825,000 shares issuable upon exercise of an option which will be exercisable within 60 days of September 30, 1999, but which are subject to a right of repurchase in our favor at cost in the event Mr. Zambello ceases employment with us.

 (14) Includes 750,000 shares issuable upon exercise of an option which will be exercisable within 60 days of September 30, 1999, but which are subject to a right of repurchase in our favor at cost in the event Mr. Schoch ceases employment with us.

 (15) Includes 600,000 shares issuable upon exercise of an option which will be exercisable within 60 days of September 30, 1999, but which are subject to a right of repurchase in our favor at cost in the event Mr. Hnanicek ceases employment with us.

 (16) Includes 480,000 shares issuable upon exercise of an option which will be exercisable within 60 days of September 30, 1999, but which are subject to a right of repurchase in our favor at cost in the event Ms. Bousquette ceases employment with us.

 (17) Includes the shares described in Notes 7 through 16.

                            DESCRIPTION OF THE NOTES

    The Notes were issued under an Indenture between us and U.S. Bank Trust National Association, as trustee (the "Trustee"). The Indenture and the Notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain Indenture sections. Wherever we refer to particular sections or defined terms, those sections or defined terms are incorporated herein by reference. In this section, references to "eToys" or "we" or "us" refer solely to eToys Inc. and not its subsidiaries.

GENERAL

    The Notes are general, unsecured obligations of eToys. The Notes are subordinated, which means that they rank behind certain of our other Indebtedness as described below. The Notes are for $150,000,000 aggregate principal amount. Payment of the full principal amount of the Notes will be due on December 1, 2004.

    The Notes will bear interest at the annual rate shown on the front cover of this prospectus from December 6, 1999. We will pay interest twice a year, on each June 1 and December 1 (each, an "Interest Payment Date"), beginning
June 1, 2000, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the note is registered at the close of business on the preceding May 15 or November 15, as the case may be (each, a "Regular Record Date"). Interest payable per $1,000 principal amount of notes for the period from December 6, 1999 to June 1, 2000, will be $30.38. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    The Notes are convertible into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on December 1, 2004, unless the Notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.

    We may redeem the Notes at our option at any time on or after December 1, 2002, in whole or in part, at the redemption prices set forth below under the heading "Optional Redemption", plus accrued and unpaid interest to the redemption date. If there is a Change in Control, you may have the right to require us to repurchase your Notes as described below under the heading "Repurchase at Option of Holders Upon a Change in Control".

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The Notes are issued:

- only in fully registered form;

- without interest coupons; and

- in denominations of $1,000 and greater multiples.

    Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the Trustee's corporate trust office presently located in the Borough of Manhattan, The City of New York.

    The Notes initially are evidenced by a global note that is on deposit with the Trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global note and any Notes issued in exchange for the global note are subject to restrictions on transfer and bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

- DTC has notified us that it is unwilling or unable to continue as depositary for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so; or

- an Event of Default with respect to the Notes represented by the global note has occurred and is continuing.

    In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

    DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

- you cannot receive Notes registered in your name it they are represented by the global note;

- you cannot receive certificated (physical) Notes in exchange for your beneficial interest in the global notes;

- you will not be considered to be the owner or holder of the global note or any
  Note it represents for any purpose; and

- all payments on the global note will be made to DTC or its nominee.

    The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

    Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for its participants' interests) and the records kept by those participants (for interests of persons participants hold on their behalf).

    Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

    We will make cash payments of interest on, and principal of, and the redemption or repurchase price of, the global note, as well as any payment of Liquidated Damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

    We have been informed that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of Liquidated

Damages, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

    We will send any redemption notices to Cede. We understand that if less than all the Notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

    We also understand that neither DTC nor Cede will consent or vote with respect to the Notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

    DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

    DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform its services properly is also dependent upon other parties, including, but not limited to, us and our agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation.

    DTC's policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made an the global note, and we and the Trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

    You may, at your option, convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the Note has been previously redeemed or repurchased, at a conversion rate equal to
13.5323 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to a conversion price of approximately $73.90 per share. The conversion rate is subject to adjustment as described below. Your right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day immediately preceding the redemption date or repurchase date for that Note, unless we default in making the payment due upon redemption or repurchase.

    The holder of a Note can convert the Note by delivering the Note at the Trustee's Corporate Trust Office, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. In the case of a global note, DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rule and procedures. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share, and the Trustee shall deliver the certificate(s) to the Conversion Agent for delivery to the holder of the Note being converted. The shares of common stock issuable upon conversion of the Notes will be fully paid and nonassessable and will also rank equally with other shares of our common stock outstanding from time to time.

    If you surrender a Note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the preceding Interest Payment Date to the data of conversion, except as described below. If you are a holder of a Note on a Regular Record Date, including a Note that is subsequently surrendered for conversion after the Regular Record Date, you will receive the interest payable on such Note on the next Interest Payment Date. To correct for this resulting overpayment of interest, we will require that any Note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next Interest Payment Date be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a Note, or a portion of a Note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the Regular Record Date and the close of business on the next Interest Payment Date.

    No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a Note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of Notes. Instead, we will pay an amount in cash based on the average of the high and low sales price of the common stock on the conversion date.

    If you deliver a Note for conversion, you will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the Note. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

    The conversion rate is subject to adjustment if, among other things:

    (1) there is a dividend or other distribution payable in common stock on shares of our common stock,

    (2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the Indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur,

    (3) we subdivide, reclassify or combine our common stock,

    (4) we distribute to all holders of our common stock evidences of our Indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

       - those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

       - dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

       - distributions upon a merger or consolidation as discussed below,

    (5) we make a distribution consisting exclusively of cash (excluding cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made exceeds 10% of our market capitalization, being the product of the Current Market Price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding, or

    (6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

    We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

    If we merge or consolidate with another person or sell or transfer all or substantially all of our assets, each Note then outstanding will, without the consent of the holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of, common stock into which the Note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

    We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of Notes at least 15 days' notice of such an increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a "Change In Control", as defined below.

    If at any time we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of eToys, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of Notes. For more details, see the section "Certain Federal Income Tax Consequences."

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Notes (including any Liquidated Damages (as defined herein) and any amounts payable upon the redemption or repurchase of the Notes that the Indenture permits) is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all of our Senior Debt. "Senior Debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

- all our Indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument;

- all our obligations for money borrowed;

- all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

- all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

- all our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including related reimbursement obligations;

- all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

- all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

- renewals, extensions, modifications, replacements, restatements and refundings of, or any Indebtedness or obligation issued in exchange for any Indebtedness or obligation described in the bullets above.

    Senior Debt will not include any Indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the Indebtedness or obligation is issued, expressly provide that the Indebtedness or obligation is not superior in right of payment to the Notes. In addition, Senior Debt will not include trade payables and any Indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

    We will not make any payment on account of principal, premium or interest on the Notes (including any Liquidated Damages and any amounts payable upon the redemption or repurchase of the Notes) if either of the following occurs:

- we default in our obligations to pay principal, premium, interest or other amounts on our Senior Debt, including a default under any redemption or repurchase obligation (a "Payment Default"), and the default continues beyond any grace period that we may have to make those payments; or

- a default (other than a Payment Default) occurs and is continuing on any Designated Senior Debt, as defined below, and (1) the default permits the holders of the Designated Senior Debt to accelerate its maturity and (2) the Trustee has received a notice (a "Payment Blockage Notice") of the default from a holder of the Designated Senior Debt (or, in the case of a syndicated credit facility, the agent or representative of the lenders thereunder).

    If payments of the Notes have been blocked by a Payment Default, payments on the Notes may resume (including missed payments, if any) when the Payment Default has been cured or waived. If payments on the Notes have been blocked by a default (other than a Payment Default) payments on the Notes may resume (including missed payments, if any) on the earlier of (1) the date on which such default is cured or waived, or (2) 179 days after the date on which the Trustee receives the Payment Blockage Notice.

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
    No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the Trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Debt has blocked payment on the Notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced until both of the following are satisfied:

- 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

- all scheduled payments of principal, any premium and interest on the Notes that have come due have been paid in full in cash.

    "Designated Senior Debt" means our obligations under any particular Senior Debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be "Designated Senior Debt" for purposes of the Indenture. That instrument, agreement or other document may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt.

    In addition, upon any acceleration of the principal due on the Notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due on all Senior Debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who are holders of Senior Debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you. As of September 30, 1999, we had approximately $9.5 million of Senior Debt outstanding.

    In addition, the Notes are "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary's assets and any indebtedness of the subsidiary senior to that which we hold.

    The Indenture does not limit our ability or the ability of any of our subsidiaries to incur indebtedness, including Senior Debt.

OPTIONAL REDEMPTION

    On or after December 1, 2002, we may redeem the Notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on December 1 of the following years:

YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2002........................................................      102.500%
2003........................................................      101.250%

and, if applicable, thereafter is equal to 100% of the principal amount. In each case, we will also pay accrued interest to the redemption date. The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

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
    No "sinking fund" is provided for the Notes, which means that the Indenture does not require us to redeem or retire the Notes periodically.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    If a Change In Control, as defined below, occurs, you will have the right, at your option, to require us to repurchase all of your Notes not called for redemption, or any portion of the principal amount of your Notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the repurchase date.

    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock, valued at 95% of the average of the high and low sales prices of the common stock for each of the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the Indenture. Because the number of shares of common stock to be delivered to holders of Notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the Change in Control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

    Within 30 days after the occurrence of a Change in Control, we are obligated to give you notice of the Change in Control and of your repurchase right arising as a result of the Change in Control. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the Trustee of your exercise of your repurchase right, together with the Notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 75 days after the occurrence of a Change in Control.

    A Change in Control will be deemed to have occurred at such time after the original issuance of the Notes any of the following occurs:

    (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any of our subsidiaries or any of our employee benefit plans will not trigger this provision;

    (2) we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

       - the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

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
       - the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

    (3) we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person, other than a transaction pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the transferee person entitled to vote generally in elections of directors of the transferee person immediately after the transaction.

    However, a Change in Control will not be deemed to have occurred if the average of the high and low sales price per share of our common stock for any five trading days within (A) the period of 10 consecutive trading days ending immediately after the later of the Change in Control and the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (B) below, or (B) the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the Notes in effect on each of those trading days.

    For purposes of these provisions:

- the conversion price is equal to $1,000 divided by the conversion rate; and

- whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act.

    Any Change in Control will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the Indenture.

    We may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any Notes surrendered may not be reissued or resold and will be canceled promptly.

    The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

    The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

    Our ability to repurchase Notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could cause an event of default or be prohibited or limited by the terms of Senior Debt. As a result, any repurchase of the Notes would, absent a waiver, be prohibited under the Indenture's subordination provisions until the Senior Debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the Notes when required following a Change in Control, an Event of Default would occur, whether or not such repurchase is permitted by the Indenture's subordination provisions. Any such default may, in turn, cause a default under our Senior Debt. For more details, see above under the heading "Subordination."

MERGERS AND SALES OF ASSETS

    We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless each of the following requirements is met.

- the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest on the Notes and the performance of our other covenants under the Indenture; and

- immediately after giving effect to that transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

- we fail to pay principal of or any premium on any Note when due, whether or not the payment is prohibited by the Indenture's subordination provisions;

- we fail to pay any interest on any Note when due and that default continues for 30 days, whether or not the payment is prohibited by the Indenture's subordination provisions;

- we fail to give the notice that we are required to give if there is a Change in Control, whether or not the notice is prohibited by the Indenture's subordination provisions;

- we fail to perform any other covenant in the Indenture and that failure continues for 60 days after written notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes;

- we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $25 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes; and

- events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the Indenture.

    Subject to the provisions of the Indenture relating to the Trustee's duties, if an Event of Default exists, the Trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless they have offered to the Trustee reasonable indemnity. Subject to such Trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction does not conflict with any rule of law

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
or with the Indenture, and the Trustee may take any other action the Trustee deems proper which is not inconsistent with such direction.

    If an Event of Default, other than an Event of Default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may accelerate the maturity of all Notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under circumstances set forth in the Indenture, rescind the acceleration if all Events of Default, other than the nonpayment of principal of the Notes which have become due solely because of the acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest on, all of the Notes will automatically become immediately due and payable without any declaration or other act an the part of the holders of the Notes or the Trustee.

    Before you may take any action to institute any proceeding relating to the Indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

- you must have given the Trustee written notice of a continuing Event of Default;

- other holders of at least 25% of the aggregate principal amount of all outstanding Notes must make a written request of the Trustee to take action because of the default and must have offered reasonable indemnification to the Trustee against the cost, liabilities and expenses of taking such action; and

- the Trustee must not have taken action for 60 days after receiving such notice and offer of indemnification.

    These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest on, a Note, or the repurchase price payable for a Note on or after the due dates for such payments, or of the right to convert the Note in accordance with the Indenture.

    We will furnish to the Trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in performance.

MODIFICATION AND WAIVER

    The Indenture contains provisions permitting us and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the Notes. With the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders, PROVIDED, that no such modification may, without the consent of each Holder affected thereby

- change the stated maturity of the principal or interest of a Note;

- reduce the principal amount, any premium or interest on any Note;

- reduce the amount payable upon a redemption at our option;

- amend or modify our obligation to make or consummate a repurchase offer upon a Change in Control after our obligation to make a Change in Control repurchase offer arises;

- change the place or currency of payment on a Note;

- impair the right to institute suit for the enforcement of any payment on any Note;

- modify the subordination provisions in a manner that is adverse to the holders of the Notes;

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
- adversely affect the right of holders of Notes to convert any of the Notes;

- reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the Indenture; or

- modify the provisions dealing with modification and waiver of the Indenture, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

    The holders of a majority in principal amount of the outstanding Notes must consent to waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding Notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price.

    Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to any surviving rights of conversion, or registration of transfer or exchange, or replacement of Notes, any right to receive Liquidated Damages and our obligations to the Trustee) as to all outstanding Notes when

    (1) either

    (A) all Notes theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

    (B) all such Notes not theretofore delivered to the Trustee or its agent for cancellation (other than Notes referred to in clauses (x) and (y) of clause (1)(A) above)

         (I) have become due and payable, or

        (II) will become due and payable within one year, or

        (III) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense,

and we, in the case of clause (I), (II) or (III) above, have deposited with the Trustee as trust funds (immediately available to the holders of the Notes in the case of clause (I)) an amount sufficient to pay and discharge the entire principal, premium, if any, and interest (including any Liquidated Damages) on such Notes to the date of deposit (in the case of Notes which have become due and payable) or to the final maturity or redemption date, as the case may be, and

    (2) we have paid all other sums payable by us under the Indenture.

    In addition, we must deliver an officers' certificate stating that all conditions precedent to satisfaction and discharge have been complied with.

REGISTRATION RIGHTS

    We entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"). In the Registration Rights Agreement we agreed, for the benefit of the holders

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
of the Notes and the shares of common stock issuable upon conversion of the Notes (together, the "Registrable Securities," but excluding securities that are eligible for disposition under Rule 144 of the Securities Act) that we will, at our expense:

- file with the Commission, on or prior to 90 days following the date the Notes are originally issued, a shelf registration statement covering resales of the Registrable Securities;

- use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following the date the Notes are originally issued; and

- use our reasonable efforts to keep effective the shelf registration statement until two years after the date it is declared effective or, if earlier, until there are no outstanding Registrable Securities (the "Effectiveness Period").

    We will provide to each holder of Registrable Securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

    Upon written notice to all the holders of Notes, we will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of Registrable Securities during prescribed periods of time if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. The periods during which we can suspend the use of the prospectus may not exceed a total of 45 days, whether or not consecutive, in any 90-day period or a total of 90 days in any 365-day period.

    Upon receipt of such notice, the holders of Notes are required to cease disposing of securities under the prospectus and to keep the notice confidential.

    Liquidated damages ("Liquidated Damages") will accrue if either of the following events ("Registration Defaults") occurs:

- on or prior to 90 days following the date the Notes were originally issued, a shelf registration statement has not been filed with the Commission; or

- on or prior to 180 days following the date the Notes were originally issued, the Commission does not declare the shelf registration statement effective.

    In either case, Liquidated Damages will accrue from and including the day following the Registration Default to but excluding the day on which the Registration Default is cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the Liquidated Damages begin to accrue.

    The rates at which Liquidated Damages for Registration Defaults will accrue will be as follows:

- $.05 per week per $1,000 principal amount of the Notes to and including the 90(th) day after the Registration Default; and

- $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum of $.25 per week per $1,000 principal amount of Notes.

    In addition, Liquidated Damages will accrue if:

- the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or

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
- the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365-day period.

    In either such event, the Liquidated Damages will accrue (subject to the limitation set forth above) at a rate of $.05 per week per $1,000 principal amount of Notes from the 46th day of the 90-day period or the 91st day of the 365-day period. The Liquidated Damages will continue to accrue until the earlier of the following:

- the time the shelf registration statement again becomes effective or the holders of Registrable Securities are again able to make sales under the shelf registration statement, depending on which event triggered the Liquidated Damages; or

- the time the Effectiveness Period expires.

    A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification provisions.

    We will mail a Notice and Questionnaire to the holders of Registrable Securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective (the "Effective Time").

    No holder of Registrable Securities will be entitled to be named as a selling security holder in the shelf registration statement as of the Effective Time, and no holder of Registrable Securities will be entitled to use the prospectus forming a part of the shelf registration statement for offers and resales of Registrable Securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us by the deadline for response set forth in the Notice and Questionnaire. Holders of Registrable Securities will, however, have at least 20 calendar days from the date on which the Notices and Questionnaire is first mailed to them to return a completed and signed Notice and Questionnaire to us.

    Beneficial owners of Registrable Securities who have not returned a Notice and Questionnaire by the questionnaire deadline described above may receive another Notice and Questionnaire from us upon request. When we receive a completed and signed Notice and Questionnaire, we will include the Registrable Securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

    We agree in the Registration Rights Agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the Notes to be quoted on The Nasdaq National Market. However, if the common stock is not then quoted on The Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the Notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, if any, on or prior to the effectiveness of the shelf registration statement.

    This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which we will make available to beneficial owners of the Notes upon request to us.

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
NOTICES

    We will give notice to holders of the Notes by mail to the addresses of the holders as they appear in the Security Register. Notices will be deemed to have been given on the date of mailing.

REPLACEMENT OF NOTES

    We will replace, at the holders' expense, Notes that become mutilated, destroyed, stolen or lost upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Note before a replacement Note will be issued.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

    No direct or indirect stockholder, officer, director or employee, as such, past, present or future of eToys, or any successor entity, shall have any personal liability in respect of our obligations under the Indenture or the Notes solely by reason of his or its status as such stockholder, officer, director or employee.

THE TRUSTEE

    The Trustee for the holders of Notes issued under the Indenture is U.S. Bank Trust National Association. If an Event of Default occurs, and is not cured, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of Notes, unless they have offered the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 600,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

COMMON STOCK

    As of September 30, 1999, there were 119,643,088 shares of common stock outstanding, held of record by approximately 600 stockholders. In addition, as of September 30, 1999, there were 20,099,513 shares of common stock subject to outstanding options.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. For more details, see the section "Dividend Policy". In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We currently do not have any shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

    As of November 15, 1999, there were warrants outstanding to purchase a total of (a) 11,412 shares of common stock at a price of $7.01 per share, and
(b) 2,500 shares of common stock at a price of $50.375 per share.

REGISTRATION RIGHTS

    The holders of 68,677,269 shares of common stock and options to purchase 3,825,750 shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

- The holders of at least 25% of the then outstanding registrable securities may require, on two occasions beginning November 16, 1999 that we use our best efforts to register the registrable securities for public resale.

- If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

- The holders of at least 25% of the then outstanding registrable securities may require us on three occasions to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate selling price is at least $2,000,000.

    We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on May 25, 2004 or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act. The filing of the Registration Statement for which this prospectus forms a part also does not trigger any registration rights under the registration rights agreement.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of eToys to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

- the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

- upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our Certificate of Incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Commencing at our first annual meeting of stockholders following the date on which we have at least 800 stockholders, which is expected to be the annual meeting held in 2000, our Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address is 400 South Hope Street, 4th Floor, Los Angeles, California 90071 and telephone number is
(213) 553-9730.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain Federal income tax considerations that are anticipated to be material for original purchasers of the notes and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to particular investors in light of their individual investment circumstances or to certain types of investors subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations, foreign tax payers and persons that will hold the notes as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for Federal income tax purposes or that have a functional currency other than the U.S. dollar. In addition, this summary does not discuss any state, local or foreign tax considerations. This summary assumes that investors will hold their notes and the common stock received upon conversion of the notes, as "capital assets" (generally, property held for investment) as defined in the Internal Revenue Code of 1986, as amended. Prospective purchasers are urged to consult their tax advisors regarding the specific Federal, state, local and foreign income and other tax consequences of the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes.

CONVERSION

    A holder's conversion of a note into common stock is generally not a taxable event (except with respect to any cash received in lieu of a fractional share). The holder's tax basis in the common stock received on conversion of a note will be the same as the holder's tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the common stock received on conversion will include the holding period of the note converted.

CONSTRUCTIVE DIVIDEND

    If at any time eToys makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion price of the notes is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of the notes. For example, a decrease in the conversion price in the event of distributions of evidence of indebtedness or assets of eToys will generally result in deemed dividend treatment to holders, but generally a decrease in the event of pro-rata stock dividends or the distribution of rights to subscribe for common stock will not. See the section "Description of the Notes" under the heading "Conversion Rights."

SALE OR DISPOSITION

    A holder will generally recognize capital gain or loss upon the sale or other taxable disposition (including, in the case of the notes, the redemption) of a note or common stock in an amount equal to the difference between the amount realized from such disposition and his tax basis in the note or common stock. Such gain or loss will be long-term if the note or common stock has been held for more than one year.

                            SELLING SECURITYHOLDERS

    The following table sets forth, as of             , 2000, the respective
principal amount of convertible notes beneficially owned and offered hereby by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of the convertible notes, which may be sold from time to time by selling securityholders pursuant to this prospectus. Such information has been obtained from the selling securityholders.

                                    PRINCIPAL
                                     AMOUNT
                                    OF NOTES        PERCENT OF                           COMMON
                                  BENEFICIALLY        TOTAL         COMMON STOCK      STOCK TO BE
                                    OWNED AND      OUTSTANDING     OWNED PRIOR TO      REGISTERED
NAME                             OFFERED HEREBY       NOTES       THE NOTE OFFERING    HEREBY (1)
----                             ---------------   ------------   -----------------   ------------

------------------------

*   Less than one percent.

(1) The shares of common stock to be registered are calculated on an "as converted" basis using the conversion rate described on the front cover page of this prospectus.

    None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation were underwriters for our initial public offering of common stock in May 1999. Because the selling securityholders may offer all or some portion of the above-referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since December 1, 1999 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

    Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell the securities pursuant to the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

    We are registering the notes and the shares of common stock issuable upon conversion of the notes to permit public secondary trading of these securities by their holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

    The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions (which may involve crosses or block transactions)

    (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

    (2) in the over-the-counter market,

    (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

    (4) through the writing of options (whether such options are listed on an options exchange or otherwise), or

    (5) through the settlement of short sales.

    In connection with sales of the securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholder may also sell securities short and deliver securities to close out short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

    The outstanding common stock is listed for trading on The Nasdaq National Market under the symbol "ETYS." We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the convertible notes. For more details, see the section "Risk Factors" under the heading "You Cannot Be Sure That an Active Trading Market Will Develop for the Notes."

    The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, upon our being notified by a named selling shareholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

    Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or

Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

    We will pay all expenses of the registration of the convertible notes and common stock pursuant to the Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against civil liabilities, including certain liabilities under the Securities Act, in accordance with the Registration Rights Agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, in accordance with the Registration Rights Agreement or will be entitled to contribution.

    Once sold under the shelf registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

    The validity of the issuance of the securities being offered hereby will be passed upon for eToys by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at March 31, 1998 and 1999, and for each of the two years in the period ended March 31, 1999 and of BabyCenter, Inc. at September 30, 1997 and 1998 and March 31, 1999 and for the period from inception (February 11, 1997) to September 30, 1997, the year ended September 30, 1998 and for the six months ended March 31, 1999 as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    eToys is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, eToys files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by eToys may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices' New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. eToys's common stock is listed on the Nasdaq Stock Market-National Market System and such reports, proxy statements and other information concerning eToys may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    If at any time during the two-year period following the date of original issue of the notes, eToys is not subject to the information requirements of
Section 13 or 15(d) of the Exchange Act, eToys will furnish to holders of notes, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion thereof.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         ETOYS INC.

Report of Independent Auditors..............................  F-2

Consolidated Balance Sheets at March 31, 1998 and 1999 and
  September 30, 1999 (unaudited)............................  F-3

Consolidated Statements of Operations for the years ended
  March 31, 1998 and 1999 and six months ended September 30,
  1998 and 1999 (unaudited).................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended March 31, 1998 and 1999 and six
  months ended September 30, 1998 and 1999 (unaudited)......  F-5

Consolidated Statements of Cash Flows for the years ended
  March 31, 1998 and 1999 and six months ended September 30,
  1998 and 1999 (unaudited).................................  F-6

Notes to Consolidated Financial Statements..................  F-7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended March 31, 1999..............  F-20

Unaudited Pro Forma Condensed Combined Statement of
  Operations for the six months ended September 30, 1999....  F-21

Unaudited Pro Forma Condensed Combined Balance Sheet at
  March 31, 1999............................................  F-22

Notes to Unaudited Pro Forma Condensed Combined Financial
  Information...............................................  F-23

                      BABYCENTER, INC.

Report of Independent Auditors..............................  F-26

Balance Sheets at September 30, 1997 and 1998 and March 31,
  1999......................................................  F-27

Statements of Operations for the period from inception
  (February 11, 1997) to September 30, 1997, the year ended
  September 30, 1998 and the six months ended March 31, 1998
  (unaudited) and 1999......................................  F-28

Statements of Stockholders' Equity (Deficit) for the period
  from inception (February 11, 1997) to September 30, 1997,
  the year ended September 30, 1998 and six months ended
  March 31, 1999............................................  F-29

Statements of Cash Flows for the period from inception
  (February 11, 1997) to September 30, 1997, the year ended
  September 30, 1998 and the six months ended March 31, 1998
  (unaudited) and 1999......................................  F-30

Notes to Financial Statements...............................  F-31

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

eToys Inc.

    We have audited the accompanying consolidated balance sheets of eToys Inc. as of March 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eToys Inc. as of March 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Los Angeles, California
May 3, 1999

                                   ETOYS INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              MARCH 31,    MARCH 31,    SEPTEMBER 30,
                                                                 1998         1999           1999
                                                              ----------   ----------   --------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  1,552     $ 20,173       $140,601
  Inventories...............................................        224        5,067         51,379
  Prepaids and other current assets.........................         35        1,577         18,684
                                                               --------     --------       --------
Total current assets........................................      1,811       26,817        210,664
Property and equipment:
  Equipment.................................................        155        1,267          9,775
  Purchased software........................................         --          126          4,748
  Furniture and fixtures....................................          8           10            733
  Leasehold improvements....................................         15          371            874
  Assets under capital lease................................         --          731          7,235
                                                               --------     --------       --------
                                                                    178        2,505         23,365
  Accumulated depreciation and amortization.................        (18)        (369)        (2,156)
                                                               --------     --------       --------
                                                                    160        2,136         21,209
Goodwill (net of accumulated amortization of $319 and $9,930
  at March 31, 1999 and September 30, 1999, respectively)...        956          637        180,066
Other assets................................................         --        1,076          2,238
                                                               --------     --------       --------
Total assets................................................   $  2,927     $ 30,666       $414,177
                                                               ========     ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $    346     $  4,236       $ 66,471
  Accrued expenses..........................................          9          530          6,798
  Current portion of long-term notes payable and capital
    lease obligations.......................................         --          230          3,083
                                                               --------     --------       --------
Total current liabilities...................................        355        4,996         76,352
Long-term notes payable and capital lease obligations.......         --          477          6,371
Redeemable Convertible Preferred Stock, 19,593,089 shares
  authorized:
    Series A Preferred Stock; $.0001 par value; 6,318,017,
      7,023,645 and none shares issued and outstanding at
      March 31, 1998 and 1999 and September 30, 1999,
      respectively..........................................      3,917        4,355             --
    Series B Preferred Stock, $.0001 par value, 11,886,649
      shares issued and outstanding at March 31, 1998 and
      1999, respectively, and none issued or outstanding at
      September 30, 1999....................................         --       24,952             --
    Series C Preferred Stock, $.0001 par value, 666,666
      shares issued and outstanding at March 31, 1998 and
      1999, respectively, and none issued or outstanding at
      September 30, 1999....................................         --       19,984             --
Commitments and contingencies...............................
Stockholders' equity:
  Common Stock, $.0001 par value, 600,000,000 shares
    authorized; 32,799,276, 34,535,415 and 119,643,088
    shares issued and outstanding at March 31, 1998 and 1999
    and September 30, 1999, respectively....................          3            3             12
  Additional paid-in capital................................      1,003       45,837        474,886
  Receivables from stockholders.............................        (30)        (138)        (1,892)
  Deferred compensation.....................................        (53)     (38,974)       (44,997)
  Accumulated other comprehensive loss......................         --           --             (2)
  Accumulated deficit.......................................     (2,268)     (30,826)       (96,553)
                                                               --------     --------       --------
Total stockholders' equity (deficit)........................     (1,345)     (24,098)       331,454
                                                               --------     --------       --------
Total liabilities and stockholders' equity..................   $  2,927     $ 30,666       $414,177
                                                               ========     ========       ========

                            See accompanying notes.

                                   ETOYS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEARS ENDED           SIX MONTHS ENDED
                                                        MARCH 31,              SEPTEMBER 30,
                                                   -------------------   -------------------------
                                                     1998       1999        1998          1999
                                                   --------   --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Net sales........................................  $   687    $ 29,959     $   989       $ 21,281
Cost of sales....................................      568      24,246         807         17,209
                                                   -------    --------     -------       --------
Gross profit.....................................      119       5,713         182          4,072
Operating expenses:
  Marketing and sales............................    1,290      20,719       3,742         31,585
  Product development............................      421       3,608       1,101         17,023
  General and administrative.....................      676       4,352         893          7,254
  Goodwill amortization..........................       --         319         159          9,626
  Deferred compensation amortization.............        2       5,814         113          7,096
                                                   -------    --------     -------       --------
    Total operating expenses.....................    2,389      34,812       6,008         72,584
                                                   -------    --------     -------       --------
Operating loss...................................   (2,270)    (29,099)     (5,826)       (68,512)
Other income (expense):
  Interest income................................       18         589         316          2,966
  Interest expense...............................      (15)        (47)        (44)          (180)
                                                   -------    --------     -------       --------
Loss before provision for taxes..................   (2,267)    (28,557)     (5,554)       (65,726)
Provision for taxes..............................       (1)         (1)         --             (1)
                                                   -------    --------     -------       --------
Net loss.........................................  $(2,268)   $(28,558)    $(5,554)      $(65,727)
                                                   =======    ========     =======       ========
Basic net loss per equivalent share..............  $ (0.09)   $  (0.85)    $ (0.17)      $  (0.71)
                                                   =======    ========     =======       ========
Pro forma basic net loss per equivalent share....  $ (0.08)   $  (0.35)    $ (0.07)      $  (0.60)
                                                   =======    ========     =======       ========
Shares used to compute basic net
  loss per equivalent share......................   25,130      33,428      32,866         92,960
                                                   =======    ========     =======       ========
Shares used to compute pro forma basic net loss
  per equivalent share...........................   30,233      81,923      74,645        108,784
                                                   =======    ========     =======       ========

                            See accompanying notes.

                                   ETOYS INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 COMMON STOCK          ADDITIONAL      RECEIVABLES
                                            -----------------------     PAID-IN           FROM             DEFERRED
                                              SHARES       AMOUNT       CAPITAL       STOCKHOLDERS       COMPENSATION
                                            -----------   ---------   ------------   ---------------   ----------------
Balance at April 1, 1997..................           --    $   --       $     --        $     --          $      --
  Issuance of Common Stock................   26,569,275         3            917              --                 --
  Restricted stock issued.................    6,080,001        --             30             (30)                --
  Exercise of stock options...............      150,000        --              1              --                 --
  Deferred compensation...................           --        --             55              --                (55)
  Amortization of deferred compensation...           --        --             --              --                  2
  Comprehensive loss:
    Net loss..............................           --        --             --              --                 --
  Comprehensive loss......................
                                            -----------    ------       --------        --------          ---------

Balance at March 31, 1998.................   32,799,276         3          1,003             (30)               (53)
  Restricted stock issued.................      525,000        --             35            (140)                --
  Exercise of stock options...............    1,211,139        --             32              --                 --
  Issuance of warrants....................           --        --             32              --                 --
  Deferred compensation...................           --        --         44,735              --            (44,735)
  Amortization of deferred compensation...           --        --             --              --              5,814
  Repayment of receivables from
    stockholders..........................           --        --             --              32                 --
  Comprehensive loss:
    Net loss..............................           --        --             --              --                 --
  Comprehensive loss......................
                                            -----------    ------       --------        --------          ---------

Balance at March 31, 1999.................   34,535,415    $    3       $ 45,837        $   (138)         $ (38,974)
  Proceeds from initial public offering,
    net of $2,606 issuance costs..........    9,568,000         1        175,836              --                 --
  Conversion of Redeemable Convertible
    Preferred Stock into Common Stock.....   58,779,267         6         49,296              --                 --
  Exercise of stock options...............      757,311        --            342              --                 --
  Common Stock issued for acquisition of
    BabyCenter............................   16,003,095         2        190,456              --                 --
  Deferred compensation, net..............           --        --         13,119              --            (13,119)
  Amortization of deferred compensation...           --        --             --              --              7,096
  Assumption of receivables from
    stockholders..........................           --        --             --          (1,862)                --
  Repayment of receivables from
    stockholders..........................           --        --             --             108                 --
  Comprehensive loss:
    Net loss..............................           --        --             --              --                 --
    Foreign currency translation loss.....           --        --             --              --                 --
  Comprehensive loss......................
                                            -----------    ------       --------        --------          ---------

Balance at September 30, 1999
  (unaudited).............................  119,643,088    $   12       $474,886        $ (1,892)         $ (44,997)
                                            ===========    ======       ========        ========          =========

                                               ACCUMULATED
                                                  OTHER
                                              COMPREHENSIVE        ACCUMULATED
                                                   LOSS              DEFICIT         TOTAL
                                            ------------------   ---------------   ---------
Balance at April 1, 1997..................        $   --            $      --      $      --
  Issuance of Common Stock................            --                   --            920
  Restricted stock issued.................            --                   --             --
  Exercise of stock options...............            --                   --              1
  Deferred compensation...................            --                   --             --
  Amortization of deferred compensation...            --                   --              2
  Comprehensive loss:
    Net loss..............................            --               (2,268)        (2,268)
                                                                                   ---------
  Comprehensive loss......................                                            (2,268)
                                                  ------            ---------      ---------
Balance at March 31, 1998.................            --               (2,268)        (1,345)
  Restricted stock issued.................            --                   --           (105)
  Exercise of stock options...............            --                   --             32
  Issuance of warrants....................            --                   --             32
  Deferred compensation...................            --                   --             --
  Amortization of deferred compensation...            --                   --          5,814
  Repayment of receivables from
    stockholders..........................            --                   --             32
  Comprehensive loss:
    Net loss..............................            --              (28,558)       (28,558)
                                                                                   ---------
  Comprehensive loss......................                                           (28,558)
                                                  ------            ---------      ---------
Balance at March 31, 1999.................            --            $ (30,826)     $ (24,098)
  Proceeds from initial public offering,
    net of $2,606 issuance costs..........            --                   --        175,837
  Conversion of Redeemable Convertible
    Preferred Stock into Common Stock.....            --                   --         49,302
  Exercise of stock options...............            --                   --            342
  Common Stock issued for acquisition of
    BabyCenter............................            --                   --        190,458
  Deferred compensation, net..............            --                   --             --
  Amortization of deferred compensation...            --                   --          7,096
  Assumption of receivables from
    stockholders..........................            --                   --         (1,862)
  Repayment of receivables from
    stockholders..........................            --                   --            108
  Comprehensive loss:
    Net loss..............................            --              (65,727)       (65,727)
    Foreign currency translation loss.....            (2)                  --             (2)
                                                                                   ---------
  Comprehensive loss......................                                           (65,729)
                                                  ------            ---------      ---------
Balance at September 30, 1999
  (unaudited).............................        $   (2)           $ (96,553)     $ 331,454
                                                  ======            =========      =========

                            See accompanying notes.

                                   ETOYS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEARS ENDED            SIX MONTHS ENDED
                                                                   MARCH 31,               SEPTEMBER 30,
                                                              -------------------   ---------------------------
                                                                1998       1999         1998           1999
                                                              --------   --------   ------------   ------------
                                                                                    (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
Net loss....................................................  $(2,268)   $(28,558)    $(5,554)       $(65,727)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Noncash interest..........................................       15          70          38              --
  Nonemployee stock compensation............................       33          --          --              --
  Deferred compensation amortization related to stock
    options.................................................        2       5,814         113           7,096
  Depreciation..............................................       18         411         109           1,373
  Amortization of intangibles...............................       --         319         159           9,906
  Loss on disposal of property and equipment................       --           6          --              --
  Other, net................................................       --          --          --              71
  Changes in operating assets and liabilities:
    Inventories.............................................     (198)     (4,843)     (1,667)        (44,692)
    Prepaids and other current assets.......................      (35)     (1,542)     (2,892)        (15,500)
    Accounts payable........................................      297       3,890       1,964          59,660
    Accrued expenses........................................        9         503          23           1,836
                                                              -------    --------     -------        --------
Net cash used in operations.................................   (2,127)    (23,930)     (7,707)        (45,977)

INVESTING ACTIVITIES:
Capital expenditures for property and equipment.............     (178)     (2,119)     (1,435)        (10,024)
Proceeds from sale of property and equipment................       --         475          --              --
Acquisition of Toys.com.....................................     (270)         --          --              --
Net cash received from acquisition of BabyCenter, net of
  acquisition costs.........................................       --          --          --           2,571
Other, net..................................................       --      (1,076)       (831)         (1,389)
                                                              -------    --------     -------        --------
Net cash used in investing activities.......................     (448)     (2,720)     (2,266)         (8,842)

FINANCING ACTIVITIES:
Proceeds from bridge loan...................................       --       5,000       5,000              --
Payments on bridge loan.....................................       --      (2,238)     (2,238)             --
Proceeds from the issuance of Common Stock and exercise of
  stock options.............................................      225          32           2         176,190
Proceeds from the issuance of Redeemable Convertible
  Preferred Stock and exercise of warrants..................    3,007      42,469      22,008              --
Proceeds from the issuance of convertible
  notes.....................................................      895          --          --              --
Payments on notes payable and capital leases................       --         (24)        (14)         (1,051)
Proceeds from receivables from stockholders.................       --          32          13             108
                                                              -------    --------     -------        --------
Net cash provided by financing activities...................    4,127      45,271      24,771         175,247
                                                              -------    --------     -------        --------
Net increase in cash and cash equivalents...................    1,552      18,621      14,798         120,428
Cash and cash equivalents at beginning of period............       --       1,552       1,552          20,173
                                                              -------    --------     -------        --------
Cash and cash equivalents at end of period..................  $ 1,552    $ 20,173     $16,350        $140,601
                                                              =======    ========     =======        ========
Supplemental disclosures:
Income taxes paid...........................................  $     1    $      1     $    --        $      1
Interest paid...............................................  $    --    $      9     $    44        $    180
Notes payable and capital lease obligations incurred........  $    --    $    731     $    75        $  7,788
Acquisition of BabyCenter:
  Fair value of assets acquired (including goodwill)........  $    --    $     --     $    --        $197,635
  Liabilities assumed.......................................       --          --          --          (9,017)
  Stock issued..............................................       --          --          --        (189,988)
  Assumption of stockholders' receivables...................       --          --          --           1,862
                                                              -------    --------     -------        --------
  Cash paid.................................................       --          --          --             492
  Cash acquired.............................................       --          --          --          (3,063)
                                                              -------    --------     -------        --------
  Net cash received from acquisition of BabyCenter..........  $    --    $     --     $    --        $  2,571
                                                              =======    ========     =======        ========

                            See accompanying notes.

                                   ETOYS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    eToys Inc. (the Company) was incorporated in November 1996 in the state of Delaware. Prior to June 1997, the Company had no operations or activities. In June 1997, initial issuances of Common Stock occurred. The Company launched its Web site in October 1997. The Company is a Web-based retailer focused exclusively on children's products, including toys, video games, software, videos and music.

    The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred significant operating losses since inception of operations and has limited working capital. Management believes that the proceeds raised through the sale of equity securities, in addition to revenue generated from product sales, will support the Company's operations through 1999. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the eventual outcome of this uncertainty.

ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ materially from those estimates.

INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of September 30, 1999 and the statements of operations and cash flows for the six months ended September 30, 1998 and 1999 and the statement of shareholders' equity for the six months ended September 30, 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the six months ended September 30, 1998 and 1999 are not necessarily indicative of operating results to be expected for a full fiscal year.

RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH EQUIVALENTS

    The Company considers those investments which are highly liquid, readily convertible to cash and which mature within three months from the date of purchase as cash equivalents.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (using the first in-first out method) or market and consist primarily of finished goods.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is provided using the straight-line method based upon estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost. Amortization is provided using the straight-line method over the shorter of the term of the related lease or estimated useful lives of the assets.

GOODWILL

    Goodwill represents the excess of the purchase price over the estimated fair market value of net assets acquired in a business combination. Goodwill is amortized on a straight-line basis over three to five years.

LONG-LIVED ASSETS

    The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

INCOME TAXES

    Income taxes are accounted for under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Shares associated with stock options and the Redeemable Convertible Preferred Stock are not included for the years ended March 31, 1998 and 1999 because they are antidilutive. Effective upon the closing of the Company's initial public offering in May 1999, the shares of the Redeemable Convertible Preferred Stock automatically converted into common stock and are included in the calculation of weighted average number of shares as of that date.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Redeemable Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on April 1, 1997, or at the date of original issuance, if later.

    The following table sets forth the computation of basic and pro forma net loss per share for the periods indicated:

                                                                        SIX MONTHS ENDED
                                        YEARS ENDED MARCH 31,             SEPTEMBER 30,
                                      --------------------------   ---------------------------
                                         1998           1999          1998           1999
                                      -----------   ------------   -----------   -------------
                                                                   (UNAUDITED)    (UNAUDITED)
Numerator:
  Net loss..........................  $(2,268,000)  $(28,558,000)  $(5,554,000)  $(65,727,000)
Denominator:
  Weighted average shares...........   25,129,888     33,427,908    32,866,065     92,960,327
                                      -----------   ------------   -----------   ------------
  Denominator for basic
    calculation.....................   25,129,888     33,427,908    32,866,065     92,960,327
  Weighted average effect of pro
    forma securities:
    Series A Redeemable Convertible
      Preferred Stock...............    5,103,014     19,195,678    18,962,027      5,684,908
    Series B Redeemable Convertible
      Preferred Stock...............           --     29,255,765    22,817,393      9,600,755
    Series C Redeemable Convertible
      Preferred Stock...............           --         43,836            --        538,461
                                      -----------   ------------   -----------   ------------
  Denominator for pro forma
    calculation.....................   30,232,902     81,923,187    74,645,485    108,784,451
                                      ===========   ============   ===========   ============
Net loss per share:
  Basic.............................  $     (0.09)  $      (0.85)  $     (0.17)  $      (0.71)
                                      ===========   ============   ===========   ============
  Pro forma.........................  $     (0.08)  $      (0.35)  $     (0.07)  $      (0.60)
                                      ===========   ============   ===========   ============

REVENUE RECOGNITION

    The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to customers. Outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns in the period of sale, based upon historical experience.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    The Company expenses advertising costs as incurred. For the years ended March 31, 1998 and 1999, the Company incurred advertising costs of $917,000 and $10,745,000, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation (see Note 6).

SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended March 31, 1998:

    Convertible notes in the amount of $895,000, plus accrued interest of $15,000, were converted into Series A Redeemable Convertible Preferred Stock.

    The Company expensed approximately $33,000 for services rendered from several vendors in exchange for Common Stock.

    The Company issued stock in return for notes receivable totaling $30,000 from employees. Such notes have been classified in the equity section of the balance sheet.

    The Company issued 2,340,000 shares of Common Stock as part of the acquisition of Toys.com. See Note 2.

During the year ended March 31, 1999:

    The Company financed the purchase of fixed assets under capital leases in the amount $731,000.

    The Company issued notes receivable for Common Stock and Series B Redeemable Convertible Preferred Stock in the amounts of $35,000 and $105,000, respectively.

    Convertible notes in the amount of $2,762,000, plus accrued interest of $38,000, were converted into Series B Redeemable Convertible Preferred Stock.

2.  ACQUISITION OF TOYS.COM

    In March 1998, the Company acquired certain assets and assumed certain liabilities and obligations of one of its online competitors, Toys.com, including $25,000 in toy inventories and assumed certain advertising liabilities in the amount of $48,000, and the assumption of future contingent advertising contracts. The acquisition was accounted for under the purchase method of

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

2.  ACQUISITION OF TOYS.COM (CONTINUED)
accounting and included a cash payment of $270,000 and the issuance of 2,340,000 shares of Common Stock with an estimated deemed fair value of approximately $663,000. Goodwill resulting from the acquisition was $956,000. Subsequent to the acquisition, Toys.com ceased operations as a separate entity.

3.  INCOME TAXES

    As a result of the net operating losses, the provision for income taxes consists solely of minimum state taxes. The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                                   YEARS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
Statutory federal income tax expense (benefit)..............    (34)%         (34)%
State income tax expense (benefit)..........................     (6)           (6)
Valuation allowance.........................................     40            24
Non-deductible stock compensation...........................     --            15
Non-deductible goodwill amortization........................     --             1
                                                                ---           ---
                                                                 -- %          -- %
                                                                ===           ===

    The components of the deferred tax assets and related valuation allowance at March 31, 1998 and 1999, are as follows:

                                                           MARCH 31,
                                                   --------------------------
                                                      1998          1999
                                                   ----------   -------------
Other............................................  $       --   $     792,000
Net operating loss carryforwards.................     914,000       9,731,000
                                                   ----------   -------------
Deferred tax assets..............................     914,000      10,523,000
Valuation allowance..............................    (914,000)    (10,523,000)
                                                   ----------   -------------
                                                   $       --   $          --
                                                   ==========   =============

    Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

    The Company has net operating losses for both federal and state tax purposes of approximately $24,430,000 expiring beginning in the years 2012 for federal and 2005 for state. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

4.  CONVERTIBLE NOTES AND BRIDGE FINANCING

    During the year ended March 31, 1998, the Company received $895,000 in proceeds from the issuance of 6.07% convertible notes. The notes were automatically converted into Series A Redeemable Convertible Preferred Stock due to certain conditions as specified within the initial note agreement. As a result of the conversion, the initial proceeds from the convertible notes of $895,000, plus $15,000 of accrued interest, were converted into 1,468,018 shares of Series A Redeemable Convertible Preferred Stock.

    In conjunction with the issuance of the 6.07% convertible notes, the Company issued to the purchasers of the 6.07% convertible notes, 721,757 stock warrants for the purchase of Series A Redeemable Convertible Preferred Stock at $.62 per share. As of March 31, 1999, 705,628 warrants have been exercised. The warrants are immediately exercisable and expire on December 31, 2002, or on the closing date of an initial public offering, if sooner. No value has been allocated to the warrants as the amount is not deemed to be significant.

    On May 6, 1998, the Company entered into a $5,000,000 bridge financing agreement with a group of investors. The bridge financing was in the form of Convertible Subordinated Promissory Notes (the Notes) which were payable on demand after May 6, 1999 accruing interest at a rate of 8% per annum until paid and compounded annually. In July 1998, $2.8 million of the Notes plus interest were converted into 1,331,235 shares of Series B Redeemable Convertible Preferred Stock. The remaining balance of the Notes of $2.2 million plus accrued interest was repaid in cash to the investors in June 1998.

5.  CAPITAL STRUCTURE

COMMON AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On March 19, 1999, the Company amended its Certificate of Incorporation to, among other matters, increase the authorized number of shares of Preferred Stock to 19,593,089.

    In conjunction with this amendment, the Company authorized 666,666 shares of Series C Redeemable Convertible Preferred Stock (Series C). In December 1997, the issuance of Series A Redeemable Convertible Preferred Stock (Series A) resulted in proceeds of $3,007,000, representing 4,849,999 shares issued and outstanding at $0.62 per share. In conjunction with this offering, $895,000 of convertible notes, plus related accrued interest of $15,000, were converted into 1,468,018 shares of Series A (see Note 4). In June 1998, the issuance of
Series B resulted in proceeds of $25,000,000 representing 11,886,649 shares issued and outstanding at $2.1032 per share. In March 1999, the Company issued Series C which resulted in proceeds of approximately

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

5.  CAPITAL STRUCTURE (CONTINUED)
$20,000,000, representing 666,666 shares issued and outstanding at $30 per share. The following summarizes the Series A, Series B and Series C activity:

                                                   SERIES A                  SERIES B                  SERIES C
                                             SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                                            ---------   ----------   ----------   -----------   ---------   -----------
Balance at April 1, 1997..................         --   $       --           --   $        --          --   $        --
Issuance of Series A......................  6,318,017    3,917,000           --            --          --            --
                                            ---------   ----------   ----------   -----------   ---------   -----------
Balance at March 31, 1998.................  6,318,017    3,917,000           --            --          --            --
Issuance of Series A......................    705,628      438,000           --            --          --            --
Issuance of Series B......................         --           --   11,886,649    24,952,000          --            --
Issuance of Series C......................         --           --           --            --     666,666    19,984,000
                                            ---------   ----------   ----------   -----------   ---------   -----------
Balance at March 31, 1999.................  7,023,645   $4,355,000   11,886,649   $24,952,000     666,666   $19,984,000
                                            =========   ==========   ==========   ===========   =========   ===========

    The following table is presented to summarize the Common Stock authorized at March 31, 1999:

                                                                 COMMON
                                                              SHARES ISSUED
                 DESCRIPTION OF INSTRUMENT                     OR RESERVED
------------------------------------------------------------  -------------
Common Stock outstanding                                        34,535,415
Series A Redeemable Convertible Preferred Stock                 21,070,935
Series B Redeemable Convertible Preferred Stock                 35,659,947
Series C Redeemable Convertible Preferred Stock                  1,999,998
1997 Employee Incentive Stock Option Plan                       17,400,000
1999 Employee Incentive Stock Option Plan                       21,600,000
1999 Employee Stock Purchase Plan                                  900,000
1999 Directors Stock Option Plan                                   600,000
Preferred and Common Stock warrants                                209,799
                                                               -----------
  Common Stock issued or reserved                              133,976,094
                                                               -----------
Common Stock available                                          16,023,906
                                                               ===========

    Each share of Redeemable Convertible Preferred Stock is convertible, at the stockholder's option, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.62 in the case of Series A, $2.1032 in the case of Series B and $30 in the case of Series C by the Conversion Price, as defined. In the event of a public offering of the Company's equity securities resulting in gross proceeds to the Company of $20 million or greater, all outstanding Redeemable Convertible Preferred Stock will automatically be converted into Common Stock.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

5. CAPITAL STRUCTURE (CONTINUED)

    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C are entitled to receive preference to the Common Stock holders to any distribution of any assets of the Company in an amount per share equal to $0.62, $2.1032 and $30 per share, respectively. After the initial distribution of assets, the holders of Series A, Series B and Series C are entitled to participate with the holders of the Common Stock on a pro rata basis until the holders of Series A, Series B and Series C have received an aggregate of $1.86, $6.31 and $90, respectively (as adjusted for any stock splits, stock dividends, recapitalizations, or the like).

    On or at any time after November 26, 2002, subject to the written consent of 66 2/3% of the then outstanding shares of Series A, Series B and Series C, the Redeemable Convertible Preferred Stock may be redeemed for cash in whole or in part for $0.62, $2.1032 and $30 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends, for Series A, Series B and Series C, respectively.

    The voting rights of the Series A, Series B and Series C are equal to one vote for each share of Common Stock into which such Redeemable Convertible Preferred Stock may be converted. Each share of Series A, Series B and Series C entitles the holder to receive dividends in cash at an annual rate of $0.043, $0.1472 and $2.40 per share, respectively (as adjusted for any stock splits, stock dividends, recapitalizations, or the like). Dividends are payable quarterly when and if declared by the board of directors and are not cumulative.

RECEIVABLES FROM STOCKHOLDERS

    Receivables from stockholders, totaling $30,000 and $138,000 at March 31, 1998 and 1999, respectively, represent interest bearing notes from certain stockholders issued to finance the purchase of 6,605,001 and 50,000 shares of the Company's Common and Series B, respectively. The notes bear interest rates between 6.0% and 8.0% per year with interest due upon payment of the notes. The notes are payable on different dates ranging from December 1, 1999 to July 27, 2002, or upon termination of employment or transfer of any of the purchased shares.

DEFERRED COMPENSATION

    The Company recorded deferred compensation of $55,000 and $44,735,000 for the years ended March 31, 1998 and 1999, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's Common Stock for shares subject to options granted. The amortization of deferred compensation will be charged to operations over the vesting period of the options, which is typically four years. Total amortization recognized was $2,000 and $5,814,000 for the years ended March 31, 1998 and 1999, respectively.

6. STOCK OPTION PLANS

    In February 1999, the Board of Directors adopted the 1999 Stock Plan, the 1999 Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan. In March 1999 the stockholders approved these plans. The 1999 Stock Plan provides for 21,600,000 shares of Common Stock to be granted under terms similar to the 1997 Stock Plan. The 1999 Directors' Stock Option Plan reserves

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

6. STOCK OPTION PLANS (CONTINUED)
a total of 600,000 shares of Common Stock for grants of options to nonemployee directors. The 1999 Employee Stock Purchase Plan reserves a total of 900,000 shares of Common Stock for limited purchases by employees through payroll deductions, with a purchase price equal to 85% of the fair market value of the Common Stock.

    The Company adopted the 1997 Stock Plan, as amended June 1998 (the Plan), which provides for the granting of options for purchases up to 17,400,000 shares of the Company's Common Stock. Under the terms of the Plan, options may be granted to employees, nonemployees, directors or consultants at prices not less than the fair value at the date of grant. Options granted to nonemployees are recorded at the value of negotiated services received. Options vest over four years, 25% for the first year and ratably over the remaining three years and generally expire ten years from the date of grant.

    The following table summarizes the Company's stock option activity:

                                 NUMBER OF         PRICE         WEIGHTED AVERAGE
                                   SHARES        PER SHARE        EXERCISE PRICE
                                 ----------   ----------------   -----------------
Outstanding at March 31,
  1997.........................          --
  Granted......................   4,407,000   $0.005 to $0.033        $0.010
  Exercised....................    (150,000)   0.005 to  0.005         0.005
  Canceled.....................          --                               --
                                 ----------

Outstanding at March 31,
  1998.........................   4,257,000    0.005 to  0.033         0.010
  Granted......................  14,116,650     0.033 to 9.000         1.695
  Exercised....................  (1,736,136)   0.005 to  3.333         0.037
  Canceled.....................  (1,709,838)   0.005 to  3.333         0.053
                                 ----------

Outstanding at March 31,
  1999.........................  14,927,676    0.005 to  9.000         1.595
                                 ==========

    Options granted during the years ended March 31, 1998 and 1999 resulted in a total compensation amount of $55,000 and $44,735,000, respectively, and were recorded as deferred compensation in stockholders' equity. The deferred compensation amount will be recognized as compensation expense over the vesting period. During the years ended March 31, 1998 and 1999, such compensation expense amounted to $2,000 and $5,814,000, respectively. Options outstanding at March 31, 1998 and 1999 were exercisable for 321,000 and 535,944 shares of Common Stock, respectively. Common Stock available for future grants at March 31, 1998 and 1999 were 4,165,500 and 22,786,188 shares, respectively.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

6. STOCK OPTION PLANS (CONTINUED)
    Additional information with respect to the outstanding options as of March 31, 1999 is as follows:

                                     OPTIONS OUTSTANDING
                       ------------------------------------------------        OPTIONS EXERCISABLE
                                                       WEIGHTED AVERAGE   -----------------------------
                                    WEIGHTED AVERAGE      REMAINING                    WEIGHTED AVERAGE
                       NUMBER OF        EXERCISE         CONTRACTUAL      NUMBER OF        EXERCISE
                         SHARES          PRICE               LIFE           SHARES          PRICE
                       ----------   ----------------   ----------------   ----------   ----------------
RANGE OF EXERCISE
  PRICES
  $0.005 to $0.033...   2,773,626        $0.019               8.98         305,994          $0.016
  $0.140 to $0.140...     702,000         0.014               9.60              --              --
  $0.143 to $1.667...   8,095,500         0.494               9.85          52,500           1.667
  $2.833 to $9.000      3,356,550         5.856              10.14         177,450           2.892
                       ----------                                          -------
  $0.005 to $9.000...  14,927,676                                          535,944
                       ==========                                          =======

    The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                  YEARS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Risk-free interest rates....................................    6.0%       5.14%
Expected lives (in years)...................................      5           4
Dividend yield..............................................      0%          0%
Expected volatility.........................................      0%          0%

    The compensation cost associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the years ended March 31, 1998 or 1999.

7. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its office and warehouse facilities under long-term noncancelable operating leases. For the years ended March 31, 1998 and 1999, total rent expense incurred related to these leases amounted to $52,000 and $636,000, respectively.

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At March 31, 1999, future lease commitments under these agreements were as follows:

                                                       OPERATING      CAPITAL
                                                        LEASES        LEASES
                                                     -------------   ---------
2000...............................................  $  2,404,000    $273,000
2001...............................................     3,040,000     273,000
2002...............................................     3,101,000     246,000
2003...............................................     3,916,000          --
2004...............................................     1,294,000          --
Thereafter.........................................       431,000          --
                                                     ------------    --------
                                                       14,186,000     792,000
Less amounts representing interest.................            --     (85,000)
                                                     ------------    --------
                                                     $ 14,186,000    $707,000
                                                     ============    ========

EQUIPMENT FINANCING ARRANGEMENT

    During December 1998, the Company entered into a line of credit arrangement with a leasing institution that provides for sale and leaseback transactions of capital equipment up to a maximum of $2,000,000. Under this agreement, $1,344,000 was available for future financing transactions at March 31, 1999. In addition, the agreement provides the leasing institution warrants, with value equal to approximately $112,000 with the number of shares to be determined pursuant to a formula, as defined, at the time of issuance. Such warrants were issued on January 31, 1999.

ADVERTISING COMMITMENTS

    During 1998 and the first part of 1999, the Company entered into a number of commitments for online, print and broadcast advertising. At March 31, 1999, the advertising commitments amounted to approximately $8,828,000 to be incurred through March 2000.

PURCHASE COMMITMENTS

    At March 31, 1999, the Company had approximately $30.5 million in outstanding orders with certain suppliers for the purchase of inventory. Such purchase commitments are expected to be fulfilled from April to December 1999.

LEGAL MATTERS

    The Company is involved in litigation and other legal matters which have arisen in the normal course of business. Although the ultimate outcome of these matters is not currently determinable, management does not expect that they will have a material adverse effect on the Company's financial position, results of operations or cash flows.

8. INITIAL PUBLIC OFFERING AND STOCK SPLIT

    In February 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its Common Stock to the public. Upon completion of the Company's initial public offering,

                                   ETOYS INC.

        (INFORMATION AT SEPTEMBER 30, 1999 AND FOR THE SIX MONTHS ENDED

            SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999 IS UNAUDITED)

8. INITIAL PUBLIC OFFERING AND STOCK SPLIT (CONTINUED) the Series A, Series B and Series C Redeemable Convertible Preferred Stock will convert into 58,730,880 shares of Common Stock.

    In March 1999, the Company's Board of Directors declared a stock split of 3 shares for every 1 share of Common Stock then outstanding. The stock split will become effective at the date the Company's public offering of Common Stock is closed. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split. The par value of the shares of Common Stock to be issued in connection with the stock split was credited to Common Stock and a like amount charged to additional paid-in capital.

9. SUBSEQUENT EVENTS (UNAUDITED)

    In May 1999, the Company increased the number of shares eligible to be granted under the 1999 Stock Plan to 24,800,000 and the number of shares available for purchase under the 1999 Employee Stock Purchase Plan to 1,000,000.

    On May 24, 1999, the Company completed its initial public offering of 9,568,000 shares of its Common Stock. Net proceeds to the Company aggregated $175.8 million. As of the closing date of the offering, all of the convertible preferred stock outstanding was converted into an aggregate of 58,779,267 shares of Common Stock.

    On July 1, 1999, the Company completed its acquisition of BabyCenter, Inc. ("BabyCenter") pursuant to a reorganization agreement executed in April 1999. As consideration for the purchase, the Company issued to the stockholders of BabyCenter approximately 16.0 million shares of the Company's Common Stock valued at $190.0 million based upon the stock price as of the date that the transaction was announced.

    The acquisition has been accounted for as a purchase and the acquisition costs of $190.0 million have been allocated to the assets acquired and the liabilities assumed based upon estimates of their respective fair values. A total of $189.0 million, representing the excess of the purchase price over the fair value of the net tangible assets acquired, has been allocated to intangible assets and is being amortized over five years. The Company's consolidated results of operations as of September 30, 1999 incorporates BabyCenter's results of operations commencing upon the July 1, 1999 acquisition date.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information for the Company consists of the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 1999 and the six months ended September 30, 1999 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999.

    On July 1, 1999, the Company completed its acquisition of BabyCenter, Inc. ('BabyCenter') pursuant to a reorganization agreement executed in April 1999. As consideration for the purchase, the Company issued to the stockholders of BabyCenter approximately 16.0 million shares of the Company's common stock valued at $190.0 million based upon the stock price on the date that the transaction was announced. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 gives effect to the BabyCenter acquisition as if it had taken place on April 1, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 1999 gives effect to transaction as if it had taken place on April 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999 gives effect to transaction as if it had taken place on March 31, 1999.

    The acquisition has been accounted for as a purchase and the acquisition costs of $190.0 million have been allocated to the assets acquired and the liabilities assumed based upon estimates of their respective fair values. A total of $189.0 million, representing the excess of the purchase price over the fair value of the net tangible assets acquired, has been allocated to intangible assets and is being amortized over five years. Had the acquisition been completed on March 31, 1999, a total of $183.9 million, representing the excess of the purchase price over the fair value of the net tangible assets acquired as of March 31, 1999, would have been allocated to intangible assets and amortized over five years.

    The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 combines the Company's historical results for the year ended March 31, 1999 with BabyCenter's historical results for the year ended March 31, 1999. In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 is based upon an acquisition cost of $190.0 million and assumes that an estimated $183.9 million excess of acquisition cost over the book value of BabyCenter's net tangible assets as of March 31, 1999 is allocated to intangible assets with a useful life of five years.

    The Company's historical consolidated results of operations as of September 30, 1999 incorporate BabyCenter's results of operations commencing upon the July 1, 1999 acquisition date. Accordingly, the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 1999 combines the Company's historical consolidated results of operations for the six months ended September 30, 1999 and BabyCenter's historical results of operations for the quarter ended June 30, 1999. Additionally, the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 1999 is based upon an acquisition cost of $190.0 million and assumes that an estimated $189.0 million excess of acquisition cost over the book value of BabyCenter's net tangible assets is allocated to intangible assets with a useful life of five years.

    The pro forma financial information has been prepared on the basis of the assumptions described in the notes. The pro forma financial information is not necessarily indicative of the results of operations of the combined company had the acquisition occurred on April 1, 1998, March 31, 1999 or April 1, 1999, nor is it necessarily indicative of future results.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA
                                                  ETOYS     BABYCENTER   ADJUSTMENTS       TOTAL
                                                  -----     ----------   -----------      --------
Net sales......................................  $ 29,959    $ 4,768      $     --        $ 34,727
Cost of sales..................................    24,246        981            --          25,227
                                                 --------    -------      --------        --------
Gross profit...................................     5,713      3,787            --           9,500
Operating expenses:
  Marketing and sales..........................    20,719      2,461            --          23,180
  Product development..........................     3,608      3,752            --           7,360
  General and administrative...................     4,352      1,802            --           6,154
  Goodwill amortization........................       319         --        36,788 (5)      37,107
  Deferred compensation amortization...........     5,814        573            --           6,387
                                                 --------    -------      --------        --------
    Total operating expenses...................    34,812      8,588        36,788          80,188
                                                 --------    -------      --------        --------
Operating loss.................................   (29,099)    (4,801)      (36,788)        (70,688)
Other income (expense):
  Interest income..............................       589        280            --             869
  Interest expense.............................       (47)       (24)           --             (71)
                                                 --------    -------      --------        --------
Loss before provision for taxes................   (28,557)    (4,545)      (36,788)        (69,890)
Provision for taxes............................        (1)        --            --              (1)
                                                 --------    -------      --------        --------
Net loss.......................................  $(28,558)   $(4,545)     $(36,788)       $(69,891)
                                                 ========    =======      ========        ========
Basic net loss per equivalent share............  $  (0.85)                                $  (1.41)
                                                 ========                                 ========
Pro forma for conversion of preferred stock
  basic net loss per equivalent share..........  $  (0.35)                                $  (0.71)
                                                 ========                                 ========
Shares used to compute basic net loss per
  equivalent share.............................    33,428                   16,003          49,431
                                                 ========                 ========        ========
Shares used to compute pro forma for conversion
  of preferred stock basic net loss per
  equivalent share.............................    81,923                   16,003          97,926
                                                 ========                 ========        ========

   See notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA
                                                  ETOYS     BABYCENTER   ADJUSTMENTS        TOTAL
                                                ---------   ----------   -----------      ---------
Net sales.....................................  $ 21,281     $ 2,052      $     --        $ 23,333
Cost of sales.................................    17,209         971            --          18,180
                                                --------     -------      --------        --------
Gross profit..................................     4,072       1,081            --           5,153
Operating expenses:
  Marketing and sales.........................    31,585       1,839            --          33,424
  Product development.........................    17,023         926            --          17,949
  General and administrative..................     7,254       4,401            --          11,655
  Goodwill amortization.......................     9,626          --         9,452 (5)      19,078
  Deferred compensation amortization..........     7,096       1,149            --           8,245
                                                --------     -------      --------        --------
    Total operating expenses..................    72,584       8,315         9,452          90,351
                                                --------     -------      --------        --------
Operating loss................................   (68,512)     (7,234)       (9,452)        (85,198)
Other income (expense):
  Interest income.............................     2,966         114            --           3,080
  Interest expense............................      (180)        (45)           --            (225)
                                                --------     -------      --------        --------
Loss before provision for taxes...............   (65,726)     (7,165)       (9,452)        (82,343)
Provision for taxes...........................        (1)         (1)           --              (2)
                                                --------     -------      --------        --------
Net loss......................................  $(65,727)    $(7,166)     $ (9,452)       $(82,345)
                                                ========     =======      ========        ========
Basic net loss per equivalent share...........  $  (0.71)                                 $  (0.82)
                                                ========                                  ========
Pro forma for conversion of preferred stock
  basic net loss per equivalent share.........  $  (0.60)                                 $  (0.71)
                                                ========                                  ========
Shares used to compute basic net loss per
  equivalent share............................    92,960                     8,002 (6)     100,962
                                                ========                  ========        ========
Shares used to compute pro forma for
  conversion of preferred stock basic net loss
  per equivalent share........................   108,784                     8,002 (6)     116,786
                                                ========                  ========        ========

   See notes to unaudited pro forma condensed combined financial information.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                 (IN THOUSANDS)

                                                                         PRO FORMA
                                                 ETOYS     BABYCENTER   ADJUSTMENTS        TOTAL
                                                --------   ----------   -----------      ---------
ASSETS
Current assets:
  Cash and cash equivalents...................  $ 20,173    $ 9,000      $     --        $ 29,173
  Inventories.................................     5,067        201            --           5,268
  Prepaids and other current assets...........     1,577        750            --           2,327
                                                --------    -------      --------        --------
Total current assets..........................    26,817      9,951            --          36,768
Property and equipment........................     2,505      1,582          (530)(3)       3,557
Accumulated depreciation and amortization.....      (369)      (278)           --            (647)
                                                --------    -------      --------        --------
                                                   2,136      1,304          (530)          2,910
Goodwill (net of accumulated amortization)....       637         --       183,942 (2)     184,579
Other assets..................................     1,076         40            --           1,116
                                                --------    -------      --------        --------
Total assets..................................  $ 30,666    $11,295      $183,412        $225,373
                                                ========    =======      ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $  4,236    $   693      $    780 (3)    $  5,709
  Deferred revenues...........................        --        713            --             713
  Accrued expenses............................       530        605         1,879 (3)       3,014
  Current portion of long-term notes payable
    and capital lease obligations.............       230        118            --             348
                                                --------    -------      --------        --------
Total current liabilities.....................     4,996      2,129         2,659           9,784
Long-term notes payable and capital lease
  obligations.................................       477        564            --           1,041
Redeemable Convertible Preferred Stock........    49,291         --            --          49,291
Stockholders' equity (deficit)................   (24,098)     8,602          (632)(3)     165,257
                                                                           (8,602)(4)
                                                                          189,987 (4)
                                                --------    -------      --------        --------
Total liabilities and stockholders' equity
  (deficit)...................................  $ 30,666    $11,295      $183,412        $225,373
                                                ========    =======      ========        ========

   See notes to unaudited pro forma condensed combined financial information.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                             FINANCIAL INFORMATION

    The pro forma information gives effect to the Company's acquisition of BabyCenter through a merger and exchange of shares. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 reflects this transaction as if it had taken place on April 1, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 1999 reflects this transaction as if it had taken place on April 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999 reflects this transaction as if it had taken place on March 31, 1999.

    The BabyCenter acquisition has been accounted for using the purchase method of accounting. The pro forma financial information has been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of BabyCenter based upon estimates of their fair value. In opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been based on the terms and structure of the BabyCenter merger.

    The pro forma financial information is not necessarily indicative of what the actual financial results would have been had this transaction taken place on April 1, 1998, March 31, 1999 or April 1, 1999 and does not purport to indicate the results of future operations.

    The pro forma financial information gives effect to the following pro forma adjustments:

    1. In accordance with the reorganization agreement for the BabyCenter merger:

    The BabyCenter merger has been accounted for using the purchase method of accounting. The purchase price was based on $11.00 per share, which was the mid-point of the Company's filing range at the announcement of the BabyCenter merger.

    The purchase price was determined as follows:

                                       BABYCENTER                    FAIR VALUE
                                         SHARES     ETOYS SHARES   (IN THOUSANDS)
                                       ----------   ------------   --------------
Shares...............................   7,651,521    16,003,095       $176,034
Stock options........................   1,299,027     2,716,905         13,953
                                       ----------   -----------       --------
  Totals.............................   8,950,548    18,720,000       $189,987
                                       ==========   ===========       ========

    The BabyCenter shares were first converted to the Company's equivalent shares by taking the number of BabyCenter shares multiplied by the exchange ratio of approximately 2.09 shares of the Company for each BabyCenter share.

    The fair value of "shares" was calculated by taking the fair value of the stock ($11.00 per share) times the number of the Company's shares to be exchanged.

    With respect to stock options exchanged as part of the BabyCenter merger, all vested and unvested BabyCenter options exchanged for the Company's options are included as part of the purchase price based on their fair value.

    The fair value of the stock was calculated by taking the vested and unvested options to purchase the Company's shares (2,716,905 options) times the fair value of the stock ($11.00 per share) less the proceeds which will be received from the optionholders upon exercise.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

    The pro forma financial information has been prepared on the basis of assumptions described in these notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of BabyCenter based upon estimates of their fair value.

    The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999 is based upon an acquisition price of $190.0 million and assumes that an estimated $183.9 million excess of acquisition costs over the book value of BabyCenter's net tangible assets as of March 31, 1999 is allocated to intangible assets. The table below reflects the acquisition cost, purchase price allocation and amortization of intangible assets acquired had the acquisition of BabyCenter been completed on March 31, 1999 (in thousands):

                                                                          ANNUAL
                                                     AMORTIZATION     AMORTIZATION OF
                                                    LIFE (IN YEARS)     INTANGIBLES
                                                    ---------------   ---------------
ESTIMATED ACQUISITION COST:
  Estimated purchase price............  $189,987
                                        ========
PURCHASE PRICE ALLOCATION:
  Estimated fair value of net tangible
    assets of BabyCenter at March 31,
    1999..............................  $  8,602
  Purchase price adjustments to
    acquired assets and liabilities...    (2,557)
  Intangible assets acquired:
    Goodwill..........................   183,942           5              $36,788
                                        --------
                                        $189,987
                                        ========

    The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 is based upon an acquisition price of $190.0 million and assumes that an estimated $183.9 million excess of acquisition costs over the book value of BabyCenter's net tangible assets as of March 31, 1999 is allocated to intangible assets with a useful life of five years.

    The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 1999 is based upon an acquisition price of $190.0 million and assumes that an estimated $189.0 million excess of acquisition costs over the book value of BabyCenter's net tangible assets is allocated to intangible assets with a useful life of five years. The table below

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED reflects the acquisition cost, purchase price allocation and annual amortization of intangible assets acquired as of July 1, 1999 based upon the historical amounts recorded (in thousands):

                                                                          ANNUAL
                                                     AMORTIZATION     AMORTIZATION OF
                                                    LIFE (IN YEARS)     INTANGIBLES
                                                    ---------------   ---------------
ESTIMATED ACQUISITION COST:
  Estimated purchase price............  $189,987
                                        ========
PURCHASE PRICE ALLOCATION:
  Estimated fair value of net tangible
    assets of BabyCenter at July 1,
    1999..............................  $  2,745
  Purchase price adjustments to
    acquired assets and liabilities...    (1,797)
  Intangible assets acquired:
    Goodwill..........................   189,039           5              $37,808
                                        --------
                                        $189,987
                                        ========

    Tangible assets of BabyCenter acquired in the BabyCenter merger principally include cash and fixed assets. Liabilities of BabyCenter assumed in the BabyCenter merger principally include accounts payable, accrued payroll and other current liabilities.

    2.  The pro forma adjustment is for goodwill allocation of $183.9 million.

    3. The pro forma adjustments are for purchase price adjustments applied to certain assets acquired and liabilities assumed in connection with the BabyCenter merger aggregating to $2.6 million.

    4. The pro forma adjustment to stockholders' equity reflects the elimination of BabyCenter's stockholders' equity ($8.6 million) and the impact of the issuance of the Company's common stock ($190.0 million) in connection with the BabyCenter merger.

    5. The pro forma adjustment is for goodwill amortization of $36.8 million for the year ended March 31, 1999 and $9.5 million for the six months ended September 30, 1999.

    6. The pro forma adjustment is to adjust weighted average shares outstanding for the six months ended September 30, 1999. As the acquisition of BabyCenter was completed on July 1, 1999, the historical weighted average shares outstanding only reflect the issuance of shares for the purchase of BabyCenter from the original date of issuance on July 1, 1999, or three months. Accordingly, the weighted average shares for basic net loss per equivalent share and pro forma for conversion of preferred stock basic net loss per equivalent share have been adjusted to give effect to the shares being issued and outstanding for the six months ended September 30, 1999.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
BabyCenter, Inc.

    We have audited the accompanying balance sheets of BabyCenter, Inc. as of September 30, 1997 and 1998 and March 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (February 11, 1997) to September 30, 1997, for the year ended September 30, 1998, and for the six months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BabyCenter, Inc. at September 30, 1997 and 1998 and March 31, 1999, and the results of its operations and its cash flows for the period from inception (February 11, 1997) to September 30, 1997, for the year ended September 30, 1998 and for the six months ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
April 30, 1999

                                BABYCENTER, INC.

                                 BALANCE SHEETS

                                                            SEPTEMBER 30,
                                                       ------------------------    MARCH 31,
                                                          1997         1998          1999
                                                       ----------   -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $1,795,941   $ 1,201,786   $ 8,999,635
  Short-term investments.............................     972,713            --            --
  Accounts receivable, net of allowance of $30,000 at
    March 31, 1999...................................      11,500       706,136       669,388
  Inventories........................................          --            --       201,286
  Other current assets...............................      18,913        69,367        80,149
                                                       ----------   -----------   -----------
Total current assets.................................   2,799,067     1,977,289     9,950,458

Property and equipment, net..........................      91,538       601,867     1,304,404

Other assets.........................................      29,906        36,892        40,025
                                                       ----------   -----------   -----------
                                                       $2,920,511   $ 2,616,048   $11,294,887
                                                       ==========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $   34,004   $   292,439   $   693,418
  Accrued liabilities................................       6,206        25,202       604,930
  Deferred revenue...................................      53,876       464,920       713,161
  Current portion of capital lease obligations.......      33,421       124,135       117,659
                                                       ----------   -----------   -----------
Total current liabilities............................     127,507       906,696     2,129,168

Capital lease obligations, net of current portion....      51,079        38,661       564,089

Commitments

Stockholders' equity:
  Preferred stock, $0.001 par value, 5,700,000 shares
    authorized, issuable in series: 2,862,717,
    2,895,930, and 4,895,930 convertible shares
    issued and outstanding at September 30, 1997 and
    1998 and March 31, 1999, respectively (aggregate
    liquidation preference of $13,331,330 at
    March 31, 1999)..................................   3,260,981     3,310,981    13,245,642
  Common stock, $0.001 par value, 11,000,000 shares
    authorized, 1,759,138 and 2,297,096 shares issued
    and outstanding at September 30, 1997 and 1998
    and March 31, 1999, respectively.................       1,759         1,759     1,104,606
  Additional paid-in capital.........................          --            --     9,874,296
  Notes receivable from officers.....................          --            --    (1,102,000)
  Deferred compensation..............................          --            --    (8,896,144)
  Accumulated deficit................................    (520,815)   (1,642,049)   (5,624,770)
                                                       ----------   -----------   -----------
Total stockholders' equity...........................   2,741,925     1,670,691     8,601,630
                                                       ----------   -----------   -----------
                                                       $2,920,511   $ 2,616,048   $11,294,887
                                                       ==========   ===========   ===========

                            See accompanying notes.

                                BABYCENTER, INC.

                            STATEMENTS OF OPERATIONS

                                           PERIOD FROM
                                            INCEPTION
                                          (FEBRUARY 11,                         SIX MONTHS ENDED
                                             1997) TO        YEAR ENDED             MARCH 31,
                                          SEPTEMBER 30,    SEPTEMBER 30,    -------------------------
                                               1997             1998           1998          1999
                                          --------------   --------------   -----------   -----------
                                                                            (UNAUDITED)
Revenues................................    $    7,624       $ 1,935,668     $ 250,869    $ 3,083,355

Costs and expenses:
  Cost of revenues......................            --           178,924        10,021        812,569
  Technology and development............       200,057         1,374,012       364,605      2,742,789
  Marketing and sales...................        56,918           853,015       210,184      1,817,701
  General and administrative............       280,621           744,761       282,691      1,912,386
                                            ----------       -----------     ---------    -----------
Total costs and expenses................       537,596         3,150,712       867,501      7,285,445
                                            ----------       -----------     ---------    -----------

Loss from operations....................      (529,972)       (1,215,044)     (616,632)    (4,202,090)

Interest and other income, net..........         9,157            93,810        57,201        219,369
                                            ----------       -----------     ---------    -----------
Net loss................................    $ (520,815)      $(1,121,234)    $(559,431)   $(3,982,721)
                                            ==========       ===========     =========    ===========

Basic and diluted net loss per share....    $    (1.17)      $     (1.41)    $   (0.82)   $     (3.78)
                                            ==========       ===========     =========    ===========

Weighted-average shares used in per
  share calculation.....................       446,340           792,778       683,374      1,053,685
                                            ==========       ===========     =========    ===========

                            See accompanying notes.

                                BABYCENTER, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                            CONVERTIBLE PREFERRED                                             NOTES
                                    STOCK                 COMMON STOCK        ADDITIONAL   RECEIVABLE       DEFERRED
                           -----------------------   ----------------------    PAID-IN        FROM           STOCK
                            SHARES       AMOUNT       SHARES       AMOUNT      CAPITAL      OFFICERS      COMPENSATION
                           ---------   -----------   ---------   ----------   ----------   -----------   --------------
Issuance of common stock
  for cash and conversion
  of debt................         --   $        --   1,759,138   $    1,759   $       --   $        --    $        --
Issuance of Series A
  convertible preferred
  stock for cash, net of
  issuance costs of
  $10,000................  1,202,046       771,333          --           --           --            --             --
Issuance of Series B
  convertible preferred
  stock for cash, net of
  issuance costs of
  $10,350................  1,660,671     2,489,648          --           --           --            --             --
Net loss.................         --            --          --           --           --            --             --
                           ---------   -----------   ---------   ----------   ----------   -----------    -----------
Balance at September 30,
  1997...................  2,862,717     3,260,981   1,759,138        1,759           --            --             --
Issuance of Series B
  convertible preferred
  stock for cash.........     33,213        50,000          --           --           --            --             --
Net loss.................         --            --          --           --           --            --             --
                           ---------   -----------   ---------   ----------   ----------   -----------    -----------
Balance at September 30,
  1998...................  2,895,930     3,310,981   1,759,138        1,759           --            --             --
Issuance of Series C
  convertible preferred
  stock for cash, net of
  Issuance costs of
  $65,339................  2,000,000     9,934,661          --           --           --            --             --
Issuance of common stock
  upon exercises of stock
  options................         --            --     537,958    1,102,847           --    (1,102,000)            --
Issuance of warrant for
  services...............         --            --          --           --      405,523            --             --
Deferred compensation....         --            --          --           --    9,468,773            --     (9,468,773)
Amortization of deferred
  compensation...........         --            --          --           --           --            --        572,629
Net loss.................         --            --          --           --           --            --             --
                           ---------   -----------   ---------   ----------   ----------   -----------    -----------
Balance at March 31,
  1999...................  4,895,930   $13,245,642   2,297,096   $1,104,606   $9,874,296   $(1,102,000)   $(8,896,144)
                           =========   ===========   =========   ==========   ==========   ===========    ===========


                                               TOTAL
                            ACCUMULATED    STOCKHOLDERS'
                              DEFICIT          EQUITY
                           -------------   --------------
Issuance of common stock
  for cash and conversion
  of debt................   $        --     $     1,759
Issuance of Series A
  convertible preferred
  stock for cash, net of
  issuance costs of
  $10,000................            --         771,333
Issuance of Series B
  convertible preferred
  stock for cash, net of
  issuance costs of
  $10,350................            --       2,489,648
Net loss.................      (520,815)       (520,815)
                            -----------     -----------
Balance at September 30,
  1997...................      (520,815)      2,741,925
Issuance of Series B
  convertible preferred
  stock for cash.........            --          50,000
Net loss.................    (1,121,234)     (1,121,234)
                            -----------     -----------
Balance at September 30,
  1998...................    (1,642,049)      1,670,691
Issuance of Series C
  convertible preferred
  stock for cash, net of
  Issuance costs of
  $65,339................            --       9,934,661
Issuance of common stock
  upon exercises of stock
  options................            --             847
Issuance of warrant for
  services...............            --         405,523
Deferred compensation....            --              --
Amortization of deferred
  compensation...........            --         572,629
Net loss.................    (3,982,721)     (3,982,721)
                            -----------     -----------
Balance at March 31,
  1999...................   $(5,624,770)    $ 8,601,630
                            ===========     ===========

                            See accompanying notes.

                                BABYCENTER, INC.

                            STATEMENTS OF CASH FLOWS

                                               PERIOD FROM
                                                INCEPTION
                                              (FEBRUARY 11,                          SIX MONTHS ENDED
                                                 1997) TO        YEAR ENDED             MARCH 31,
                                              SEPTEMBER 30,    SEPTEMBER 30,    --------------------------
                                                   1997             1998           1998           1999
                                              --------------   --------------   -----------   ------------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                        $ (520,815)     $(1,121,234)    $ (559,431)   $ (3,982,721)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation..............................         9,443           80,101         26,225         188,211
  Issuance of warrant for services..........            --               --             --         405,523
  Amortization of deferred compensation.....            --               --             --         572,629
  Changes in operating assets and
    liabilities:
    Accounts receivable.....................       (11,500)        (694,636)         3,000          36,748
    Inventories.............................            --               --             --        (201,286)
    Other current assets....................       (18,913)         (50,454)      (162,041)        (10,782)
    Other assets............................       (29,906)          (6,986)        (8,329)         (3,133)
    Accounts payable........................        34,004          258,435         29,526         400,979
    Accrued liabilities.....................         6,206           18,996          5,051         579,728
    Deferred revenue........................        53,876          411,044         87,257         248,241
                                                ----------      -----------     ----------    ------------
Net cash used in operating activities.......      (477,605)      (1,104,734)      (578,742)     (1,765,863)
                                                ----------      -----------     ----------    ------------
INVESTING ACTIVITIES
Purchases of property and equipment.........            --         (400,112)        (2,900)       (659,682)
Purchase of short-term investments..........      (972,713)              --             --              --
Proceeds from maturity of short-term
  investments...............................            --          972,713        972,713              --
                                                ----------      -----------     ----------    ------------
Net cash provided by (used in) investing
  activities................................      (972,713)         572,601        969,813        (659,682)
                                                ----------      -----------     ----------    ------------
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock...     3,260,981           50,000             --       9,934,661
Proceeds from issuance of common stock......         1,759               --             --             847
Proceeds from lease financing of
  equipment.................................            --               --             --         400,112
Repayments of principal on capital leases...       (16,481)        (112,022)       (40,407)       (112,226)
                                                ----------      -----------     ----------    ------------
Net cash provided by (used in) financing
  activities................................     3,246,259          (62,022)       (40,407)     10,223,394
                                                ----------      -----------     ----------    ------------
Net increase (decrease) in cash and cash
  equivalents...............................     1,795,941         (594,155)       350,664       7,797,849
Cash and cash equivalents at beginning of
  period....................................            --        1,795,941      1,795,941       1,201,786
                                                ----------      -----------     ----------    ------------
Cash and cash equivalents at end of
  period....................................    $1,795,941      $ 1,201,786     $2,146,605    $  8,999,635
                                                ==========      ===========     ==========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid...............................    $       --      $    17,008     $    5,234    $     11,513
                                                ==========      ===========     ==========    ============
Property and equipment acquired under lease
  financing.................................    $  100,981      $   190,318     $  102,623    $    231,066
                                                ==========      ===========     ==========    ============

                            See accompanying notes.

                                BABYCENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

    BabyCenter, Inc. (the "Company") is an Internet information and commerce company serving new and expectant parents. BabyCenter, Inc. produces BabyCenter.com, the Web's information source on preconception, pregnancy and baby, and operates the BabyCenter Store, an online store with related products and supplies. BabyCenter, Inc. also develops Internet information and marketing products for healthcare companies. BabyCenter, Inc. was incorporated in Delaware on February 11, 1997. BabyCenter, Inc. conducts its business within one industry segment and all operations through September 30, 1998 were based in the United States.

    Since its incorporation, BabyCenter, Inc. has incurred cumulative losses totaling approximately $5,625,000 and expects to incur additional losses for the next several years. BabyCenter, Inc.'s current operating plan shows that BabyCenter, Inc. will continue to require additional capital to fund its operations and market its products. To date, BabyCenter, Inc. has financed its operations with the net proceeds from private placements of its equity securities, and capital equipment lease financing. BabyCenter, Inc. plans to seek additional funding through public or private financing or other arrangements with third parties. If the financing arrangements contemplated by management are not consummated, BabyCenter, Inc. may have to seek other sources of capital or reevaluate its operating plans.

INTERIM FINANCIAL STATEMENTS

    The accompanying statements of operations and cash flows for the six months ended March 31, 1998 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the results of operations and cash flows for the interim period.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

    BabyCenter, Inc. considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Management has designated these investments as available for sale. BabyCenter, Inc. invests its excess cash in money market funds and corporate debt obligations of financial institutions in the United States. The short-term investments at September 30, 1997 were comprised of corporate debt obligations with maturities of less than one year. These investments are reported at amortized cost which approximates fair value. BabyCenter, Inc. had no short-term investments at September 30, 1998 and March 31, 1999. The carrying amount reported on the balance sheet for cash and cash equivalents approximates their fair value. Fair values are estimated based on quoted market prices or pricing models using current

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) market rates. Realized gains or losses for the period from inception
(February 11, 1997) to September 30, 1997 ("period ended September 30, 1997"), the year ended September 30, 1998, and the six months ended March 31, 1998 and 1999 were not material.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments that subject BabyCenter, Inc. to concentrations of credit risk consist principally of cash investments and accounts receivable. BabyCenter, Inc. invests cash which is not required for immediate operating needs principally in deposits and money market funds, which bear minimal risk. BabyCenter, Inc. has not experienced any significant losses on these investments.

    For the period ended September 30, 1997, 3 customers (Health Trac, Inc., Charles Schwab, Inc. and Palo Alto Medical Foundation) accounted for 41%, 41%, and 18%, respectively, of total revenue. At September 30, 1997, 1 customer represented 100% of the total balance of accounts receivable. For the year ended September 30, 1998, 3 customers (The Procter and Gamble Distributing Company, SmithKline Beecham, Inc. and Blue Shield of California) accounted for 31%, 18%, and 16%, respectively, of total revenue. At September 30, 1998, 2 customers represented 66% and 11% of the total balance of accounts receivable. For the six months ended March 31, 1999, 3 customers (Blue Shield of California, The Procter and Gamble Distributing Company and Johnson & Johnson Consumer Company, Inc.) represented 36%, 13%, and 10%, respectively, of total revenue. At March 31, 1999, 2 customers represented 60% and 10% of the total balance of accounts receivable. BabyCenter, Inc. performs ongoing credit evaluations of its customers but does not require collateral. There have been no material losses on individual customer receivables.

INVENTORIES

    Inventories are stated at the lower of cost (using the first-in, first-out method) or market and consist primarily of finished goods.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, typically three to five years. Assets acquired under lease and leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

REVENUE RECOGNITION

    Revenues primarily consist of online and publishing services revenues. Online revenues are derived principally from the sale of banner advertisements and sponsorship advertising. In general, the sponsorship advertising contracts have longer terms than standard banner advertising contracts and also involve more integration, such as the placement of buttons which provide users with direct links to the advertiser's website. Advertising revenues on each banner and sponsorship contract are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company obligations typically include guarantees of a minimum number of "impressions," or times that an advertisement appears in pages viewed by users of BabyCenter, Inc.'s online properties. To the extent minimum guaranteed impressions are not met, BabyCenter, Inc. defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

    BabyCenter, Inc. also earns revenue on sponsorship and Internet marketing contracts which generally involve fees relating to the design, coordination, editorial content, website hosting, and integration of the customer's content and links into BabyCenter, Inc.'s online properties. These fees are generally recognized as revenue as earned over the period in which related impressions or services are delivered.

    Publishing services revenue consists of developing customized print products. Such revenue is recorded when earned, generally upon delivery of the product. Payments received which are related to future performance are deferred and recognized as revenue when earned.

    Revenues from electronic commerce transactions, which consist primarily of merchandise sold via the Internet, include outbound shipping and handling charges and are recognized when the products are shipped. Revenues from electronic commerce transactions from inception through September 30, 1998 were not significant. Such revenues and cost of revenues were approximately $610,000 and $560,000 for the six months ended March 31, 1999.

COST OF REVENUES

    Cost of online revenues consist of merchandise sold, inbound, and outbound shipping costs and direct cost of order fulfillment. Cost of publishing services revenue comprises direct printing and publishing cost. Such costs are expensed as incurred.

TECHNOLOGY AND DEVELOPMENT

    Technology and development expenses consist principally of payroll and related expense for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure, store management, and costs of acquired content. To date, all such development costs have been expensed as incurred.

ADVERTISING COSTS

    Advertising costs are accounted for as expenses in the period in which they are incurred. Advertising expense for the period ended September 30, 1997 and the year ended September 30, 1998 was approximately $14,500 and $260,000. Advertising expense for the six months ended March 31, 1998 and 1999 was approximately $60,450 and $609,000.

STOCK-BASED COMPENSATION

    BabyCenter, Inc. grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the grant date. BabyCenter, Inc. accounts for stock option grants in accordance with the provisions of the Accounting Principles Board's Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and, accordingly, recognizes no

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) compensation expense for stock options granted with exercise prices that are not less than the fair value of BabyCenter, Inc.'s common stock on the date of grant.

NET LOSS PER SHARE

    Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period less shares subject to repurchase. Had BabyCenter, Inc. been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net income per share as well as the impact of outstanding options and warrants to purchase common stock, using the treasury stock method, to purchase an additional 281,895 shares for the period ended September 30, 1997, 677,320 shares for the year ended September 30, 1998 and 537,507 and 1,024,858 shares for the six months ended March 31, 1998 and 1999. Such shares have been excluded because they are antidilutive for all periods presented. Shares of convertible preferred stock have been excluded from the computation.

    A reconciliation of shares used in the calculation of basic and diluted net loss per share follows:

                                                               SIX MONTHS ENDED
                          PERIOD ENDED      YEAR ENDED             MARCH 31,
                         SEPTEMBER 30,    SEPTEMBER 30,    -------------------------
                              1997             1998           1998          1999
                         --------------   --------------   -----------   -----------
                                                           (UNAUDITED)
Net loss...............    $  (520,815)     $(1,121,234)   $  (559,431)  $(3,982,721)
                           ===========      ===========    ===========   ===========
Basic and diluted:
  Weighted-average
    shares of common
    stock
    outstanding........      1,759,138        1,759,138      1,759,138     1,827,702
  Less weighted-
    average shares
    subject to
    repurchase.........     (1,312,798)        (966,360)    (1,075,764)     (774,017)
                           -----------      -----------    -----------   -----------
  Shares used in
    computing basic and
    diluted net loss
    per share..........        446,340          792,778        683,374     1,053,685
                           ===========      ===========    ===========   ===========
Basic and diluted net
  loss per share.......    $     (1.17)     $     (1.41)   $     (0.82)  $     (3.78)
                           ===========      ===========    ===========   ===========

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") (collectively, the "Statements"). BabyCenter, Inc. adopted these Statements as of October 1, 1998.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SFAS 130 establishes new standards for reporting and displaying comprehensive income and its components. The adoption of SFAS 130 had no impact on the BabyCenter, Inc.'s results of operations or financial condition. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation, and major customers. BabyCenter, Inc. operates as one reportable segment and has determined that the specific additional information and disclosure requirements under SFAS 131 are not material to BabyCenter, Inc. for the period ended March 31, 1999.

    In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the year ending September 30, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. BabyCenter, Inc. believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. BabyCenter, Inc. is required to implement SOP 98-1 for the year ending September 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on BabyCenter, Inc.'s financial condition or results of operations.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                SEPTEMBER 30,
                                            ---------------------   MARCH 31,
                                              1997        1998         1999
                                            ---------   ---------   ----------
Furniture and equipment...................  $ 98,593    $685,858    $1,458,850
Software..................................     2,388       2,653       120,409
Leasehold improvements....................        --       2,900         2,900
                                            --------    --------    ----------
                                             100,981     691,411     1,582,159
Less accumulated depreciation.............    (9,443)    (89,544)     (277,755)
                                            --------    --------    ----------
Property and equipment, net...............  $ 91,538    $601,867    $1,304,404
                                            ========    ========    ==========

    Property and equipment includes certain furniture, computers, and equipment financed under capital leases. The cost of such assets under capital leases was $100,981 and $285,745 at September 30, 1997 and 1998, and $916,924 at March 31,
1999. Accumulated amortization for these assets was $9,443 and $88,748 at September 30, 1997 and 1998 and $169,616 at March 31, 1999.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

3.  COMMITMENTS

OPERATING LEASE COMMITMENTS

    BabyCenter, Inc. leases its facilities under noncancelable operating leases expiring in May and July 1999. Rent expense for facilities under operating leases was approximately $25,300 and $107,000 for the period ended September 1997 and for the year ended September 30, 1998. Rent expense was approximately $65,600 and $141,600 for the six months ended March 31, 1998 and 1999. Future minimum rental commitments under operating leases at March 31, 1999 are as follows:

1999........................................................  $121,328
2000........................................................   125,818
                                                              --------
                                                              $247,146
                                                              ========

CAPITAL LEASE OBLIGATIONS

    BabyCenter, Inc. leases certain furniture, computers and equipment under noncancelable capital leases. Obligations under capital leases represent the present value of future noncancelable rental payments under various lease agreements.

    Future minimum lease payments under capital leases are as follows at March 31, 1999:

Fiscal year ended
  1999......................................................  $ 144,166
  2000......................................................    259,018
  2001......................................................    170,032
  2002......................................................    160,166
  2003......................................................     39,272
  2004 and thereafter.......................................      2,355
                                                              ---------
Total minimum lease payments................................    775,009
Less amount representing interest...........................    (93,261)
                                                              ---------
Present value of net minimum lease payments.................    681,748
Less current portion........................................   (117,659)
                                                              ---------
Long-term portion...........................................  $ 564,089
                                                              =========

4.  STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

    BabyCenter, Inc.'s Certificate of Incorporation provide for the issuance of up to 5,700,000 shares of convertible preferred stock, 1,307,693 of which have been designated as Series A, 1,860,672 as Series B, and 2,500,000 as Series C. Shares outstanding at March 31, 1999 are 1,202,046 Series A, 1,693,884 Series B and 2,000,000 Series C.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

4.  STOCKHOLDERS' EQUITY (CONTINUED)
    Each share of Series A, B and C preferred stock is convertible, at the option of the holder, into a share of common stock, on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which BabyCenter, Inc. receives at least $15,000,000 in gross proceeds and the price per share is at least $10.00 (subject to adjustment for a recapitalization or certain other stock adjustments).

    Series A, B and C preferred stockholders are entitled to annual noncumulative dividends, before and in preference to any dividends paid on common stock, when and as declared by the board of directors. No dividends have been declared through March 31, 1999.

    The Series A, B and C preferred stockholders are entitled to receive, upon liquidation or merger, a distribution of $0.65, $1.51 and $5.00 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per-share basis among the common stockholders and the Series A, B and C preferred stockholders.

    The Series A, B and C preferred stockholders have voting rights equal to the common shares they would own upon conversion.

    As of March 31, 1999, BabyCenter, Inc. has reserved 4,895,930 shares of common stock for issuance upon conversion of its Series A, B and C preferred stock.

COMMON STOCK

    Since inception (February 11, 1997), BabyCenter, Inc. issued 2,277,397 shares of common stock to founders and officers for cash and notes receivable. The common stock is subject to repurchase, at the Company's option, until vested. Shares generally vest over a period of three to four years. At
March 31, 1999, approximately 928,113 shares were subject to repurchase. The weighted-average fair value of unvested stock issued during the period since inception (February 11, 1997) is $3.11 per share.

WARRANTS

    In October 1998, BabyCenter, Inc. entered into an agreement with a vendor for the supply goods and certain fulfillment services to support electronic commerce transactions of BabyCenter, Inc. In connection with this agreement, BabyCenter, Inc. granted the vendor a warrant to purchase up to 120,000 shares of common stock of BabyCenter, Inc. at a price of $0.25 per share. The warrant becomes exercisable ratably over the term of the agreement. At March 31, 1999, warrants for 60,000 shares were not exercisable. The warrant expires in November 2003. The warrant has been accounted for as a variable award and as such during the six months ended March 31, 1999, the Company recorded a charge of $405,523 related to the value of the warrants which became exercisable during the period. This amount is included in marketing and sales expense in the accompanying Statement of Operations.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

4.  STOCKHOLDERS' EQUITY (CONTINUED)
    In October 1998, BabyCenter, Inc. issued warrants to purchase up to 22,000 shares of Series C convertible preferred stock at $5.00 per share in connection with an equipment lease financing arrangement. These warrants are immediately exercisable and expire in October 2003 or earlier upon completion of the merger. No amount was allocated to the value these warrants as such amounts were not significant.

NOTES RECEIVABLE FROM OFFICERS

    Notes receivable from officers, totaling $1,102,000 at March 31, 1999 represent interest bearing full recourse notes from certain officers issued to finance the purchase of 527,000 shares of common stock of BabyCenter, Inc. The notes bear interest at a rate of 4.77% per annum, with principal and interest due and payable on various dates in March 2003.

1997 STOCK PLAN

    In February 1997, the board of directors adopted the 1997 Stock Plan (the "Plan") for issuance of options of common stock to eligible participants. Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to eligible participants at exercise prices of no less than 85% of the fair value of the common stock on the grant date as determined by the board of directors. Options generally vest at the rate of 25% after one year from the date of grant, with the remaining balance vesting monthly over the next three years with a term of 10 years. BabyCenter, Inc. has reserved 2,261,500 shares of common stock for the grant of options under the Plan.

    Pro forma information regarding net loss is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if BabyCenter, Inc. had accounted for its employee stock options under the fair value method as specified by SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; an expected life of five years; and a risk-free interest rate of approximately 6% for the period ended September 30, 1997, for the year ended September 30, 1998 and for the six months ended March 31, 1998 and 1999.

    The effect of applying the FASB statement's minimum value method to BabyCenter, Inc.'s stock options granted did not result in pro forma net loss amounts that are materially different from the reported historical amounts. Therefore, such pro forma information is not separately presented herein. Future pro forma net income (loss) results may be materially different from actual amounts reported.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

4.  STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of activity under BabyCenter, Inc.'s stock option plan was as follows:

                                                       SHARES UNDER     WEIGHTED-
                                    SHARES AVAILABLE     OPTIONS         AVERAGE
                                       FOR GRANT       OUTSTANDING    EXERCISE PRICE
                                    ----------------   ------------   --------------
Shares authorized for issuance....        559,440              --            --
Options granted...................       (281,895)        281,895         $0.07
                                       ----------        --------
Balance at September 30, 1997.....        277,545         281,895         $0.07
Additional authorization..........        602,060              --            --
Options granted...................       (521,612)        521,612         $0.17
Options exercised.................             --              --            --
Options forfeited.................        126,187        (126,187)        $0.08
                                       ----------        --------
Balance at September 30, 1998.....        484,180         677,320         $0.14
Additional authorization..........      1,100,000              --            --
Options granted...................       (792,038)        792,038         $2.38
Options exercised.................             --        (537,958)        $2.05
Options forfeited.................         48,542         (48,542)        $0.40
                                       ----------        --------
Balance at March 31, 1999.........        840,684         882,858         $1.34
                                       ==========        ========

                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                ----------------------------------------   --------------------------
                                  WEIGHTED-                   OPTIONS
                   OPTIONS         AVERAGE     WEIGHTED-   EXERCISABLE AT   WEIGHTED-
                OUTSTANDING AT    REMAINING     AVERAGE      SEPTEMBER       AVERAGE
EXERCISE PRICE  SEPTEMBER 30,    CONTRACTUAL   EXERCISE         30,         EXERCISE
    RANGE            1998           LIFE         PRICE          1998          PRICE
--------------  --------------   -----------   ---------   --------------   ---------
                                 (IN YEARS)
 $0.07-$0.95        688,570          8.92        $0.31        215,208         $0.13
 $2.00-$4.00        194,288          9.93        $3.50          7,750         $3.20
                    -------                                   -------
 $0.07-$4.00        882,858          9.25        $1.34        222,958         $0.47
                    =======                                   =======

    The weighted-average fair value of options granted during the period ended September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1999 was $0.04, $0.04 and $0.56.

DEFERRED COMPENSATION

    BabyCenter, Inc. recorded deferred compensation of $9,469,000 for the six months ended March 31, 1999. The amount recorded represents the difference between the grant price and the deemed fair value of BabyCenter, Inc.'s common stock subject to options granted. The amortization of deferred compensation is being amortized to operations over the vesting period of the options, which is typically four years. Total amortization recognized was $573,000 for the six months ended March 31, 1999.

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

5.  INCOME TAXES

    As of March 31, 1999, BabyCenter, Inc. had federal net operating loss carryforwards of approximately $4,800,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2012 through 2019, if not utilized.

    Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 1997 and 1998, and March 31, 1999, BabyCenter, Inc. had deferred tax assets of approximately $200,000, $600,000 and $2,000,000. The net deferred tax assets relate primarily to net operating loss carryforwards and have been fully offset by a valuation allowance.

6.  YEAR 2000 ISSUE (UNAUDITED)

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries in order to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies will need to be upgraded to comply with Year 2000 requirements. Significant uncertainty exists concerning the potential effects associated with this issue. Although BabyCenter, Inc. believes that its products and services are Year 2000 compliant, there can be no assurance that Year 2000 errors or defects will not be discovered in BabyCenter, Inc.'s current and future products or services. Any failure by BabyCenter, Inc. to make its products Year 2000 compliant could result in a decrease in revenue and an increase in the allocation of resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by BabyCenter, Inc.'s customers due to such Year 2000 problems.

    BabyCenter is in the process of reviewing the year 2000 compliance of its internally developed proprietary software. This review has included testing to determine how its systems will function at and beyond the year 2000. BabyCenter expects to complete these tests during the summer of 1999. Since inception, BabyCenter has internally developed substantially all of the systems for the operation of its Web site. These systems include the software used to provide its Web site's search, customer interaction, and transaction-processing and distribution functions, as well as monitoring and back-up capabilities. Based upon its assessment to date, BabyCenter believes that its internally developed proprietary software is year 2000 compliant.

    BabyCenter is currently assessing the year 2000 readiness of its third-party supplied software, computer technology and other services, which include software for use in its accounting, database and security systems. The failure of such software or systems to be year 2000 compliant could have a material negative impact on BabyCenter's corporate accounting functions and the operation of its Web site. As part of the assessment of the year 2000 compliance of these systems, BabyCenter has sought assurances from these vendors that their software, computer technology

                                BABYCENTER, INC.

       (INFORMATION FOR THE SIX MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)

6.  YEAR 2000 ISSUE (UNAUDITED) (CONTINUED)
and other services are year 2000 compliant. BabyCenter has expensed amounts incurred in connection with year 2000 assessment since its formation through March 31, 1999. Such amounts have not been material. BabyCenter expects this assessment process to be completed during the summer of 1999. Based upon the results of this assessment, BabyCenter will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant. BabyCenter expects to complete any required remediation during the summer of 1999. At this time, the expenses associated with this assessment and potential remediation plan that may be incurred in the future cannot be determined; therefore, BabyCenter has not developed a budget for these expenses. The failure of BabyCenter's software and computer systems and of its third-party suppliers to be year 2000 compliant would have a material adverse effect on it.

    The year 2000 readiness of the general infrastructure necessary to support its operations is difficult to assess. For instance, BabyCenter depends on the integrity and stability of the Internet to provide its services. BabyCenter also depends on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support its operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. BabyCenter's ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, BabyCenter believes most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for BabyCenter's services and would have a material adverse effect on BabyCenter.

    At this time, BabyCenter has not yet developed a contingency plan to address situations that may result if BabyCenter or its vendors are unable to achieve year 2000 compliance because BabyCenter currently does not believe that such a plan is necessary. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of its material systems, BabyCenter's vendors' material systems or the Internet to be year 2000 compliant could have material adverse consequences for BabyCenter. Such consequences could include difficulties in operating BabyCenter's Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of BabyCenter's business.

7.  SUBSEQUENT EVENT

    On April 18, 1999, BabyCenter, Inc. and eToys Inc. signed a definitive agreement to merge BabyCenter, Inc. with eToys Inc. Consummation of the merger is expected by the end of the quarter ended June 30, 1999 and is subject to certain closing conditions, including governmental approvals and approval by the stockholders of BabyCenter, Inc. Under the terms of agreement, eToys Inc. would issue its shares to the stockholders of BabyCenter, Inc. The merger is to be treated as a purchase by eToys Inc. for accounting purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
Risk Factors.........................       2
Information Regarding Forward-Looking
  Statements.........................      18
Use of Proceeds......................      19
Price Range of Common Stock and
  Dividend Policy....................      19
Selected Financial Data..............      20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      21
Business.............................      33
Management...........................      49
Certain Transactions.................      61
Principal Stockholders...............      63
Description of the Notes.............      66
Description of Capital Stock.........      81
Certain Federal Income Tax
  Considerations.....................      84
Selling Securityholders..............      85
Plan of Distribution.................      85
Legal Matters........................      87
Experts..............................      87
Available Information................      87
Index to Financial Statements........     F-1

                                     [LOGO]

                               6.25% Convertible
                             Subordinated Notes due
                                December 1, 2004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by eToys in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   21,954
Printing and engraving expenses.............................
Legal fees and expenses.....................................      15,000
Accounting fees and expenses................................
Miscellaneous fees and expenses.............................
                                                              ----------
    Total...................................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our current Certificate of Incorporation and Article VI of our current Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements with our officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since our incorporation in November 1996, we have sold and issued the following securities:

    1. On June 27, 1997 we issued 11,680,002 shares of common stock to five founders for an aggregate consideration of $58,400.01. On June 27, 1997 we also issued 19,400,001 shares of common stock and a Note in the principal amount of $100,000 to one investor for an aggregate consideration of $197,000.01.

    2. On September 29, 1997, we issued one investor a warrant to purchase 150,000 shares of common stock in connection with the transfer of certain intellectual property.

    3. On August 15, 1997 and September 26, 1997, we issued Notes in the principal amount of $895,000 and warrants to purchase 2,165,271 shares of Series A preferred stock to 40 investors for an aggregate consideration of $895,000. The Notes converted into 4,404,054 shares of Series A preferred stock.

    4. On December 23, 1997, we issued 18,954,051 shares of Series A preferred stock to fifty accredited investors for an aggregate consideration of $3,917,170.54.

    5. On March 11, 1998, we issued 2,340,000 shares of common stock to one accredited investor in exchange for substantially all of the assets of a business owned by the investor (less $270,000 cash).

    6. On May 6, 1998, we issued Notes in the aggregate principal amount of $2,530,679.61 to four accredited investors. The Notes converted into 3,609,756 shares of Series B preferred stock.

    7. On June 4, 1998, we issued 31,424,510 shares of Series B preferred stock to twelve accredited investors for am aggregate consideration of $22,030,677.17.

    8. On June 17, 1998, we issued 4,235,436 shares of Series B preferred stock to sixteen accredited investors for an aggregate consideration of $2,969,322.97.

    9. On January 31, 1999 we issued a warrant to purchase 11,412 shares of common stock to a lessor in connection with an equipment financing.

    10. On March 24, 1999 we issued an aggregate of 1,999,998 shares of Series C preferred stock to two large institutional accredited investors for aggregate consideration of $19,999,980.

    11. On December 6, 1999, we issued Notes in the aggregate principal amount of $150,000,000 to four qualified institutional buyers.

    12. Since inception we have issued an aggregate of 18,522,900 options to purchase common stock of eToys to a number of our employees, directors and consultants.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 12 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

NUMBER                  DESCRIPTION
------                  -----------
    1.1*                Form of Underwriting Agreement dated April   , 1999.

    2.1*                Agreement and Plan of Reorganization by and among eToys,
                          BabyCenter, Inc. and, with respect to Article VII only,
                          Pat Kenealy as Shareholder Representative, dated as of
                          April 18, 1999.

    3.1*                Amended and Restated Certificate of Incorporation of eToys
                          (superseded by Exhibit 3.5).

    3.2*                Amended and Restated Certificate of Incorporation of eToys
                          (proposed) (superseded by Exhibit 3.6).

    3.3*                Amended and Restated Bylaws of eToys.

    3.4*                Amended and Restated Bylaws of eToys (proposed).

    3.5*                Amended and Restated Certificate of Incorporation of eToys.

    3.6*                Amended and Restated Certificate of Incorporation of eToys
                          (proposed).

    4.1*                Specimen Stock Certificate.

    4.2                 Indenture for the 6.25% Convertible Subordinated Notes due
                          2004, dated as of December 6, 1999, by and between eToys.
                          and U.S. Bank Trust National Association, as debt trustee
                          including the form of 6.25% Convertible Subordinated Note
                          due 2004 in Section 2.1 of the Indenture.

    4.3                 Registration Rights Agreement, dated as of December 1, 1999, by and among eToys and the Initial Purchasers.

NUMBER                  DESCRIPTION
------                  -----------
    5.1                 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                          regarding the legality of the securities being
                          registered.**

   10.1*                Stock Purchase Agreement dated June 27, 1997 between eToys and Edward C. Lenk.

   10.2*                Restricted Stock Purchase Agreement dated June 27, 1997
                          between eToys and Edward C. Lenk.

   10.3*                Stock Purchase Agreement dated June 27, 1997 between eToys and Frank C. Han.

   10.4*                Restricted Stock Purchase Agreement dated June 27, 1997
                          between eToys and Frank C. Han.

   10.5*                Note and Stock Purchase Agreement dated June 27, 1997
                          between eToys and idealab!.

   10.6*+               Interactive Marketing Agreement dated October 1, 1997
                          between eToys and America Online, Inc. (amended
                          January 1, 1998).

   10.7*                Series A Preferred Stock Purchase Agreement dated December
                          23, 1997 among eToys and certain investors.

   10.8*                Series B Preferred Stock Purchase Agreement dated June 4,
                          1998 among eToys and certain investors.

   10.9*                Amended and Restated Investors' Rights Agreement dated June
                          4, 1998, among eToys and certain investors (superseded by
                          Exhibit 10.24).

   10.10*               Amended and Restated Voting Agreement dated June 4, 1998,
                          among eToys and certain investors (superseded by
                          Exhibit 10.25).

   10.11*               Amended and Restated Right of First Refusal and Co-Sale
                          Agreement dated June 4, 1998, among eToys, Edward C.
                          Lenk, Frank C. Han and certain investors (superseded by
                          Exhibit 10.26).

   10.12*               Lease dated January 22, 1999 between eToys and Spieker
                          Properties, L.P.

   10.13*               Standard Industrial Lease Agreement dated June 26, 1998
                          between eToys and Newcrow (amended October 15, 1998).

   10.14*               Form of Indemnification Agreement between eToys and each of its officers and directors.

   10.15*               1997 Stock Plan (superseded by Exhibit 10.27).

   10.16*               1999 Stock Plan (superseded by Exhibit 10.30).

   10.17*               1999 Employee Stock Purchase Plan (superseded by Exhibit
                          10.31).

   10.18*               1999 Directors' Stock Option Plan.

   10.19*               Offer Letter dated December 5, 1998 between eToys and John
                          R. Hnanicek.

   10.20*               Offer Letter dated December 28, 1998 between eToys and Louis
                          V. Zambello III.

   10.21*               Offer Letter dated January 12, 1999 between eToys and
                          Steven J. Schoch.

   10.22*               Equipment Lease Line dated December 24, 1998 between eToys and Comdisco, Inc.

   10.23*               Series C Preferred Stock Purchase Agreement dated March 24,
                          1999 among eToys and certain investors.

   10.24*               Amended and Restated Investors' Rights Agreement dated
                          March 24, 1999 among eToys and certain investors.

   10.25*               Amended and Restated Voting Agreement dated March 24, 1999 among eToys and certain investors.

   10.26*               Amended and Restated Right of First Refusal and Co-Sale
                          Agreement dated March 24, 1999 among eToys and certain
                          investors.

NUMBER                  DESCRIPTION
------                  -----------
   10.27*               1997 Stock Plan (as amended) (superseded by Exhibit 10.29).

   10.28*               Fulfillment Services Agreement by and between eToys and
                          Fingerhut Business Services, Inc. dated as of April 21,
                          1999.

   10.29*               1997 Stock Plan (as amended).

   10.30*               1999 Stock Plan (as amended).

   10.31*               1999 Employee Stock Purchase Plan (as amended).

   10.32*               Offer Letter dated May 13, 1999 between eToys and
                          Janine Bousquette.

   10.33*               Deed of Lease, dated as of May 10, 1999, between eToys and
                          East Bowles, L.L.C.

   10.34**+             Interactive Marketing Agreement dated August 10, 1999
                          between eToys and America Online, Inc.

   23.1                 Consent of Accountants.

   23.2                 Consent of Accountants

   23.3                 Consent of Attorneys (see Exhibit 5.1).

   24.1*                Power of Attorney.

   25.1                 Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939, as amended, of U.S. Bank Trust National
                          Association, as Trustee under the Indenture included as
                          Exhibit 4.2.**

   99.1*                Consent of Matthew N. Glickman.

------------------------

 * Previously filed by the registrant with the Commission.

**  To be filed by subsequent amendment.

 + Confidential treatment requested as to certain portions of this Exhibit.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

ITEM 17

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
    Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on February 7, 2000.

                                                       ETOYS INC.

                                                       By:              /s/ EDWARD C. LENK
                                                            -----------------------------------------
                                                                          Edward C. Lenk
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                        UNCLE OF THE BOARD

    Each person whose signature appears below hereby constitutes and appoints Steven J. Schoch and Peter Juzwiak, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign in his name and on his behalf (i) any and all amendments (including post-effective amendments), supplements and additions to this Registration Statement and (ii) any and all Registration Statements relating to an offering contemplated pursuant to Rule 415 under the Securities Act of 1933, as amended, of the eToys Inc. 6.25% Convertible Subordinated Notes due December 1, 2004 and the eToys Inc. common stock into which such notes are convertible and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                 /s/ EDWARD C. LENK                    President, Chief
     -------------------------------------------         Executive Officer and     February 7, 2000
                   Edward C. Lenk                        Uncle of the Board

                /s/ STEVEN J. SCHOCH
     -------------------------------------------       Chief Financial Officer     February 7, 2000
                  Steven J. Schoch

               /s/ MATTHEW N. GLICKMAN
     -------------------------------------------       Director                    February 7, 2000
                 Matthew N. Glickman

                 /s/ PETER C.M. HART
     -------------------------------------------       Director                    February 7, 2000
                   Peter C.M. Hart

                    /s/ TONY HUNG
     -------------------------------------------       Director                    February 7, 2000
                      Tony Hung

                 /s/ MICHAEL MORITZ
     -------------------------------------------       Director                    February 7, 2000
                   Michael Moritz

                   /s/ DANIEL NOVA
     -------------------------------------------       Director                    February 7, 2000
                     Daniel Nova